UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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CISCO SYSTEMS, INC.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CISCO SYSTEMS, INC.

October 11, 2011

DEAR CISCO SHAREHOLDER:

You are cordially invited to attend the Annual Meeting of Shareholders of Cisco Systems, Inc., which will be held at the Santa Clara Convention Center located at 5001 Great America Parkway, Santa Clara, California on Wednesday, December 7, 2011 at 10:00 a.m. Pacific Time. You will find a map with directions to the annual meeting on the final page of the Proxy Statement.

Details of the business to be conducted at the annual meeting are given in the Notice of Annual Meeting of Shareholders and the Proxy Statement.

This year, we are continuing to use the Internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send these shareholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the annual meeting.

We look forward to seeing you at the annual meeting.

John T. Chambers

Chairman and Chief Executive Officer

San Jose, California

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the annual meeting, you may submit your proxy and voting instructions via the Internet or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 3 of the Proxy Statement for a description of these voting methods. If your shares are held by a bank or brokerage firm (your record holder) and you have not given your record holder instructions to do so, your broker will NOT be able to vote your shares with respect to any matter other than ratification of the appointment of the auditors. We strongly encourage you to vote.

CISCO SYSTEMS, INC.

170 West Tasman Drive

San Jose, California 95134-1706

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held December 7, 2011

The Annual Meeting of Shareholders of Cisco Systems, Inc. will be held at the Santa Clara Convention Center located at 5001 Great America Parkway, Santa Clara, California on Wednesday, December 7, 2011 at 10:00 a.m. Pacific Time for the following purposes:

1. To elect twelve members of Cisco’s Board of Directors;

2. To approve the amendment and restatement of the Cisco Systems, Inc. 2005 Stock Incentive Plan;

3. To vote on a non-binding advisory resolution regarding executive compensation;

4. To vote on a non-binding advisory proposal on the frequency of holding future votes regarding executive compensation;

5. To ratify the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 28, 2012;

6. To vote upon three proposals submitted by shareholders, if properly presented at the annual meeting; and

7. To act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement. The record date for determining those shareholders who will be entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof is October 10, 2011. The stock transfer books will not be closed between the record date and the date of the annual meeting. A list of shareholders entitled to vote at the annual meeting will be available for inspection at Cisco’s principal executive offices at the address listed above.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 3 of the Proxy Statement. You may revoke a previously delivered proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Mark Chandler

Secretary

San Jose, California

October 11, 2011

CISCO SYSTEMS, INC.

PROXY STATEMENT FOR 2011 ANNUAL MEETING OF SHAREHOLDERS

Directions to the Santa Clara Convention Center	See final page

CISCO SYSTEMS, INC.

170 West Tasman Drive

San Jose, California 95134-1706

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of Cisco Systems, Inc., a California corporation, for the Annual Meeting of Shareholders to be held at 10:00 a.m. Pacific Time on Wednesday, December 7, 2011, at the Santa Clara Convention Center, which is located at 5001 Great America Parkway, Santa Clara, California, and at any adjournments or postponements of the annual meeting. These proxy materials were first sent on or about October 18, 2011 to shareholders entitled to vote at the annual meeting.

PURPOSE OF MEETING

The annual meeting will be held for the following purposes:

•	To elect twelve members of Cisco’s Board of Directors (Proposal No. 1);

•	To approve the amendment and restatement of the Cisco Systems, Inc. 2005 Stock Incentive Plan (“2005 Stock Incentive Plan”) (Proposal No. 2);

•	To vote on a non-binding advisory resolution regarding executive compensation (Proposal No. 3);

•	To vote on a non-binding advisory proposal on the frequency of holding future votes regarding executive compensation (Proposal No. 4);

•	To ratify the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 28, 2012 (Proposal No. 5);

•	To vote upon three proposals submitted by shareholders, if properly presented at the annual meeting (Proposals No. 6, 7 and 8); and

•	To act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

VOTING

Voting Rights

Only shareholders of record of Cisco common stock on October 10, 2011, the record date, will be entitled to vote at the annual meeting. Each holder of record will be entitled to one vote on each matter for each share of common stock held on the record date. On the record date, there were 5,364,999,696 shares of common stock outstanding.

A majority of the outstanding shares of common stock must be present or represented by proxy at the annual meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner submits a proxy for the annual meeting but does not vote on a particular proposal, except for Proposal No. 5, because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

In the election of directors, a nominee will be elected if the votes cast “for” the nominee constitute a majority of the shares of common stock present or represented by proxy and voting at the meeting and also constitute at least a majority of the required quorum. Shareholders may not cumulate votes in the election of directors. Proposals Nos. 2, 3, 5, 7 and 8 require the approval of the affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum. For the advisory vote in Proposal No. 4, the frequency—“1 Year,” “2 Years” or “3 Years”—receiving the highest number of affirmative votes will be determined to be the preferred frequency of holding future votes regarding executive compensation. Proposal No. 6 requires the affirmative vote of a majority of the outstanding shares of common stock.

Abstentions and broker non-votes have no effect on the determination of whether a nominee or any of the proposals has received the vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting. With respect to Proposals Nos. 1, 2, 3, 5, 7 and 8, abstentions and broker non-votes could prevent the approval of a proposal where the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the required quorum. With respect to Proposal No. 4, abstentions and broker non-votes have no effect on the determination of which voting frequency (“1 Year,” “2 Years” or “3 Years”) receives the highest number of affirmative votes cast. Abstentions and broker non-votes will have the same effect on the outcome of Proposal No. 6 as a vote cast “against” that proposal.

The inspector of elections appointed for the annual meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Admission to Meeting

You are entitled to attend the annual meeting if you were a shareholder of record or a beneficial owner of our common stock as of October 10, 2011, the record date, or you hold a valid legal proxy for the annual meeting. If you are a shareholder of record, you may be asked to present valid picture identification, such as a driver’s license or passport, for admission to the annual meeting.

If your shares are registered in the name of a bank or brokerage firm (your record holder), you may be asked to provide proof of beneficial ownership as of the record date, such as a brokerage account statement, a copy of the Notice of Internet Availability or voting instruction form provided by your bank, broker or other holder of record, or other similar evidence of ownership, as well as picture identification, for admission. If you wish to be able to vote in person at the annual meeting, you must obtain a legal proxy from your brokerage firm, bank or other holder of record and present it to the inspector of elections with your ballot at the annual meeting.

Registration will begin at 8:30 a.m. Pacific Time on the date of the annual meeting. If you do not provide picture identification and comply with the other procedures outlined above, you may not be admitted to the annual meeting. We recommend that you arrive early to ensure that you are seated by the commencement of the annual meeting.

Recommendations of the Board of Directors

Cisco’s Board of Directors recommends that you vote:

•	FOR each of the nominees of the Board of Directors (Proposal No. 1);

•	FOR the amendment and restatement of the 2005 Stock Incentive Plan (Proposal No. 2);

•	FOR the non-binding advisory resolution regarding executive compensation (Proposal No. 3);

•	1 YEAR on the non-binding advisory proposal on the frequency of holding future votes regarding executive compensation (Proposal No. 4);

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 28, 2012 (Proposal No. 5); and

•	AGAINST each of the three proposals submitted by shareholders (Proposal Nos. 6, 7 and 8).

Voting via the Internet, by Telephone or by Mail

For shareholders whose shares are registered in their own names, as an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, for those shareholders who receive a paper proxy card in the mail, by mailing a completed proxy card. For those shareholders who receive a Notice of Internet Availability of Proxy Materials (described under “Internet Availability of Proxy Materials” below), the Notice of Internet Availability of Proxy Materials provides information on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those shareholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card. Those shareholders who receive a paper proxy card and voting instructions by mail, and who elect to vote by mail, should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the annual meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the nominees of the Board of Directors (Proposal No. 1), FOR the amendment and restatement of the 2005 Stock Incentive Plan (Proposal No. 2), FOR the non-binding advisory resolution regarding executive compensation (Proposal No. 3), 1 YEAR on the non-binding advisory proposal on the frequency of holding future votes regarding executive compensation (Proposal No. 4), FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 28, 2012 (Proposal No. 5), AGAINST each of the three proposals submitted by shareholders (Proposal Nos. 6, 7 and 8), and in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

If your shares are registered in the name of a bank or brokerage firm (your record holder), you will receive instructions from your record holder that must be followed in order for your record holder to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided. Shareholders who have elected to receive the 2011 Proxy Statement and Annual Report to Shareholders electronically will be receiving an email on or about October 20, 2011 with information on how to access shareholder information and instructions for voting.

Revocation of Proxies

You may revoke or change a previously delivered proxy at any time before the annual meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to Cisco’s Secretary at Cisco’s principal executive offices before the beginning of the annual meeting. You may also revoke your proxy by attending the annual meeting and voting in person, although attendance at the annual meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the annual meeting if you obtain a legal proxy as described under “Admission to Meeting” above.

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send these shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly and helps conserve natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

The names of persons who are nominees for director and their current positions and offices with Cisco are set forth in the table below. The proxy holders intend to vote all proxies received by them for the nominees listed below unless otherwise instructed. The authorized number of directors is twelve.

Each of the current directors has been nominated for election by the Board of Directors upon recommendation by the Nomination and Governance Committee and has decided to stand for re-election.

Nominees	Positions and Offices Held with Cisco
Carol A. Bartz	Lead Independent Director
M. Michele Burns	Director
Michael D. Capellas	Director
Larry R. Carter	Director
John T. Chambers	Chairman and Chief Executive Officer
Brian L. Halla	Director
Dr. John L. Hennessy	Director
Richard M. Kovacevich	Director
Roderick C. McGeary	Director
Arun Sarin	Director
Steven M. West	Director
Jerry Yang	Director

Vote Required

Cisco’s bylaws and Corporate Governance Policies provide for a majority voting standard in uncontested elections of directors. As such, in an election where the Board of Directors has determined that the number of nominees for director does not exceed the number of directors to be elected, a nominee for director will be elected to the Board of Directors to serve until the next annual meeting of shareholders, and until his or her successor has been duly elected and qualified, if the number of shares voted for the nominee exceeds the number of shares voted against the nominee and also represents the affirmative vote of a majority of the required quorum. The required quorum for a meeting of Cisco shareholders is a majority of the outstanding shares of common stock. The majority voting standard would not apply, however, if the Board of Directors determines that the number of nominees for director exceeds the number of directors to be elected. In that case, the nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting would be elected.

The majority voting standard will apply to the election taking place at the meeting. Consequently, in order to be elected, a nominee must receive more votes “for” than “against” and the number of votes “for” must be at least a majority of the required quorum. Proxies may not be voted for more than twelve directors, and shareholders may not cumulate votes in the election of directors. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee, if any, who may be designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director. If you hold shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote so that your vote can be counted on this proposal.

Should any of the nominees fail to receive the vote required to be elected in accordance with Cisco’s bylaws, the term of his or her service as a director will end on the date that is the earlier of 90 days after the date on which the voting results are determined pursuant to California law or the date on which the Board of Directors selects a person to fill the office held by that director, unless he or she has earlier resigned.

Business Experience and Qualifications of Nominees

Ms. Bartz, 63, has been a member of the Board of Directors since November 1996. Since November 2005, she has served as Lead Independent Director. Ms. Bartz served as Chief Executive Officer and as a member of the board of directors of Yahoo! Inc. from January 2009 to September 2011 and as President of Yahoo! from April 2009 to September 2011. From May 2006 to February 2009, she was Executive Chairman of the Board of Autodesk, Inc. From April 1992 to April 2006, she served as Chairman of the Board and Chief Executive Officer of Autodesk. Prior to that, Ms. Bartz was employed by Sun Microsystems, Inc. from 1983 to April 1992. Ms. Bartz previously served as a director of Intel Corporation and NetApp, Inc., each ending in 2009, and as a director of Yahoo! ending in 2011.

Ms. Bartz brings to the Board of Directors leadership experience, including service as the chief executive of two public technology companies. These roles have required technology industry expertise combined with operational and global management expertise. Ms. Bartz also has experience as a public company outside director.

Ms. Burns, 53, has been a member of the Board of Directors since November 2003. She is currently responsible for the planning and design of a new Retirement Policy Center which Marsh & McLennan Companies, Inc. intends to sponsor. Once established, Ms. Burns will serve as full time Executive Director of the Center. The mission of the Center will be to become a catalyst for new ideas and perspectives on retirement and to educate the public and key constituents on retirement public policy issues. From September 2006 to October 2011, Ms. Burns served as Chairman and Chief Executive Officer of Mercer LLC, a global leader for human resources and related financial advice and services. She assumed that role after joining Marsh & McLennan Companies, Inc. in March 2006 as Executive Vice President and Chief Financial Officer. From May 2004 to January 2006, Ms. Burns served as Executive Vice President, Chief Financial Officer and Chief Restructuring Officer of Mirant Corporation, where she successfully helped restructure and emerge Mirant from bankruptcy. In 1999, Ms. Burns joined Delta Air Lines, Inc. assuming the role of Executive Vice President and Chief Financial Officer in 2000 and holding that position through April 2004. Delta filed for protection under Chapter 11 of the U.S. Bankruptcy Code in September 2005. She began her career in 1981 at Arthur Andersen LLP and became a partner in 1991. Ms. Burns also serves on the board of directors of Wal-Mart Stores, Inc.

Ms. Burns provides to the Board of Directors expertise in corporate finance, accounting and strategy, including experience gained as the chief financial officer of three public companies and as the chief executive officer of Mercer. Ms. Burns also brings a background in organizational leadership and management, and experience serving as a public company outside director.

Mr. Capellas, 57, has been a member of the Board of Directors since January 2006. He has served as the Chairman of the Board of VCE Company, LLC (formerly known as Acadia Enterprises, LLC) (“VCE”) since January 2011 and as a member of the board of directors of VCE since May 2010. Mr. Capellas served as Chief Executive Officer of VCE from May 2010 to September 2011. He served as the Chairman of the Board of the Virtual Computing Environment Coalition from May 2010 until January 2011, at which time the activities of the Virtual Computing Environment Coalition were transferred into VCE. VCE is a joint venture between EMC Corporation and Cisco with investments from VMware, Inc. and Intel Corporation. Mr. Capellas has also served as a Senior Advisor at Kohlberg Kravis Roberts & Co. since March 2010. Mr. Capellas was the Chairman and Chief Executive Officer of First Data Corporation from September 2007 to March 2010. From October 2006 to July 2007, Mr. Capellas served as a Senior Advisor at Silver Lake Partners. From November 2002 to January 2006, he served as Chief Executive Officer of MCI, Inc. (“MCI”), which had filed for bankruptcy in July 2002 and which was known as WorldCom, Inc. prior to its emergence from bankruptcy in April 2004. From March 2004 to January 2006, he also served as that company’s President. From November 2002 to March 2004, he was also Chairman of the Board of WorldCom, and he continued to serve as a member of the board of directors of MCI until January 2006. Mr. Capellas left MCI as planned in early January 2006 upon its acquisition by Verizon Communications Inc. Previously, Mr. Capellas was President of Hewlett-Packard Company from May 2002 to November 2002. Before the merger of Hewlett-Packard and Compaq Computer Corporation in May 2002, Mr. Capellas was President and Chief Executive Officer of Compaq, a position he had held since July 1999, and Chairman of the Board of Compaq, a position he had held since September 2000. Mr. Capellas held earlier positions as Chief Information Officer and Chief Operating Officer of Compaq.

Mr. Capellas brings to the Board of Directors experience in executive roles and a background of leading global organizations in the technology industry. Through this experience, he has developed expertise in several valued areas including strategic product development, business development, and finance.

Mr. Carter, 68, has been a member of the Board of Directors since July 2000. He served as an executive officer of Cisco from January 1995 to November 2008. He joined Cisco in January 1995 as Vice President of Finance and Administration, Chief Financial Officer and Secretary. In July 1997, he was promoted to Senior

Vice President of Finance and Administration, Chief Financial Officer and Secretary. In May 2003, upon his retirement as Chief Financial Officer and Secretary, he was appointed Senior Vice President, Office of the Chairman and CEO. He retired from that position and from his employment with Cisco in November 2008. Before joining Cisco, he was employed by Advanced Micro Devices, Inc. as Vice President and Corporate Controller. Mr. Carter previously served as a director of QLogic Corporation, ending in 2008.

Mr. Carter’s background in finance, accounting and strategic planning is complemented by his knowledge of Cisco, its financial position and its industry, which he developed in part through his service as Cisco’s Chief Financial Officer and as an executive officer of Cisco. Mr. Carter’s contributions are augmented by his experience serving as an outside director of multiple public companies.

Mr. Chambers, 62, has served as a member of the Board of Directors since November 1993 and as Chairman of the Board since November 2006. He joined Cisco as Senior Vice President in January 1991, was promoted to Executive Vice President in June 1994 and to Chief Executive Officer as of January 31, 1995. He also served as President from January 31, 1995 until November 2006. Before joining Cisco, he was employed by Wang Laboratories, Inc. for eight years, where, in his last role, he was the Senior Vice President of U.S. Operations.

Mr. Chambers has led Cisco for more than 15 years. Since his appointment as Chief Executive Officer, Cisco’s annual revenue has grown from $2.0 billion in fiscal 1995 to $43.2 billion in fiscal 2011. As Chairman and Chief Executive Officer, Mr. Chambers brings to the Board of Directors his thorough knowledge of Cisco’s business, strategy, people, operations, competition and financial position. Mr. Chambers provides recognized executive leadership and vision. In addition, he brings with him a global network of customer, industry and government relationships.

Mr. Halla, 65, has been a member of the Board of Directors since January 2007. He served as Chairman of the Board and Chief Executive Officer of National Semiconductor Corporation from May 1996 to November 2009, and continued to serve as Chairman of the Board of that company until May 2010. Additionally, he served as President of National Semiconductor Corporation from May 1996 to May 2005. Prior to May 1996, Mr. Halla served in several executive capacities at LSI Logic Corporation, where, in his last role, he was the Executive Vice President of LSI Logic Products. Prior to that, he held a variety of management positions at Intel Corporation.

Mr. Halla has leadership experience as the chief executive officer of a global technology company. His management and operational expertise is accompanied by a semiconductor industry background and technology acumen.

Dr. Hennessy, 59, has been a member of the Board of Directors since January 2002. He has been President of Stanford University since September 2000. He served as Provost of Stanford from June 1999 to August 2000, Dean of the Stanford University School of Engineering from June 1996 to June 1999, and Chair of the Stanford University Department of Computer Science from September 1994 to March 1996. Dr. Hennessy also currently serves on the board of directors of Google Inc. He previously served as a director of Atheros Communications, Inc., ending in 2010.

Dr. Hennessy brings to the Board of Directors an engineering background as well as skill in the development of information technology businesses. In addition, he has leadership and management experience, both in an academic context at Stanford University and in a corporate context as a board member of public and private technology companies.

Mr. Kovacevich, 67, has been a member of the Board of Directors since January 2005. He served as Chairman of the Board of Wells Fargo & Company from April 2001 to November 2009. He also served as Chief Executive Officer of that company from November 1998 to June 2007, and as its President from November 1998 to July 2005. From January 1993 to November 1998, he served as Chief Executive Officer of Norwest Corporation, which merged with Wells Fargo & Company in November 1998. He also served as President of Norwest Corporation from January 1993 through January 1997 and as Chairman of the Board of Norwest Corporation from May 1995 to November 1998. He became a member of the board of directors of Norwest Corporation in 1986. He previously served as a director of Target Corporation, ending in 2010.

With his many years of experience leading banking and financial services companies, Mr. Kovacevich contributes financial management and strategy expertise. In addition, Mr. Kovacevich brings to the Board of Directors consumer market insights, including from his experience as an outside public company board member, and the Board of Directors benefits from his corporate governance knowledge.

Mr. McGeary, 61, has been a member of the Board of Directors since July 2003. Mr. McGeary is the Chairman of Tegile Systems, Inc., a stand-alone open source software data management solutions company formed in June 2010. Mr. McGeary served as Chairman of the Board of BearingPoint, Inc. from November 2004 to December 2009. From November 2004 to March 2005, he also served as interim Chief Executive Officer of BearingPoint. BearingPoint filed for protection under Chapter 11 of the U.S. Bankruptcy Code in February 2009 and its plan under Chapter 11 was declared effective as of December 30, 2009. Mr. McGeary served as Chief Executive Officer of Brience, Inc. from July 2000 to July 2002. From April 2000 to June 2000, he served as a Managing Director of KPMG Consulting LLC, a wholly owned subsidiary of BearingPoint, Inc. (formerly KPMG Consulting, Inc.). From August 1999 to April 2000, he served as Co-President and Co-Chief Executive Officer of BearingPoint, Inc. From January 1997 to August 1999, he was employed by KPMG LLP as its Co-Vice Chairman of Consulting. Prior to 1997 he served in several capacities with KPMG LLP, including audit partner for technology clients. Mr. McGeary is a Certified Public Accountant and holds a B.S. degree in Accounting from Lehigh University. He previously served as a director of Dionex Corporation and National Semiconductor Corporation, each ending in 2011, and BroadVision, Inc., ending in 2006.

Mr. McGeary brings to the Board of Directors a combination of executive experience in management and technology consulting. He also has expertise in leading talented teams, and skills in finance, accounting and auditing with technology industry experience.

Mr. Sarin, 56, has been a member of the Board of Directors since September 2009 and previously served on the Board of Directors from September 1998 to July 2003. Mr. Sarin has served as a Senior Advisor at Kohlberg Kravis Roberts & Co. since October 2009. In April 2003, he became CEO designate of Vodafone Group Plc and served as its Chief Executive Officer from July 2003 to July 2008. He also served as a member of the board of directors of that company from 1999 to 2008. From July 2001 to January 2003 he was Chief Executive Officer of Accel-KKR Telecom. He was the Chief Executive Officer of InfoSpace, Inc., and a member of its board of directors from April 2000 to January 2001. He was the Chief Executive Officer of the USA/Asia Pacific Region for Vodafone AirTouch Plc from July 1999 to April 2000. From February 1997 to July 1999 he was the President of AirTouch Communications, Inc. Prior to that, he served as President and Chief Executive Officer of AirTouch International from April 1994 to February 1997. Mr. Sarin joined AirTouch Communications, Inc. in 1994 as Senior Vice President Corporate Strategy and Development upon its demerger from Pacific Telesis Group which he joined in 1984. Mr. Sarin also currently serves on the boards of directors of Safeway Inc. and The Charles Schwab Corporation. He previously served as a member of the Court of Directors of the Bank of England, ending in 2009. In 2010, Mr, Sarin was named a Knight of the British Empire for services to the communications industry.

In addition to his telecommunications industry and technology background, Mr. Sarin has leadership experience, including service as an outside board member of companies in the information technology, banking, financial services, and retail industries. He provides an international perspective as well as expertise in finance, marketing and operations.

Mr. West, 56, has been a member of the Board of Directors since April 1996. He is a founder and partner of Emerging Company Partners LLC, which was formed in January 2004 and provides executive management advisory and consulting services for early to mid-stage technology companies. He served as Chief Operating Officer of nCUBE Corporation, a provider of on-demand media systems, from December 2001 to July 2003. Prior to joining nCUBE, he was the President and Chief Executive Officer of Entera, Inc. from September 1999 until it was acquired by Blue Coat Systems, Inc. (formerly CacheFlow Inc.) in January 2001. From June 1996 to September 1999, he was President and Chief Executive Officer of Hitachi Data Systems, a joint venture computer hardware services company owned by Hitachi, Ltd. and Electronic Data Systems Corporation. Prior to that, Mr. West was at Electronic Data Systems Corporation from November 1984 to June 1996. Mr. West also currently serves on the board of directors of Autodesk, Inc.

Mr. West’s experience in the information technology industry includes a variety of leadership and strategic positions, which have provided him with accumulated expertise in operational management, strategy, finance, and experience as an outside board member and audit committee member. In addition, Mr. West has knowledge of Cisco acquired through nearly 15 years of service on the Board of Directors.

Mr. Yang, 42, has been a member of the Board of Directors since July 2000. He is a co-founder and Chief Yahoo! of Yahoo! Inc. and has served as a member of the board of directors and an officer of Yahoo! since March 1995. He served as Chief Executive Officer of Yahoo! from June 2007 to January 2009.

As a founder of a global technology company, Mr. Yang contributes an information technology and technology development background. In addition, Mr. Yang brings to the Board of Directors strategy and leadership skills from his experience as a public company executive.

Independent Directors

Upon recommendation of the Nomination and Governance Committee, the Board of Directors has affirmatively determined that each member of the Board of Directors other than Mr. Chambers, Mr. Capellas and Mr. Carter is independent under the criteria established by NASDAQ for director independence. The NASDAQ criteria include various objective standards and a subjective test. A member of the Board of Directors is not considered independent under the objective standards if, for example, he or she is, or at any time during the past three years was, employed by Cisco, or he or she is an executive officer of an entity where at any time during the past three years an executive officer of Cisco serves on the compensation committee of its board of directors. Mr. Chambers is not deemed independent because he is a Cisco employee. Mr. Capellas is not deemed independent because he is an executive officer of VCE, and an executive officer of Cisco, Gary B. Moore, served as a member of VCE’s compensation committee. Mr. Carter is currently not deemed independent because he was a Cisco employee until his retirement in November 2008. Mr. Carter will be eligible for determination as an independent director prior to the annual meeting because he will no longer have been employed by Cisco during the past three years in November 2011.

All members of each of Cisco’s Audit, Compensation and Management Development, and Nomination and Governance committees are independent directors. In addition, upon recommendation of the Nomination and Governance Committee, the Board of Directors has determined that the members of the Audit Committee meet the additional independence criteria required for audit committee membership under applicable NASDAQ listing standards.

The subjective test under NASDAQ criteria for director independence requires that each independent director not have a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The subjective evaluation of director independence by the Board of Directors was made in the context of the objective standards referenced above. In making its independence determinations, the Board of Directors generally considers commercial, financial services, charitable, and other transactions and other relationships between Cisco and each director and his or her family members and affiliated entities. For example, the Nomination and Governance Committee reviewed, for each non-employee director other than Mr. Capellas and Mr. Carter, the amount of all transactions between Cisco and other organizations where such directors serve as executive officers or directors, none of which exceeded 1% of the recipient’s annual revenues during the relevant periods except as described below. For each of the directors other than Mr. Chambers, Mr. Capellas and Mr. Carter, the Board of Directors determined based on the recommendation of the Nomination and Governance Committee that none of the transactions or other relationships exceeded NASDAQ objective standards and none would otherwise interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board of Directors considered two relationships that did not exceed NASDAQ objective standards but were identified by the Nomination and Governance Committee for further consideration by the Board of Directors under the subjective standard. The Board of Directors determined that neither of these relationships would interfere with the exercise of independent judgment by the director in carrying out his responsibilities as a director. The following is a description of these relationships:

•

Dr. Hennessy is the President of Stanford University. Cisco has various business and charitable dealings with Stanford University, including research grants, charitable donations by Cisco senior executives and board members, matching donations by the Cisco Foundation, licensing agreements, and ordinary course commercial relationships. The amounts of payments made between Cisco and Stanford University in each of the past three fiscal years represented less than 0.1% of the recipient entity’s annual revenues. In addition, a Cisco board member serves on the Stanford Board of Trustees.

•

Mr. Sarin is a member of the board of directors of Aricent Inc., a communications-focused technology and services company. Cisco has procured technology licenses and services from Aricent and made related payments representing approximately 5% of Aricent’s annual revenues.

Corporate Governance

Cisco is committed to excellence in corporate governance and maintains clear policies and practices that promote good corporate governance. Many of these policies and practices are designed to ensure compliance with the listing requirements of NASDAQ and applicable corporate governance requirements, including:

•	The Board of Directors has adopted clear corporate governance policies;

•	The Board of Directors has adopted majority voting for uncontested elections of directors;

•	A majority of the board members are independent of Cisco and its management;

•	The independent members of the Board of Directors meet regularly without the presence of management;

•	All members of the key committees of the Board of Directors—the Audit Committee, the Compensation and Management Development Committee, and the Nomination and Governance Committee—are independent;

•	The charters of the committees of the Board of Directors clearly establish the committees’ respective roles and responsibilities;

•	Cisco has a clear code of business conduct that is monitored by Cisco’s ethics office and is annually affirmed by its employees;

•

Cisco’s ethics office has a hotline available to all employees, and Cisco’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls, or auditing matters;

•

Cisco has adopted a code of ethics that applies to its principal executive officer and all members of its finance department, including the principal financial officer and principal accounting officer;

•	Cisco’s internal audit control function maintains critical oversight over the key areas of its business and financial processes and controls, and reports directly to Cisco’s Audit Committee;

•	Cisco has adopted a compensation recoupment policy that applies to its executive officers; and

•	Cisco has stock ownership guidelines for its non-employee directors and executive officers.

Key information regarding Cisco’s corporate governance initiatives can be found on its website, including Cisco’s Corporate Governance Policies, Cisco’s Code of Business Conduct, and the charter for each committee of the Board of Directors. The corporate governance page can be found by clicking on “Corporate Governance” in the Investor Relations section of the website at investor.cisco.com.

Board Leadership Structure

Cisco’s Board of Directors believes strongly in the value of an independent board of directors. Currently, 75% of the members of Cisco’s Board of Directors are independent. This includes all members of the key board committees—the Audit Committee, the Compensation and Management Development Committee, and the Nomination and Governance Committee. Cisco has established a Lead Independent Director role with broad authority and responsibility, as described further below. The independent members of the Board of Directors also meet regularly without management, which meetings are chaired by the Lead Independent Director. Ms. Bartz currently serves as Lead Independent Director, and Mr. Chambers currently serves as Cisco’s Chairman and Chief Executive Officer (“CEO”).

The Board of Directors believes that it should maintain flexibility to select Cisco’s Chairman and board leadership structure from time to time. Our policies do not preclude the CEO from also serving as Chairman of the Board. The Board of Directors believes that it is currently in the best interest of Cisco and its shareholders for Mr. Chambers to serve in both roles. The Board of Directors believes the role of Chairman and CEO, together with the role of the Lead Independent Director, provides an appropriate balance in Cisco’s leadership. The role given to the Lead Independent Director helps ensure a strong independent and active Board. In light of Mr. Chambers’ knowledge of Cisco and its industry, and his experience successfully navigating Cisco through both strong and challenging periods, his ability to speak as Chairman and CEO provides strong unified leadership for Cisco.

Each term of service in the Lead Independent Director position is one year, and the Lead Independent Director has the following roles and responsibilities:

•	scheduling meetings of the independent directors;

•	chairing the separate meetings of the independent directors;

•	serving as principal liaison between the independent directors and the Chairman and CEO on sensitive issues;

•	communicating from time to time with the Chairman and CEO and disseminating information to the rest of the Board of Directors as appropriate;

•	providing leadership to the Board of Directors if circumstances arise in which the role of the Chairman may be, or may be perceived to be, in conflict;

•	reviewing the quality, quantity and timeliness of information provided to the Board;

•	being available, as appropriate, for communication with shareholders; and

•	presiding over the annual self-evaluation of the Board of Directors.

The Role of the Board of Directors in Risk Oversight

We believe that risk is inherent in innovation and the pursuit of long-term growth opportunities. Cisco’s management is responsible for day-to-day risk management activities. The Board of Directors, acting directly and through its committees, is responsible for the oversight of Cisco’s risk management. With the oversight of the Board of Directors, Cisco has implemented practices and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase shareholder value.

Cisco’s management has implemented an enterprise risk management, or ERM, program designed to work across the business to identify, assess, govern and manage risks and Cisco’s response to those risks. The structure of the ERM program includes quarterly global risk reviews by members of senior management, as well as an operating committee that focuses on risk management-related topics.

The Audit Committee, which oversees our financial and risk management policies, receives regular reports on ERM, including from the chair of the operating committee mentioned above. As part of the overall risk oversight framework, other committees of the Board of Directors also oversee certain categories of risk associated with their respective areas of responsibility. For example, the Finance Committee oversees matters related to risk management policies and programs addressing currency, interest rate, equity, and insurance risk, as well as Cisco’s customer and channel partner financing activities, investment policy and certain risk management activities of Cisco’s treasury function. The Compensation and Management Development Committee’s (the “Compensation Committee”) oversees compensation-related risk management, as discussed further under “Compensation and Management Development Committee” on page 11 and in the “Compensation Governance” portion of the Compensation Discussion and Analysis on page 41.

Each committee reports regularly to the full Board of Directors on its activities. In addition, the Board of Directors participates in regular discussions among the Board and with Cisco’s senior management of many core subjects, including strategy, operations, finance, and legal and public policy matters, in which risk oversight is an inherent element. The Board of Directors believes that the leadership structure described above under “Board Leadership Structure” facilitates the Board’s oversight of risk management because it allows the Board, with leadership from the Lead Independent Director and working through its committees, including the independent Audit Committee, to participate actively in the oversight of management’s actions.

Board Committees and Meetings

During Cisco’s fiscal year ended July 30, 2011, the Board of Directors held 8 meetings. During this period, all of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each such director served, during the period for which each such director served. Cisco’s directors are strongly encouraged to attend the annual meeting of shareholders. Eleven of Cisco’s directors who were then serving on the Board of Directors attended last year’s annual meeting.

Cisco has five standing committees: the Audit Committee, the Compensation Committee, the Nomination and Governance Committee, the Acquisition Committee, and the Finance Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found by clicking on “Corporate Governance,” and then clicking on “Committees,” in the Investor Relations section of our website at investor.cisco.com. The members of the committees, as of the date of this Proxy Statement, are identified in the following table.

Director	Audit Committee	Compensation and Management Development Committee	Nomination and Governance Committee	Acquisition Committee	Finance Committee
Carol A. Bartz
M. Michele Burns	X			X	X
Michael D. Capellas				Chair	Chair
Larry R. Carter					X
John T. Chambers				X
Brian L. Halla		X
Dr. John L. Hennessy			X	X
Richard M. Kovacevich			Chair		X
Roderick C. McGeary	X	Chair
Arun Sarin	X
Steven M. West	Chair				X
Jerry Yang			X	X

Audit Committee

The Audit Committee is responsible for reviewing the financial information which will be provided to shareholders and others, reviewing the system of internal controls which management and the Board of Directors have established, appointing, retaining and overseeing the performance of the independent registered public accounting firm, overseeing Cisco’s accounting and financial reporting processes and the audits of Cisco’s financial statements, and pre-approving audit and permissible non-audit services provided by the independent registered public accounting firm. This committee held 14 meetings during fiscal 2011. The Board of Directors has determined that each of Ms. Burns and Mr. McGeary is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K. Each member of this committee is an independent director and meets each of the other requirements for audit committee members under applicable NASDAQ listing standards.

Compensation and Management Development Committee

The Compensation Committee’s responsibility is to review the performance and development of Cisco’s management in achieving corporate goals and objectives and to assure that Cisco’s executive officers are compensated effectively in a manner consistent with Cisco’s strategy, competitive practice, sound corporate governance principles and shareholder interests. Toward that end, this committee oversees, reviews and administers Cisco’s compensation, equity and employee benefit plans and programs.

The Compensation Committee’s responsibilities and duties include an annual review and approval of Cisco’s compensation strategy to ensure that it promotes shareholder interests and supports Cisco’s strategic and tactical objectives, and that it provides appropriate rewards and incentives for management and employees, including review of compensation-related risk management. For fiscal 2011, the Compensation Committee performed these oversight responsibilities and duties by, among other things, directing a review of our compensation practices and policies generally, including conducting an evaluation of the design of our executive compensation program, in light of our risk management policies and programs. Additional information regarding the Compensation Committee’s risk management review appears in the “Compensation Governance” portion of the Compensation Discussion and Analysis on page 41.

This committee held 12 meetings during fiscal 2011. Each member of this committee is an independent director under applicable NASDAQ listing standards, an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934.

The Compensation Committee has the exclusive authority and responsibility to determine all aspects of executive compensation packages for executive officers and makes recommendations to the Board of Directors regarding the compensation of non-employee directors. The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“Frederic Cook”) as its independent compensation consultant to help the Compensation Committee establish and implement its compensation philosophy, to evaluate compensation proposals recommended by management, and to provide advice and recommendations on competitive market practices and specific compensation decisions for executive officers and directors. The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although the CEO and the Human Resources Department present compensation and benefit proposals to the Compensation Committee. Frederic Cook works directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of the Compensation Committee chair and in the capacity of the Compensation Committee’s agent. Frederic Cook performs no other consulting or other services for Cisco and, to date, has not undertaken any projects for management. For additional description of the Compensation Committee’s processes and procedures for consideration and determination of executive officer compensation, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

The Compensation Committee determines and makes recommendations to the Board of Directors regarding compensation for non-employee directors using a process similar to the one used for determining compensation for Cisco’s executive officers, which is discussed in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement. Generally, the Compensation Committee annually reviews the market practice for non-employee directors for companies in Cisco’s peer group in consultation with Frederic Cook.

Nomination and Governance Committee

The Nomination and Governance Committee is responsible for overseeing, reviewing and making periodic recommendations concerning Cisco’s corporate governance policies, and for recommending to the full Board of Directors candidates for election to the Board of Directors. This committee held 3 meetings during fiscal 2011. Each member of this committee is an independent director under applicable NASDAQ listing standards.

Nominees for the Board of Directors should be committed to enhancing long-term shareholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board of Directors is composed of a diverse group of leaders in their respective fields. The Board of Directors encourages selection of directors who will contribute to Cisco’s overall corporate goals: responsibility to its shareholders, technology leadership, effective execution, high customer satisfaction and superior employee working environment. The Nomination and Governance Committee from time to time reviews the appropriate skills and characteristics required of board members, including factors that it seeks in board members such as diversity of business experience, viewpoints and, personal background, and diversity of skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board of Directors. In evaluating potential candidates for the Board of Directors, the Nomination and Governance Committee considers these factors in the light of the specific needs of the Board of Directors at that time. The brief biographical description of each nominee set forth in the “Business Experience and Qualifications of Nominees” above includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of the Board of Directors at this time.

In recommending candidates for election to the Board of Directors, the Nomination and Governance Committee considers nominees recommended by directors, officers, employees, shareholders and others, using the same criteria to evaluate all candidates. The Nomination and Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nomination and Governance Committee would recommend the candidate for consideration by the full Board of

Directors. The Nomination and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. To recommend a prospective nominee for the Nomination and Governance Committee’s consideration, submit the candidate’s name and qualifications to Cisco’s Secretary in writing to the following address: Cisco Systems, Inc., Attn: Secretary, 170 West Tasman Drive, San Jose, California 95134, with a copy to Cisco Systems, Inc., Attn: General Counsel at the same address. When submitting candidates for nomination to be elected at Cisco’s annual meeting of shareholders, shareholders must also follow the notice procedures and provide the information required by Cisco’s bylaws.

In particular, for the Nomination and Governance Committee to consider a candidate recommended by a shareholder for nomination at the 2012 Annual Meeting of Shareholders, the recommendation must be delivered or mailed to and received by Cisco’s Secretary between July 20, 2012 and August 19, 2012 (or, if the 2012 annual meeting is not held within 30 calendar days of the anniversary of the date of the 2011 annual meeting, within 10 calendar days after Cisco’s public announcement of the date of the 2012 annual meeting). The recommendation must include the same information as is specified in Cisco’s bylaws for shareholder nominees to be considered at an annual meeting, including the following:

•	The shareholder’s name and address and the beneficial owner, if any, on whose behalf the nomination is proposed;

•	The shareholder’s reason for making the nomination at the annual meeting, and the signed consent of the nominee to serve if elected;

•	The number of shares owned by, and any material interest of, the record owner and the beneficial owner, if any, on whose behalf the record owner is proposing the nominee;

•	A description of any arrangements or understandings between the shareholder, the nominee and any other person regarding the nomination; and

•

Information regarding the nominee that would be required to be included in Cisco’s proxy statement by the rules of the Securities and Exchange Commission, including the nominee’s age, business experience for the past five years and any directorships held by the nominee, including directorships held during the past five years.

Acquisition Committee

The Acquisition Committee reviews acquisition strategies and opportunities with management, approves certain acquisitions and investment transactions and also makes recommendations to the Board of Directors. This committee held 6 meetings during fiscal 2011.

Finance Committee

The Finance Committee reviews and approves Cisco’s global investment policy, reviews minority investments, fixed income assets, insurance risk management policies and programs and tax programs, oversees Cisco’s stock repurchase programs, and also reviews Cisco’s currency, interest rate and equity risk management policies and programs. This committee is also authorized to approve the issuance of debt securities, certain real estate acquisitions and leases, and charitable contributions made on behalf of Cisco. This committee held 6 meetings during fiscal 2011.

Director Compensation

This section provides information regarding the compensation policies for non-employee directors and amounts paid and securities awarded to these directors in fiscal 2011.

For fiscal 2011, the cash and equity compensation policies for non-employee directors were the same as in fiscal 2010. The cash fees for fiscal 2011 were as follows:

•

Annual retainer of $75,000 for each non-employee director re-elected at the 2010 annual meeting of shareholders for the year of board service beginning upon election at the 2010 annual meeting of shareholders, except that six non-employee directors elected to receive fully vested shares of Cisco common stock in lieu of all or a portion of their respective regular annual cash retainer, and two non- employee directors elected to receive fully vested deferred stock units that will be settled in shares after the respective non-employee director leaves the board in lieu of all or a portion of his regular annual cash retainer, each as described below;

•	Additional annual retainer fee of $30,000 for Ms. Bartz for serving as Lead Independent Director;

•	Additional annual retainer fee of $25,000 for Mr. West for serving as chair of the Audit Committee;

•	Additional annual retainer fee of $15,000 for Mr. McGeary for serving as chair of the Compensation Committee;

•	Additional annual retainer fee of $15,000 for Mr. Kovacevich for serving as chair of the Nomination and Governance Committee; and

•	Additional fee of $2,000 to each committee member for each standing committee meeting attended.

The 2005 Stock Incentive Plan does not provide for automatic equity grants to non-employee directors, but instead provides for discretionary awards to non-employee directors which may not exceed 50,000 shares for any non-employee director in any fiscal year.

The Board of Directors’ policy regarding initial equity grants for new non-employee directors and annual equity grants for re-elected non-employee directors provides that each non-employee director who is initially appointed or elected to the board receives an initial restricted stock unit award covering 16,666 shares, which shares will vest in two equal annual installments upon the completion of each year of board service. Also, each non-employee director elected at an annual meeting of shareholders who has served as a non-employee member of the Board of Directors for at least six months prior to the election date receives an annual restricted stock unit award covering 10,000 shares, which shares will fully vest upon the completion of one year of board service. The shares subject to the restricted stock units also will vest immediately in full upon certain changes in control or ownership of Cisco or upon the recipient’s death or disability while a member of the Board of Directors. Non-employee directors may elect to defer receipt of the initial and annual restricted stock units such that, to the extent the restricted stock units are vested, the units would be settled in shares after the non-employee director leaves the board.

On November 18, 2010, at the last annual meeting of shareholders, each of the non-employee directors then serving was re-elected to the Board of Directors. Pursuant to the policy described above, each director who had served as a non-employee member of the Board of Directors for at least six months prior to that election date received a restricted stock unit award covering 10,000 shares. In each case, the shares subject to these restricted stock unit awards vest in full upon the completion of one year of board service. The shares subject to the restricted stock units also will vest immediately in full upon certain changes in control or ownership of Cisco or upon the recipient’s death or disability while a member of the Board of Directors.

Non-employee directors typically do not receive other forms of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings.

Mr. Capellas currently serves as the Chairman of the Board of VCE. For a further description of VCE, see “Certain Transactions with Related Persons” on page 64 below. In May 2010, VCE entered into an offer letter with Mr. Capellas in connection with his at-will employment that provides for an initial annual base salary of $600,000 and relocation benefits. The offer letter also established the VCE fiscal year 2010 level of Mr. Capellas’ annualized cash bonus with a target of $700,000 and a maximum slightly less than twice the target amount, based on the attainment of VCE financial and operational goals. Mr. Capellas was eligible to receive a prorated portion of the VCE fiscal year 2010 annualized cash bonus based on the length of his service to VCE during its 2010 fiscal year. Mr. Capellas’ cash bonus for the VCE fiscal year 2011 has a target of $900,000 and a maximum of twice the target amount, based on the attainment of VCE financial and operational goals. In addition, Mr. Capellas was paid $1,000,000, the second 50% installment of a sign-on bonus, which is subject to certain repayment conditions.

Cisco’s Corporate Governance Policies include stock ownership guidelines for non-employee directors, which were approved in the current form in July 2008. These guidelines call for each non-employee director to own shares of Cisco’s common stock having a value equal to at least five times the non-employee director’s regular annual cash retainer, with a five-year period to attain that ownership level. To facilitate share ownership, non-employee directors may elect to receive, in lieu of all or a specified portion of their regular annual cash retainer, either fully vested shares of Cisco common stock or deferred stock units that would be settled in shares after the non-employee director leaves the board, based on the fair market value of the shares on the date any regular annual cash retainer would otherwise be paid. Any shares (or shares subject to deferred stock units) received in lieu of any portion of a regular annual cash retainer do not count against the limit on the total number of shares that may be granted to a non-employee director during any fiscal year. The shares issued are granted under the 2005 Stock Incentive Plan. For information on non-employee director elections to receive fully vested shares (or shares subject to deferred stock units) in lieu of cash with respect to the fiscal 2011 annual cash retainer, please see the table below entitled “Director Compensation” and the accompanying footnotes.

The following table provides information as to compensation for services of the non-employee directors during fiscal 2011.

Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (4)	Option Awards ($) (5)	All Other Compensation ($)		Total ($)
Carol A. Bartz	$121,000	(2)	$196,100	—	—		$317,100
M. Michele Burns	$123,000		$196,100	—	—		$319,100
Michael D. Capellas	$97,000	(2)	$196,100	—	$2,531,500	(1)	$2,824,600
Larry R. Carter	$85,000	(2)	$196,100	—	—		$281,100
Brian L. Halla	$99,000	(2)	$196,100	—	—		$295,100
Dr. John L. Hennessy	$91,000	(2)	$196,100	—	—		$287,100
Richard M. Kovacevich	$108,000		$196,100	—	—		$304,100
Roderick C. McGeary	$142,000		$196,100	—	—		$338,100
Michael K. Powell*	$83,000	(3)	$196,100	—	—		$279,100
Arun Sarin	$101,000		$196,100	—	—		$297,100
Steven M. West	$140,000	(2)	$196,100	—	—		$336,100
Jerry Yang	$93,000	(3)	$196,100	—	—		$289,100

*	Mr. Powell served on the Board of Directors through March 31, 2011.

(1)

Represents amounts earned by Mr. Capellas and paid or payable by VCE for services rendered in all capacities to VCE during Cisco’s fiscal 2011 year, including VCE base salary, a bonus under the VCE fiscal 2010 bonus plan, a bonus under the VCE fiscal 2011 bonus plan for the first half of VCE’s fiscal year, and the final installment of his VCE sign-on bonus.

(2)

Includes the value of fully vested shares of Cisco common stock received in lieu of the non-employee director’s regular annual cash retainer based on the fair market value of the shares on November 18, 2010, the date the regular annual cash retainer would otherwise have been paid. Based on the prior election by each director, Ms. Bartz, Mr. Capellas, Mr. Carter, Mr. Halla and Dr. Hennessy each received 3,824 shares with a value of $74,989, and Mr. West received 956 shares with a value of $18,747.

(3)

Includes the value of fully vested deferred stock units received in lieu of all or a specified portion of the non-employee director’s regular annual cash retainer based on the fair market value of the underlying shares on November 18, 2010, the date the regular annual cash retainer would otherwise have been paid. Based on the prior election by each director, Mr. Yang received 3,824 deferred stock units with a value of $74,989, and Mr. Powell received 1,274 deferred stock units with a value of $24,983.

(4)

The amounts in the Stock Awards column represent the aggregate grant date fair values, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, of restricted stock unit awards issued pursuant to the 2005 Stock Incentive Plan. Prior to the initial declaration of a quarterly cash dividend on March 17, 2011, the fair value of share-based award was measured based on an expected dividend yield of 0% as Cisco did not historically pay cash dividends on its common stock. For grants issued on or subsequent to March 17, 2011, Cisco used an annualized dividend yield based on the per share dividends declared by its Board of Directors. The grant date fair value of the restricted stock unit award granted on November 18, 2010 to each non-employee director re-elected on that date was $196,100. There can be no assurance that these grant date fair values will ever be realized by the non-employee directors. For information regarding the number of unvested restricted stock units held by each non-employee director as of July 30, 2011, see the column “Unvested Restricted Stock Units Outstanding” in the table below.

(5)

No stock options were awarded to non-employee directors in fiscal 2011. For information regarding the number of outstanding stock options held by each non-employee director as of July 30, 2011, see the column “Stock Options Outstanding” in the table below.

The non-employee directors who served on our Board of Directors at any point during fiscal 2011 held the following numbers of stock options and unvested restricted stock units as of July 30, 2011.

Non-Employee Director	Stock Options Outstanding	Unvested Restricted Stock Units Outstanding
Ms. Bartz	105,000	10,000
Ms. Burns	120,000	10,000
Mr. Capellas	80,000	10,000
Mr. Carter	464,000	11,238
Mr. Halla	65,000	10,000
Dr. Hennessy	105,000	10,000	*
Mr. Kovacevich	100,000	10,000
Mr. McGeary	100,000	10,000	*
Mr. Powell	65,000	—
Mr. Sarin	—	18,333	*
Mr. West	50,000	10,000
Mr. Yang	105,000	10,000	*

*	At the non-employee director’s election, the settlement of any vested shares underlying this award is deferred until after the non-employee director leaves the board.

Shareholder Communications with the Board of Directors

Shareholders may communicate with Cisco’s Board of Directors through Cisco’s Secretary by sending an email to bod@cisco.com, or by writing to the following address: Board of Directors, c/o Secretary, Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134. Shareholders also may communicate with Cisco’s Compensation and Management Development Committee through Cisco’s Secretary by sending an email to compensationcommittee@cisco.com, or by writing to the following address: Compensation and Management Development Committee, c/o Secretary, Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134. Cisco’s Secretary will forward all correspondence to the Board of Directors or the Compensation and Management Development Committee, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Cisco’s Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within Cisco for review and possible response.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the election of each of the nominees listed herein.

PROPOSAL NO. 2

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2005 STOCK INCENTIVE PLAN

Cisco is requesting that shareholders approve the amendment and restatement of the 2005 Stock Incentive Plan, which amendment and restatement was approved by the Board of Directors, subject to shareholder approval. If the amendment and restatement is not approved by shareholders at the 2011 Annual Meeting, awards shall continue to be granted under the 2005 Stock Incentive Plan until the 2005 Stock Incentive Plan expires on the date of the 2012 Annual Meeting. No new shares are being requested. A summary of the 2005 Stock Incentive Plan follows.

General

Under its terms, the 2005 Stock Incentive Plan will expire on the date of the 2012 Annual Meeting if not renewed by shareholders. In order to give Cisco the flexibility to responsibly address its future equity compensation needs, Cisco is requesting that shareholders approve this amendment and restatement of the 2005 Stock Incentive Plan with the following material features:

•	Provide that the 2005 Stock Incentive Plan will expire on the date of the 2021 Annual Meeting; and

•

Amend the definition of “Performance Goal” to include additional performance factors of “total shareholder return,” “operating cash flow” and “operating expense” in accordance with Code Section 162(m). Total shareholder return and operating cash flow (as well as earnings per share) will be the performance metrics used for the performance-based restricted stock units (“PRSUs”) that will be awarded to executive officers in fiscal 2012.

The 2005 Stock Incentive Plan will continue to contain the following important features:

•	Repricing of stock options and stock appreciation rights is prohibited unless shareholder approval is obtained.

•	Stock options and stock appreciation rights must be granted with an exercise price that is not less than 100% of the fair market value on the date of grant.

•

The ability to automatically receive replacement stock options when a stock option is exercised with previously acquired shares of Cisco common stock or so-called “stock option reloading” is not permitted.

The following is a summary of the principal features of the 2005 Stock Incentive Plan, as amended to reflect the extension of the expiration date and the amended definition of “Performance Goal.” As of September 30, 2011, the fair market value of a share of Cisco common stock was $15.50.

Share Reserve

Approval of the amendment and restatement of 2005 Stock Incentive Plan will not increase the number of shares of Cisco common stock reserved for issuance under the 2005 Stock Incentive Plan. If the amendment and restatement of the 2005 Stock Incentive Plan is approved, the number of shares of Cisco common stock available for issuance will be the same number of shares as are currently available, as further described below.

Shares underlying awards outstanding under the 2005 Stock Incentive Plan, and shares underlying awards outstanding under the Cisco Systems, Inc. 1996 Stock Incentive Plan (the “1996 Plan”), the SA Acquisition Long-Term Incentive Plan (the “SA Acquisition Plan”) and the WebEx Acquisition Long-Term Incentive Plan (the “WebEx Acquisition Plan,” and collectively with the 1996 Plan and the SA Acquisition Plan, the “Previous Plans”) that are forfeited or terminate for any reason (including, but not limited to, shares underlying awards that expire or are cancelled before being exercised or settled) will be available for reuse under the 2005 Stock Incentive Plan. As of September 30, 2011, awards covering 409,611,230 shares were outstanding under the Previous Plans.

Shares originally authorized under the 2005 Stock Incentive Plan on November 15, 2005	350 million
Additional shares authorized under the amendment and extension of the 2005 Stock Incentive Plan in 2007	209 million
Shares granted from November 15, 2005 through September 30, 2011 from the Stock Incentive Plan, less allowable cancellations from the Stock Incentive Plan and the Previous Plans	(310 million	)

Total shares available for grant under the amended and restated 2005 Stock Incentive Plan as of September 30, 2011	249 million

Note: As of September 30, 2011, Cisco had 602,045,424 options outstanding with a weighted average exercise price of $21.97 and a weighted average life of 3.15 years and 99,571,567 shares subject to restricted stock awards and restricted stock units.

No participant in the 2005 Stock Incentive Plan may be granted awards during any fiscal year in excess of any of the following limits: options covering in excess of 5,000,000 shares; stock appreciation rights covering in excess of 5,000,000 shares; or stock grants or stock units in the aggregate covering in excess of 5,000,000 shares. In addition, non-employee directors may only be granted awards under the 2005 Stock Incentive Plan covering 50,000 or fewer shares per fiscal year. Non-employee directors may also elect to receive all or a specified portion of their regular annual cash retainer in fully vested shares of Cisco common stock (or deferred stock units) based on the fair market value of the shares on the date any regular annual cash retainer would otherwise be paid. Any shares or stock units received in lieu of any portion of a regular annual cash retainer will not count against the limit on the total number of shares that may be granted to a non-employee director during any fiscal year.

In the event of a subdivision of the outstanding shares of Cisco common stock, a declaration of a dividend payable in shares, a declaration of a dividend payable in a form other than shares in an amount that has a material effect on the price of shares, a combination or consolidation of the outstanding shares (by reclassification or otherwise) into a lesser number of shares, a recapitalization, a spin-off or a similar occurrence, the 2005 Stock Incentive Plan administrator will make appropriate adjustments to the number of shares and kind of shares or securities issuable under the 2005 Stock Incentive Plan (on both an aggregate and per-participant basis) and under each outstanding award, to the award limits set forth in the preceding paragraph, and to the exercise price of outstanding options and stock appreciation rights.

Under the 2005 Stock Incentive Plan, each share issued as a stock grant (or pursuant to the vesting of a stock unit) will reduce the shares reserved by 1.5 shares. Further, if the amendment and restatement of the plan is approved by shareholders, each share issued upon the settlement of a dividend equivalent will reduce the shares reserved by 1.5 shares.

Administration

The Compensation Committee administers the 2005 Stock Incentive Plan. The 2005 Stock Incentive Plan administrator has complete discretion, subject to the provisions of the 2005 Stock Incentive Plan, to authorize the award of stock options, stock grants, stock units and stock appreciation rights awards under the 2005 Stock Incentive Plan. Notwithstanding the foregoing, only the full Board of Directors may grant and administer awards under the 2005 Stock Incentive Plan to non-employee directors.

Eligibility and Types of Awards under the 2005 Stock Incentive Plan

The 2005 Stock Incentive Plan permits the granting of stock options, stock grants, stock units and stock appreciation rights by the 2005 Stock Incentive Plan administrator. Stock appreciation rights may be awarded in combination with stock options or stock grants and such awards will provide that the stock appreciation rights will not be exercisable unless the related stock options or stock grants are forfeited. Stock grants may be awarded in combination with nonstatutory stock options, and such awards may provide that the stock grants will be forfeited in the event that the related nonstatutory stock options are exercised.

Employees (including employee directors and executive officers) and consultants of Cisco and its subsidiaries and affiliates and non-employee directors of Cisco are eligible to participate in the 2005 Stock Incentive Plan. Accordingly, each non-employee member of the Board of Directors, each executive officer and each person who previously served as an executive officer during fiscal 2011 and remains employed by Cisco has an interest in Proposal No. 2. As of July 30, 2011, approximately 71,825 employees (including executive officers) are eligible to participate in the 2005 Stock Incentive Plan. All non-employee directors (11 persons) are eligible to participate in the 2005 Stock Incentive Plan.

Options

The 2005 Stock Incentive Plan administrator may grant nonstatutory stock options or incentive stock options under the 2005 Stock Incentive Plan. However, the 2005 Stock Incentive Plan administrator does not have the authority to grant stock options that automatically provide for the grant of new stock options upon their exercise. The number of shares covered by each stock option granted to a participant will be determined by the 2005 Stock Incentive Plan administrator.

The 2005 Stock Incentive Plan administrator may provide for time-based vesting or vesting upon satisfaction of performance goals, or both, and/or other conditions. Unless otherwise provided by the 2005 Stock Incentive Plan administrator, stock options generally become exercisable with respect to 20% of the shares covered by the option on the first anniversary of the date of grant and monthly thereafter in 48 equal installments, provided that the recipient’s service has not terminated. Effective as of Cisco’s fiscal 2009, the 2005 Stock Incentive Plan administrator has determined that in general stock options shall become exercisable with respect to 25% of the shares covered by the option on the first anniversary of the date of grant and monthly thereafter in 36 equal installments, provided that the recipient’s service has not terminated. The stock option exercise price is established by the 2005 Stock Incentive Plan administrator and must be at least 100% of the per share fair market value (110% for incentive stock option grants to 10% shareholders) of Cisco common stock on the date of grant. Repricing of stock options is prohibited unless shareholder approval is obtained. Unless the 2005 Stock Incentive Plan administrator provides for earlier expiration, the maximum term for stock options may not exceed ten years from the date of grant. Currently, effective as of the beginning of Cisco’s fiscal 2009, the 2005 Stock Incentive Plan administrator has determined that stock options granted shall expire seven years after the date of grant.

Unless otherwise provided by the 2005 Stock Incentive Plan administrator, unvested stock options will expire upon termination of the optionee’s service with Cisco and vested stock options will expire three months following a termination for any reason other than death, disability, or cause; eighteen months following a termination for death or disability; and immediately following a termination for cause.

Under the 2005 Stock Incentive Plan, the stock option exercise price must be paid at the time the shares are purchased. Consistent with applicable laws, regulations and rules, payment of the exercise price of a stock option may be made in cash, (including by check, wire transfer or similar means), by cashless exercise, by surrendering or attesting to previously acquired shares of Cisco common stock, or by any other legal consideration.

Stock Grants

The 2005 Stock Incentive Plan administrator may award stock grants under the 2005 Stock Incentive Plan. At the time of the stock grant, participants may be required to pay cash or other legal consideration approved by the 2005 Stock Incentive Plan administrator, but the 2005 Stock Incentive Plan does not establish a minimum purchase price for shares awarded as stock grants. Stock grants are comprised of shares of Cisco common stock. The number of shares associated with each stock grant will be determined by the 2005 Stock Incentive Plan administrator. The 2005 Stock Incentive Plan administrator may provide for time-based vesting or vesting upon satisfaction of performance goals, or both, and/or other conditions. When the stock grant award conditions are satisfied, then the participant is vested in the shares and has complete ownership of the shares. Unless otherwise provided by the 2005 Stock Incentive Plan administrator, stock grants generally vest with respect to 20% of the shares covered by the grant on each of the first through fifth anniversaries of the date of grant, provided that the recipient’s service has not terminated. Effective as of Cisco’s fiscal 2009, the 2005 Stock Incentive Plan administrator has determined that in general stock grants shall vest with respect to 25% of the shares covered by the grant on each of the first through fourth anniversaries of the date of grant, provided that the recipient’s service has not terminated.

Stock Units

The 2005 Stock Incentive Plan administrator may award stock units under the 2005 Stock Incentive Plan. Participants are not required to pay any consideration to Cisco at the time of grant of a stock unit. The number of shares covered by each stock unit award will be determined by the 2005 Stock Incentive Plan administrator. The 2005 Stock Incentive Plan administrator may provide for time-based vesting or vesting upon satisfaction of performance goals, or both, and/or other conditions. Unless a deferral election is made, when the participant satisfies the vesting conditions of the stock unit award, Cisco will pay the participant cash or shares of Cisco common stock or any combination of both to settle the vested stock units. Conversion of the stock units into cash may be based on the average of the fair market value of a share of Cisco common stock over a series of trading days or on other methods. Unless otherwise provided by the 2005 Stock Incentive Plan administrator, stock units generally vest with respect to 20% of the shares covered by the grant on each of the first through fifth anniversaries of the date of grant, provided that the recipient’s service has not terminated. Effective as of the beginning of Cisco’s fiscal 2009, the 2005 Stock Incentive Plan administrator has determined that in general stock units shall vest with respect to 25% of the shares covered by the grant on each of the first through fourth anniversaries of the date of grant, provided that the recipient’s service has not terminated.

Stock Appreciation Rights

The 2005 Stock Incentive Plan administrator may grant stock appreciation rights under the 2005 Stock Incentive Plan. However, the 2005 Stock Incentive Plan administrator does not have the authority to grant stock appreciation rights that automatically provide for the grant of new stock appreciation rights upon their exercise. The number of shares covered by each stock appreciation right will be determined by the 2005 Stock Incentive Plan administrator.

The 2005 Stock Incentive Plan administrator may provide for time-based vesting or vesting upon satisfaction of performance goals and/or other conditions. Unless otherwise provided by the 2005 Stock Incentive Plan administrator, stock appreciation rights generally become exercisable with respect to 20% of the shares subject to the stock appreciation right on the first anniversary of the date of grant and monthly thereafter in 48 equal installments, provided that the recipient’s service has not terminated. The stock appreciation right exercise price is established by the 2005 Stock Incentive Plan administrator and must be at least 100% of the per share fair market value of Cisco common stock on the date of grant. Repricing of stock appreciation rights is prohibited unless shareholder approval is obtained. Unless the 2005 Stock Incentive Plan administrator provides for earlier expiration, the maximum term for stock appreciation rights may not exceed ten years from the date of grant. Unless otherwise provided by the 2005 Stock Incentive Plan administrator, unvested stock appreciation rights expire upon termination of the participant’s service with Cisco and vested stock appreciation rights expire three months following a termination for any reason other than death, disability, or cause; eighteen months following a termination for death or disability; and immediately following a termination for cause.

Upon exercise of a stock appreciation right, the participant receives payment from Cisco in an amount determined by multiplying (a) the difference between (i) the fair market value of a share on the date of exercise and (ii) the exercise price times (b) the number of shares with respect to which the stock appreciation right is exercised. Stock appreciation rights may be paid in cash, shares of Cisco common stock or any combination of both, as determined by the 2005 Stock Incentive Plan administrator.

Performance Goals

Awards under the 2005 Stock Incentive Plan may be made subject to performance conditions as well as time-vesting conditions. Such performance conditions may be established and administered in accordance with the requirements of Code Section 162(m), for awards intended to qualify as “performance-based compensation” thereunder. To the extent that performance conditions under the 2005 Stock Incentive Plan are applied to awards intended to qualify as performance-based compensation under Code Section 162(m), such performance conditions shall be based on an objective formula or standard utilizing one or more of the following factors and any objectively verifiable adjustment(s) thereto permitted and pre-established by the Compensation Committee in accordance with Code Section 162(m): (i) operating income, operating cash flow and operating expense; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales; (vii) revenue; (viii) profits before interest and taxes; (ix) expenses; (x) cost of goods sold; (xi) profit/loss or profit margin; (xii) working capital; (xiii) return on capital, equity or assets; (xiv) earnings per share; (xv) economic value added; (xvi) stock price; (xvii) price/earnings ratio; (xviii) debt or debt-to-equity; (xix) accounts receivable; (xx) write-offs; (xxi) cash; (xxii) assets; (xxiii) liquidity; (xxiv) operations; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) manufacturing, production or inventory; (xxix) mergers and acquisitions or divestitures; (xxx) financings; (xxxi) customer satisfaction; and/or (xxxii) total shareholder return, each with respect to Cisco and/or one or more of its affiliates or operating units.

Vesting Acceleration

For awards that are subject to vesting provisions, the 2005 Stock Incentive Plan administrator may provide, at the time of grant of such awards or any time thereafter, that such awards will vest and become immediately exercisable in full in the event that Cisco is acquired by merger or asset sale or in the event there is a hostile takeover of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership. Unless otherwise provided in the applicable award agreement, outstanding stock options, stock appreciation rights, and stock units will vest and become immediately exercisable in full in the event that Cisco is acquired by merger or asset sale, unless such awards are assumed, substituted or replaced by the acquiring entity (or in the case of outstanding stock grants, the related stock grant agreements are assumed). In addition, the applicable award agreement may provide for accelerated vesting in the event of the participant’s death, disability or other events.

Amendment and Termination

The Board of Directors may amend the 2005 Stock Incentive Plan at any time and for any reason, provided that any such amendment will be subject to shareholder approval to the extent shareholder approval is required by applicable laws, regulations, or rules. The Board of Directors may terminate the 2005 Stock Incentive Plan at any time and for any reason, and the 2005 Stock Incentive Plan is currently set to terminate at the 2012 Annual Meeting of Shareholders unless re-adopted or extended by the shareholders prior to or on such date. The termination or amendment of the 2005 Stock Incentive Plan will not impair the rights or obligations of any participant under any award previously made under the 2005 Stock Incentive Plan without the participant’s consent, unless such modification is necessary or desirable to comply with any applicable law, regulation or rule.

The summary of the 2005 Stock Incentive Plan provided above is a summary of the principal features of the 2005 Stock Incentive Plan. This summary, however, does not purport to be a complete description of all of the provisions of the 2005 Stock Incentive Plan. It is qualified in its entirety by references to the full text of the 2005 Stock Incentive Plan. A copy of the 2005 Stock Incentive Plan has been filed with the Securities and Exchange Commission with this Proxy Statement, and any shareholder who wishes to obtain a copy of the 2005 Stock Incentive Plan may do so by written request to Cisco’s Secretary at Cisco’s principal executive offices in San Jose, California.

Plan Benefits

The table below shows, as to each of Cisco’s executive officers named in the Summary Compensation Table of the “Executive Compensation and Related Information” section of this Proxy Statement and the various indicated groups, the aggregate number of shares of common stock subject to stock grants, restricted stock unit grants and performance-based restricted stock unit rights under the 2005 Stock Incentive Plan during Cisco’s fiscal 2011.

Name and Principal Position	Number of Shares and Restricted Stock Units Granted		Number of Performance-Based Restricted Stock Unit Rights (1)
John T. Chambers Chairman and Chief Executive Officer	285,000		285,000
Frank A. Calderoni Executive Vice President, Chief Financial Officer	165,000		165,000
Wim Elfrink Executive Vice President, Emerging Solutions and Chief Globalisation Officer	165,000		165,000
Gary B. Moore Executive Vice President, Chief Operating Officer	365,000		165,000
Randy Pond Executive Vice President, Operations, Processes and Systems	165,000		165,000
All current executive officers as a group (8 persons)	1,635,000		1,110,000
All current non-employee directors as a group (11 persons)	133,900	(2)	—
Non-executive officer employee group	52,351,557		100,000

(1)

For awards in this column, the number of shares represents the target number of shares that could be issued underlying the performance-based restricted stock unit rights based on achievement of financial performance goals (“PRSU rights”). Please refer to the “Compensation Discussion and Analysis” and the “Grants of Plan-Based Awards” table in this proxy statement for additional details on the PRSU rights.

(2)

Includes 20,076 fully vested shares and 3,824 fully vested deferred stock units received in lieu of all or a specified portion of certain non-employee director’s regular annual cash retainer. Excludes 11,274 of shares and fully vested deferred stock units granted to Michael K. Powell for his services on the Board of Directors through March 31, 2011.

New Plan Benefits

All awards to directors, executive officers, employees and consultants are made at the discretion of the 2005 Stock Incentive Plan administrator. As discussed in the “Fiscal 2012 Compensation Approach” portion of the Compensation Discussion and Analysis on page 51, the plan administrator awarded, subject to shareholder approval of this Proposal No. 2, performance-based restricted stock units to our named executive officers as part of our executive compensation program for fiscal 2012. All other future awards to directors, executive officers, employees and consultants of Cisco under the 2005 Stock Incentive Plan are discretionary and cannot be determined at this time. As a result, the benefits and amounts that will be received or allocated under the 2005 Stock Incentive Plan as amended and restated are not determinable at this time. We have therefore not included a table that reflects such awards.

Federal Income Tax Consequences

The following is a brief summary of the federal income tax consequences applicable to awards granted under the 2005 Stock Incentive Plan based on federal income tax laws in effect on the date of this Proxy Statement.

This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular participant based on his or her specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Code Section 409A), or other tax laws other than federal income tax law. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Because individual circumstances may vary, Cisco advises all participants to consult their own tax advisors concerning the tax implications of awards granted under the 2005 Stock Incentive Plan.

A recipient of a stock option or stock appreciation right will not have taxable income upon the grant of the stock option or stock appreciation right. For nonstatutory stock options and stock appreciation rights, the participant will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the shares and the exercise price on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

The acquisition of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except, possibly, for purposes of the alternative minimum tax. The gain or loss recognized by the participant on a later sale or other disposition of such shares will either be long-term capital gain or loss or ordinary income, depending upon whether the participant holds the shares for the legally-required period (currently more than two years from the date of grant and more one year from the date of exercise). If the shares are not held for the legally-required period, the participant will recognize ordinary income equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price, or (ii) the difference between the sales price and the exercise price. Any additional gain recognized on the sale generally will be a capital gain.

For stock grant awards, unless vested or the participant elects under Code Section 83(b) to be taxed at the time of grant, the participant will not have taxable income upon the grant, but upon vesting will recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any). Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

A participant is not deemed to receive any taxable income at the time an award of stock units is granted. When vested stock units (and dividend equivalents, if any) are settled and distributed, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of shares received less the amount paid for such stock units (if any).

At the discretion of the 2005 Stock Incentive Plan administrator, the 2005 Stock Incentive Plan allows a participant to satisfy his or her tax withholding requirements under federal and state tax laws in connection with the exercise or receipt of an award by electing to have shares withheld, and/or by delivering or attesting to Cisco already-owned shares of Cisco common stock.

If the participant is an employee or former employee, the amount the participant recognizes as ordinary income in connection with an award is subject to withholding taxes (generally not applicable to incentive stock options) and Cisco is allowed a tax deduction equal to the amount of ordinary income recognized by the participant. Code Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to Cisco’s CEO and to the other covered employees under Code Section 162(m). The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000 per executive. However, Cisco can preserve the deductibility of certain compensation in excess of $1,000,000 if such compensation qualifies as “performance-based compensation” by complying with certain conditions imposed by the Code Section 162(m) rules (including the establishment of a maximum number of shares with respect to which awards may be granted to any one employee during one fiscal year) and if the material terms of such compensation are disclosed to and approved by the shareholders (e.g., see Performance Goals above). Because of the fact-based nature of the performance-based compensation exception under Code Section 162(m) and the limited availability of binding guidance thereunder, Cisco cannot guarantee that the awards under the 2005 Stock Incentive Plan will qualify for exemption under Code Section 162(m). However, the 2005 Stock Incentive Plan is structured with the intention that the Compensation Committee will have the discretion to make awards under the 2005 Stock Incentive Plan that would qualify as “performance-based compensation” and be fully deductible if shareholder approval is obtained. Accordingly, Cisco is seeking shareholder approval of the amendment and restatement of the 2005 Stock Incentive Plan to comply with Code Section 162(m).

Equity Compensation Plan Information

The following table provides information as of July 30, 2011 with respect to the shares of Cisco common stock that may be issued under existing equity compensation plans. The category “Equity compensation plans approved by security holders” in the table below consists of the 2005 Stock Incentive Plan, the 1996 Plan, and the Cisco Systems, Inc. Employee Stock Purchase Plan and its sub-plan, the International Employee Stock

Purchase Plan (together, the “Employee Stock Purchase Plan”). The category “Equity compensation plans not approved by security holders” in the table below consists of the 1997 Supplemental Stock Incentive Plan (the “Supplemental Plan”), the SA Acquisition Plan and the WebEx Acquisition Plan that were adopted in connection with Cisco’s acquisitions of Scientific-Atlanta, Inc. and WebEx Communications, Inc., respectively, in accordance with applicable NASDAQ listing standards, and options to purchase shares of Cisco common stock that were issued to replace cancelled options in connection with Cisco’s January 2004 acquisition of Latitude Communications, Inc. (“Latitude”). The table does not include information with respect to shares subject to outstanding awards granted under other equity compensation arrangements assumed by Cisco in connection with mergers and acquisitions of the companies that originally granted those awards.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	707,312,703	(3)	$22.10	377,120,883	(4)
Equity compensation plans not approved by security holders	11,326,825	(5)(6)	$23.96	—

Total	718,639,528	(7)	$22.14	377,120,883	(8)

(1)	Excludes purchase rights currently accruing under the Employee Stock Purchase Plan.

(2)	The weighted average exercise price does not take into account the shares subject to outstanding restricted stock units and PRSU rights, which have no exercise price.

(3)	Includes 110,767,264 shares subject to outstanding restricted stock units and 1,210,000 shares issuable under outstanding PRSU rights based on an assumed target performance.

(4)

Includes shares available for future issuance under the Employee Stock Purchase Plan. As of July 30, 2011, as reported in Cisco’s 2011 Annual Report on Form 10-K, an aggregate of 121,931,301 shares of common stock were available for future issuance under this purchase plan, including shares subject to purchase during the current purchase period. Under the 2005 Stock Incentive Plan, each share issued as a stock grant (or pursuant to the vesting of a stock unit) will reduce the shares reserved by 1.5 shares. Further, if the amendment and restatement of the plan is approved by shareholders, each share issued upon the settlement of a dividend equivalent will reduce the shares reserved by 1.5 shares. Under the 2005 Stock Incentive Plan, non-employee directors may also elect to receive fully vested shares of common stock (or restricted stock units that would be settled in shares after the non-employee director left the board) in lieu of all or a specified portion of their regular annual cash retainer based on the fair market value of the shares on the date any regular annual cash retainer would otherwise be paid. See also footnote (5) below.

(5)

Includes outstanding options to purchase 996,375 shares of common stock under the Supplemental Plan, outstanding options to purchase 6,382,794 shares of common stock under the SA Acquisition Plan, outstanding options and stock appreciation rights with respect to 3,691,516 shares of common stock under the WebEx Acquisition Plan, and outstanding options to purchase 15,552 shares of common stock that were issued to replace cancelled options in connection with Cisco’s acquisition of Latitude. Also includes 240,588 shares subject to restricted stock units. As a result of the shareholder approval on November 12, 2009 of an amendment and restatement of the 2005 Stock Incentive Plan, shares underlying awards previously granted under the SA Acquisition Plan and the WebEx Acquisition Plan that expire unexercised after that date become available for reuse under the 2005 Stock Incentive Plan.

(6)

Excludes options, warrants and other equity rights assumed by Cisco in connection with mergers and acquisitions, other than assumed under the SA Acquisition Plan and the WebEx Acquisition Plan as well as outstanding options related to acquisition of Latitude. As of July 30, 2011, a total of 14,697,827 shares of common stock were issuable upon exercise of outstanding options and 3,427,132 shares were issuable upon the vesting of restricted stock units under those other assumed arrangements. The weighted average exercise price of those outstanding options is $7.91 per share. No additional awards may be granted under those assumed arrangements.

(7)

As of July 30, 2011, the aggregate number of shares issuable upon exercise of outstanding options as reported in Cisco’s 2011 Annual Report on Form 10-K were 621,108,603 shares, which included the 14,697,827 shares issuable upon exercise of outstanding options under the assumed arrangements described in footnote (6) above.

(8)

As of July 30, 2011, 255,189,582 shares and 121,931,301 shares were available for future issuance under the 2005 Stock Incentive Plan and the Employee Stock Purchase Plan, respectively, as reported in Cisco’s 2011 Annual Report on Form 10-K. The shares available for future issuance under the 2005 Stock Incentive Plan have not been adjusted to reflect the return to the plan of the shares underlying the PRSU rights which were forfeited subsequent to July 30, 2011.

The 1997 Supplemental Stock Incentive Plan

The Supplemental Plan expired on December 31, 2007 and Cisco can no longer make equity awards under the Supplemental Plan. Officers and members of Cisco’s Board of Directors were not eligible to participate in the Supplemental Plan. Nine million shares were reserved for issuance under the Supplemental Plan.

Acquisition Plans

In connection with Cisco’s acquisitions of Scientific-Atlanta, Inc. and WebEx Communications, Inc., Cisco adopted the SA Acquisition Plan and the WebEx Acquisition Plan, respectively, each effective upon completion of the applicable acquisition. These plans constitute assumptions, amendments, restatements, and renamings of the 2003 Long-Term Incentive Plan of Scientific-Atlanta and the WebEx Communications, Inc. Amended and Restated 2000 Stock Incentive Plan, respectively. The plans permitted the grant of stock options, stock, stock units, and stock appreciation rights to certain employees of Cisco and its subsidiaries and affiliates who had been employed by Scientific-Atlanta or its subsidiaries or WebEx or its subsidiaries, as applicable. As a result of the shareholder approval on November 15, 2007 of an amendment and extension of the 2005 Stock Incentive Plan, since that date, Cisco no longer makes stock option grants or direct share issuances under either the SA Acquisition Plan or the WebEx Acquisition Plan. As a result of the shareholder approval on November 12, 2009 of an amendment and restatement of the 2005 Stock Incentive Plan, shares underlying awards previously granted under the SA Acquisition Plan and the WebEx Acquisition Plan that expire unexercised after that date become available for reuse under the 2005 Stock Incentive Plan.

Replacement Latitude Options

On January 12, 2004, Cisco acquired Latitude. As part of this transaction, options to purchase Latitude common stock held by employees who continued to be employed by Cisco or Latitude following the transaction were cancelled and replaced with an aggregate of 492,985 options to purchase shares of Cisco common stock. The shares subject to the Latitude replacement options vest on the same vesting schedule as the shares subject to the cancelled options, and have a maximum term of nine (9) years. Each Latitude replacement option has accelerated with respect to 50% of the then-unvested shares if the related employee was terminated under certain circumstances within two years of the effective date of the transaction.

Vote Required

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record, how to vote in order for your vote to be counted on this proposal. Should such shareholder approval not be obtained, then the term of the 2005 Stock Incentive Plan shall not be extended until the 2021 Annual Meeting and the definition of “Performance Goal” shall not be expanded to include other factors in accordance with Code Section 162(m). However, awards shall continue to be granted under the 2005 Stock Incentive Plan as approved by shareholders at the 2009 Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the approval of the amendment and restatement of the 2005 Stock Incentive Plan.

PROPOSAL NO. 3

ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

Under the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), Cisco shareholders are entitled to cast an advisory vote to approve the compensation of Cisco’s named executive officers. Pursuant to the Dodd-Frank Act, the shareholder vote is an advisory vote only and is not binding on Cisco or its Board of Directors.

Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our shareholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Executive compensation is an important matter for our shareholders. The core of Cisco’s executive compensation philosophy and practice continues to be to pay for performance. Cisco’s executive officers are compensated in a manner consistent with Cisco’s strategy, competitive practice, sound corporate governance principles, and shareholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our shareholders. We urge you to read the Compensation Discussion and Analysis (“CD&A”), the compensation tables and the narrative discussion set forth on pages 40 to 62 of this Proxy Statement for additional details on Cisco’s executive compensation program.

The compensation of our named executive officers is consistent with our pay for performance philosophy as follows:

•

Although Cisco substantially achieved its target operational performance goals in fiscal 2011 for its cash incentive and its performance-based equity incentive awards, shareholder value eroded in fiscal 2011 and the Compensation Committee exercised its negative discretion and paid no cash incentive awards and granted no performance-based equity incentive awards to the named executive officers.

•

Total direct compensation for the named executive officers decreased approximately 60% from fiscal 2010 and generally was below the median of Cisco’s peer group, with the CEO’s total direct compensation at the 13th percentile of the peer group.

•	Cisco’s compensation program does not include any poor or problematic pay practices.

•

For fiscal 2012, each named executive officer’s target variable cash incentive award and 75% of long-term equity incentive awards (100% for the CEO) will be determined based on the achievement of financial performance goals over a one- and three-year performance period, respectively. Further, to align executive compensation with shareholder return, one-half of the performance-based long-term equity incentive awards earned will be based on Cisco’s relative total shareholder return to the S&P 500 Information Technology Index.

We are asking shareholders to vote on the following resolution:

RESOLVED, that the shareholders approve the compensation of Cisco’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the CD&A, the compensation tables and narrative discussion.

Vote Required

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR approval of the non-binding advisory resolution regarding executive compensation.

PROPOSAL NO. 4

ADVISORY VOTE ON THE

FREQUENCY OF HOLDING FUTURE VOTES REGARDING EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, Cisco shareholders are also entitled to cast an advisory vote to indicate the frequency with which we should hold future votes regarding executive compensation. Periodically, Cisco will include in its proxy materials a resolution, subject to a non-binding shareholder vote, to approve the compensation of our named executive officers.

We are requesting your non-binding vote to determine whether the frequency of the vote to approve the compensation of our named executive officers should be every 1 year, 2 years or 3 years.

Vote Required

The advisory vote regarding the frequency of the shareholder vote described in this proposal will be determined by a plurality of the votes cast. The frequency—“1 Year,” “2 Years” or “3 Years”—receiving the highest number of affirmative votes will be determined to be the preferred frequency of holding future votes regarding executive compensation. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends a vote for every 1 YEAR for the frequency of holding future votes regarding executive compensation.

PROPOSAL NO. 5

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Cisco is asking the shareholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 28, 2012. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Cisco’s and its shareholders’ best interests.

PricewaterhouseCoopers LLP has audited Cisco’s consolidated financial statements annually since Cisco’s 1988 fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to Cisco by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended July 30, 2011 and July 31, 2010:

Fee Category	Fiscal 2011 Fees	Fiscal 2010 Fees
Audit Fees	$15,505,000	$15,905,000
Audit-Related Fees	1,385,000	4,126,000
Tax Fees	7,380,000	4,183,000
All Other Fees	55,000	72,000

Total Fees	$24,325,000	$24,286,000

Audit Fees.    Consists of fees billed for professional services rendered for the integrated audit of Cisco’s consolidated financial statements and of its internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports and for services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Cisco’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with transactions, merger and acquisition due diligence, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees.    Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, assistance with customs and duties compliance, value-added tax compliance, mergers and acquisitions tax compliance, and tax advice on international, federal and state tax matters. None of these services were provided under contingent fee arrangements. Tax compliance fees were $7,301,000 and $4,053,000 in fiscal 2011 and fiscal 2010, respectively. All other tax fees were $79,000 and $130,000 in fiscal 2011 and fiscal 2010, respectively.

All Other Fees.    Consists of fees for products and services other than the services reported above. These services included translation of filings and other miscellaneous services. No management consulting services were provided.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Vote Required

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as Cisco’s independent registered public accounting firm for the fiscal year ending July 28, 2012.

PROPOSAL NO. 6

SHAREHOLDER PROPOSAL

Mr. John C. Harrington, 1001 2nd Street, Suite 325, Napa, California, a beneficial owner of 1,000 shares of Cisco common stock, has notified us that he intends to present the following proposal at the meeting:

Shareholder Proposal

Stockholder Proposal to Amend the

Corporate Bylaws by Establishing a Board Committee on Environmental Sustainability

RESOLVED: To amend the corporate Bylaws, by inserting the following new Section 5.08:

Section 5.08 Board Committee on Environmental Sustainability: There is established a Board Committee on Environmental Sustainability. The purpose of the committee is to review the company’s corporate policies, above and beyond matters of legal compliance, in order to assess, and make recommendations to enhance, the company’s policy responses to changing conditions and knowledge of the natural environment, including but not limited to, natural resource limitations, energy use, waste disposal, and climate change. Policy responses should include, among other things, an assessment of the company’s disclosure of quantitative environmental metrics.

The Board of Directors is authorized in its discretion, consistent with these bylaws and applicable law to: (1) designate the membership of the committee, (2) provide the committee with funds for operating expenses, (3) adopt a charter or resolution to specify the powers of the committee, (4) empower the committee to solicit public input and to issue periodic reports to shareholders and the public, at reasonable expense and excluding confidential information, on the Committee’s activities, findings and recommendations, and (5) adopt any other measures within the Board’s discretion consistent with these Bylaws and applicable law.

Nothing herein shall restrict the power of the Board of Directors to manage the business and affairs of the company. The Board Committee shall not incur any costs to the company except as authorized by the Board of Directors.

Supporting Statement

In the proponent’s opinion, issues related to environmental sustainability might include, but are not limited to: global climate change, emerging concerns regarding toxicity of materials, resource shortages, and biodiversity loss.

Adoption of this resolution would help to restore our company’s position in this area of increasing concern to investors and policy makers. Beginning October 2009, the company was removed from the NASDAQ Global Sustainability Index due to inadequate disclosure of quantitative environmental metrics. The Proponent believes establishing a separate board committee on sustainability is necessary to ensure that the Board of Directors will better address sustainability on an ongoing basis, elevating the priority given to these issues, and thereby restoring the company’s leadership position.

Cisco’s Statement in Opposition to Proposal No. 6

The Board of Directors believes this proposal does not serve the best interests of Cisco or its shareholders and recommends a vote AGAINST it.

We share the proponent’s ongoing concerns regarding environmental sustainability and devote considerable ongoing efforts to (1) designing our products to reduce environmental impacts, with respect to both materials usage and energy consumption of the products themselves; (2) designing products that allow our customers to reduce the environmental impact of their own operations, including energy usage; (3) reducing the environmental impact of product packaging on the environment, and improving recycling opportunities for our products; and (4) enhancing the energy efficiency and reducing the environmental impact of our internal operations. During the past year Cisco has received recognition for its environmental sustainability initiatives. Cisco in September 2010 tied for the number-one performance ranking among information technology companies on climate change, as determined by PricewaterhouseCoopers based on Cisco’s response to the Carbon Disclosure Project’s 2010 Investor Survey, and in December 2010 Cisco earned the top ranking in Greenpeace’s Cool IT Challenge.

We therefore believe that an amendment to our bylaws to establish a specific board committee on environmental sustainability is unnecessary. We believe the significant time and resources we currently devote to sustainability issues, and the established policies, practices and procedures relating to sustainability that we have put in place, are more than adequate to address the proponent’s request.

Cisco has adopted a comprehensive approach to managing our environmental impacts and helping our customers manage theirs. We are pursuing greater sustainability in all that we do, including an ISO 14001-certified environmental management system (EMS) and the active engagement of our employees throughout our business with regard to environmental sustainability issues.

Cisco is using network technologies to promote environmental sustainability. We utilize the ever-increasing power of the network to deliver solutions for energy and resource management on a global basis, and we apply these solutions within our own business. Likewise, we are continuing to invest in our environmental management system by empowering employees to take action and by participating in global dialogue around our key issues.

Cisco’s environmental vision and strategy is managed by a board (“EcoBoard”) which was established in 2006 and which includes senior executives who represent key global business functions, providing comprehensive representation from all parts of Cisco’s operations. Cisco’s environmental vision and strategy is implemented internally by what we refer to as “green working groups”, which report to the EcoBoard. Led by senior leaders from the EcoBoard, these working groups provide cross-functional planning, management, monitoring and coordinating of Cisco’s environmental programs. The EcoBoard generally meets quarterly to review the progress of each of Cisco’s environmental initiatives.

Cisco’s ISO 14001 EMS provides a set of processes and procedures that guide environmental activities at Cisco sites, as well as at the corporate level. The Cisco EMS seeks to increase the positive and minimize the negative impacts to the environment in the definition, design, manufacture, support, and use of our solutions by reusing, recycling, and adopting processes that conserve raw materials, energy, and water. Through a continuous cycle of planning, implementing, reviewing, and improving processes, our EMS influences all aspects of Cisco’s operations, products and services, including compliance with environmental requirements and ongoing efforts to improve environmental business performance.

Cisco reports on the environmental topics identified in the Global Reporting Initiative (GRI), including such topics as greenhouse gas emissions, materials, waste, water, land use and biodiversity. We assess our impact in these areas and engage with stakeholders to understand their concerns. Together with our employees, partners and customers, we are working to reduce our environmental impacts by engaging in cross-sector partnerships and delivering solutions that help customers reduce their environmental impacts. These efforts help us meet the expectations of our stakeholders and also make good business sense, often reducing operating costs and business risks.

While we are pleased with our progress, we are always working to improve our performance in the sustainability area. To that end, in 2010 we engaged CRD Analytics, an environmental consultant, to help us understand how we can perform even better on environmental-related initiatives and the related metrics. As a result of our work with CRD Analytics, Cisco since November 2010 has been included in the NASDAQ OMX CRD Global Sustainability Index, which is an index comprised of companies that have taken a leadership role in disclosing their carbon footprint, energy usage, water consumption, hazardous and non-hazardous waste, employee safety, workforce diversity, management composition and community investing.

As described above, we believe the substantial resources and attention we devote to environmental sustainability issues demonstrate Cisco’s significant commitment to the underlying subject matter of the proposal. Through the policies and practices we currently have in place, we believe that the Board is able to effectively oversee the global impact Cisco’s business activities have on environmental sustainability. Accordingly, we believe that the action called for in the proposal is unnecessary.

Vote Required

The affirmative vote of a majority of the outstanding shares of common stock is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 6.

PROPOSAL NO. 7

SHAREHOLDER PROPOSAL

Domini Social Investments, 532 Broadway, 9th Floor, New York, New York, 10012-3939, a beneficial owner of 537 shares of Cisco common stock, joined by other filers (whose names, addresses and shareholdings will be provided by Cisco promptly upon receipt by Cisco Investor Relations of any oral or written request), have notified us that they intend to present the following proposal at the meeting:

Shareholder Proposal

INTERNET FRAGMENTATION REPORT

WHEREAS:

In 2006, Mark Chandler, Cisco Systems’ General Counsel, testified before the Committee on International Relations of the U.S. House of Representatives about alleged complicity in human rights violations in China:

“Some countries … restrict or limit access to information on the Internet based on political considerations.... While many have commented on the activities of the Chinese government in this regard, the issue is, in fact, global. Some Middle Eastern countries block sites critical of their leadership.”

“Efforts are underway .... to balkanize the Internet. Policies which promote that—even inadvertently—will undermine rather than support the many projects which help users evade censorship and will exacerbate rather than solve the problems we are discussing today.”

“The liberating power of the Internet depends on its existence as one global Internet. ... Any policies in this area should … proceed from the realization that its very global nature provides a unique tool for the dissemination of ideas and cultivation of freedoms. We should do nothing to disturb its promise.”

Mr. Chandler testified that “the standardization of one global network. … has been and remains the core of Cisco’s mission.”

Cisco sells its products, including Internet and surveillance technology, primarily through resellers, to government agencies and state-owned entities throughout the world. The U.S. State Department has documented how various governments, including several with which our Company does business, monitor, censor and jail Internet users, through manipulation of Internet technology.

In 1998, Cisco was selected as a key supplier for building China’s nation-wide IP backbone, which has been called “the Great Firewall of China.” It is synonymous with the censored, closed network which, according to Mr. Chandler, threatens Cisco’s core mission. In 2008, a leaked Cisco powerpoint made clear that Cisco engineers were aware of the Chinese government’s repressive censorship and surveillance agenda and may have regarded this as a business opportunity. The Company disputes this interpretation, but acknowledges the document’s authenticity.

In May 2011, a lawsuit was filed in federal court alleging that Cisco aided and abetted the Chinese government’s efforts to persecute dissident groups, partially based on this document. Members of one such group were tortured and one was beaten to death.

Cisco discloses no information about its compliance policies and procedures to ensure that the company and its agents, including low-level employees working with government clients, uphold company policies and values when presented with opportunities to violate the fundamental human rights of freedom of expression and privacy.

This proposal has received more than 30% support for the past four years, but Cisco continues to resist meaningful dialogue with the proponents.

RESOLVED:

Shareholders request the Board to publish a report to shareholders within six months, at reasonable expense and omitting proprietary information, providing a summarized listing and assessment of concrete steps the company could reasonably take to reduce the likelihood that its business practices might enable or encourage the violation of human rights, including freedom of expression and privacy, or otherwise encourage or enable fragmentation of the internet.

Cisco’s Statement in Opposition to Proposal No. 7

The Board of Directors believes this proposal does not serve the best interests of Cisco or its shareholders and recommends a vote AGAINST it.

Cisco strongly supports free expression and open communication on the Internet. We are proud to have played a leading role in helping to make Internet technology ubiquitous, allowing billions of people in nearly every nation around the world to access information previously unavailable or inaccessible. Our business practices are designed to and strive to promote, among other things, freedom of expression, privacy and other fundamental personal freedoms. Our codes of business conduct, employee policies and guidelines reflect this design and incorporate a variety of laws and ethical principles and policies including those pertaining to personal freedoms.

We share the proponents’ desire to promote human rights, including freedom of expression, access and community. We are supporters of the United Nations Universal Declaration of Human Rights and the United Nations Global Compact, a strategic policy initiative for businesses that are committed to aligning their operations and strategies with ten universally accepted principles in the areas of human rights, labor, environment and anti-corruption. We are continually evaluating and addressing human rights issues within our business operations and in the communities in which we operate. Our Board and management invest significant time and resources to ensure that our activities and policies promote, and are consistent with, our goals and initiatives regarding the improvement of human rights around the world. For this reason, and our adherence to the principles below, we believe the premise of the requested report is flawed and will result in a misuse of corporate resources.

1. Our goal in providing networking technology is to expand the reach of communications systems, and our products are built on open, global standards. We do not support attempts by governments to balkanize the Internet or create a “closed” Internet; such attempts undermine the cause of freedom. Adherence to open standards is critical in the efforts to overcome censorship. We fundamentally believe in and adhere to global standards. This is vitally important in ensuring the world stays connected because if products are not interoperable, the Internet loses some of its incredible power. Our business practices combined with our standards-based technology architecture support the benefits of Internet access to information on a global basis in ways that would not otherwise be possible. We consistently maintain that the threat to Internet freedom today lies not in standardized equipment supplied by Cisco, but by efforts of regimes to force suppliers to adopt special protocols or standards that deviate from global norms and enable special censorship or filtering systems. We have worked in opposition to such efforts and will continue to do so.

2. Our sales activities are in strict compliance with U.S. export rules and regulations, which are informed and guided by human rights principles. Specifically, we comply with the Foreign Relations Act of 1991, which, among other things, blocks the sales of specific equipment to Chinese police agencies.

3. Cisco sells the same equipment worldwide. Cisco does not customize, or develop specialized or unique filtering capabilities in order to enable different regimes to block access to information. Cisco has never customized its equipment to help any government censor content, track Internet use by individuals or intercept Internet communications.

4. We do not operate public networks, and do not monitor public network activities. Network operators are the entities that control information flow, and they are also responsible for compliance with local laws. We do believe the Global Network Initiative’s (GNI’s) network operation principles are appropriate, and were we to operate a network, we would comply with the GNI’s principles that address protection of subscriber personal information.

For our employees, Cisco’s mandatory code of business conduct outlines the ethical principles which guide our day to day activities. Our employee policies and guidelines substantially incorporate laws and ethical principles including those pertaining to freedom of association, non-discrimination, privacy, collective bargaining, compulsory and child labor, immigration and wages and hours. With regard to our supply chain, Cisco is a member of the Electronic Industry Citizenship Coalition (EICC). The EICC’s Supplier Code of Conduct specifically addresses such human rights issues as forced or involuntary labor, child labor, wages and benefits, working hours, nondiscrimination, respect and dignity, freedom of association, health and safety, protection of the environment, supplier management systems, supplier ethics and supplier compliance with laws. Cisco is an EICC board member and has been instrumental in the organization’s expansion.

For the past six years, we have issued an annual Corporate Social Responsibility (CSR) Report which addresses our corporate performance in areas including human rights, our progress towards the principles of the United Nations Global Compact, employee welfare, diversity, training and development, business conduct, supplier diversity, ethics, the environmental and social impact of our product designs and lifecycle as well as our facilities and operations, our corporate giving programs, and our social investments around the world. We plan to publish our seventh annual CSR Report in the fall of 2011. We believe the preparation and issuance of this report addresses the intent of the proponents’ proposal. Information about stakeholder engagement and Cisco’s CSR governance, including our most-recently published CSR Report, can be found by clicking on the Corporate Social Responsibility link at the bottom of the www.cisco.com webpage, in the section entitled “About Cisco”.

There has been no greater force for spreading the power of ideas—indeed for educating, uniting, empowering, challenging, disrupting, collaborating, creating and inspiring—than the single, worldwide Internet, and the equipment we provide helps the Internet work. While we understand the goals of this shareholder proposal, we believe that the preparation of an additional report as requested by the proponents is unnecessary in light of our current adherence to open and global standards in our product offerings, and in light of our efforts and established policies and practices with regard to human rights. We believe that the interests of our shareholders will best be served as we continue to focus our efforts on further developing and implementing our human rights policies and practices and continuing to provide Internet access globally.

Vote Required

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 7.

PROPOSAL NO. 8

SHAREHOLDER PROPOSAL

James McRitchie, 9295 Yorkshire Court, Elk Grove, CA 95758, a beneficial owner of 500 shares of Cisco common stock, has notified us that he intends to present the following proposal at the meeting:

Shareholder Proposal

8—Executives To Retain Significant Stock

RESOLVED, Shareholders urge that our executive pay committee adopt a policy requiring that senior executives retain a significant percentage of stock acquired through equity pay programs until two years following the termination of their employment and to report to shareholders regarding this policy before our 2012 annual meeting of shareholders.

Supporting Statement

As a minimum this proposal asks for a retention policy going forward, although the preference is for immediate implementation to the fullest extent possible.

Shareholders recommend that our executive pay committee adopt a percentage of at least 50% of net after-tax stock. The policy shall apply to future grants and awards of equity pay and should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to executives.

A 2009 report by the Conference Board Task Force on executive pay stated that at least hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans after the employment termination would focus executives on our company’s long-term success.

The merit of this Executives To Retain Significant Stock proposal should also be considered in the context of the need for additional improvement in our company’s 2010 reported corporate governance status:

The Corporate Library (TCL) http://www.thecorporatelibrary.com, an independent research firm, rated our company only “C” with “High Concern” in executive pay” and $18 million for our CEO John Chambers. Mr. Chambers realized $31 million on the exercise of 4.8 million stock options and also received an additional mega-grant of 875,000 additional options worth more than $5.6 million plus a grant of time-based restricted stock worth more than $8 million.

Short-term executive incentive pay was based on a too-short 6-month period—possibly at the expense of long-term performance. So-called executive incentive pay was also based on subjective criteria that may increase the incentive pay by as much as 100%. Discretionary elements such as this can undermine the credibility and effectiveness of our executive incentive plan.

Two-thirds of our executive pay committee was made up of problem or flagged directors according to The Corporate Library. This included Carol Bartz, on the New York Stock Exchange board during the lavish-pay tenure of former CEO “Dick” Grasso, and Roderick McGeary on the board of bankrupt BearingPoint, Inc. Carol Bartz was even allowed to be our Lead Director.

John Hennessy was allowed on our Nomination Committee although he received by far our most negative votes – 17-times the negative votes of some of our other directors. Arun Sarin owned only 640 shares and was interestingly on our Audit Committee.

Please encourage our board to respond positively to this proposal to help turnaround the above type practices: Executives To Retain Significant Stock—Yes on 8.

Cisco’s Statement in Opposition to Proposal No. 8

The Board of Directors believes this proposal does not serve the best interests of Cisco or its shareholders and recommends a vote AGAINST it.

Maximizing long-term shareholder value is a fundamental principle in the design of our executive compensation program. The following policies are integral parts of our executive compensation program and effectively align the interests of our executive officers with those of our shareholders by focusing on long-term performance:

•	minimum stock ownership requirements for our executive officers; and

•	prohibitions on executive officers engaging in any speculative transactions involving Cisco securities.

Since July 2008, we have maintained our current policy regarding minimum ownership requirements whereby our CEO is required to own shares of Cisco common stock with a value equal to at least five times his base annual salary and our other executive officers are each required to own shares of Cisco common stock with a value equal to at least three times his or her base annual salary. Each of our executive officers is required to satisfy the applicable minimum ownership requirement within the later of (i) five years from the date of his or her respective appointment as an executive officer or (ii) July 2013 and must continue to satisfy the minimum ownership requirement until he or she leaves Cisco. As of September 30, 2011, our CEO and a majority of our other executive officers have exceeded the minimum stock ownership requirements. In fact, our CEO holds over 100 times his base annual salary in Cisco common stock and over 30 times the median CEO base annual salary of our peer group. Each of our remaining executive officers is on track to comply with his or her minimum stock ownership requirements in the relevant timeframe.

Our policy prohibiting engaging in speculative transactions involving Cisco securities complements the objectives of our minimum stock ownership requirements. We have very specific prohibitions against executive officers engaging in speculative transactions, including engaging in short sales, engaging in transactions involving put options, call options or other derivative securities, or engaging in any other forms of hedging transactions, such as collars or forward sale contracts. In addition, with limited exceptions, executive officers are prohibited from holding Cisco securities in margin accounts. Finally, executive officers are prohibited from pledging Cisco securities as collateral for a loan unless otherwise approved by designated members of Cisco’s senior management in consultation with the chair of the Compensation & Management Development Committee of the Board of Directors. We believe that these policies combined with our minimum stock ownership requirements properly align the interests of our executive officers with those of our shareholders.

Also, we believe that while it is important for our executive officers to have a meaningful equity stake in our future success and to have interests that are aligned with those of our shareholders, it is also important for our former and current executive officers to have the flexibility to effectively manage their personal financial affairs consistent with our minimum stock ownership requirements and trading policy. This proposal’s requirement that executive officers hold at least 50% of net after-tax stock until two years following the termination of their employment with Cisco does not strike the right balance between aligning stock ownership requirements with financial flexibility and could result in higher turnover among our executive officers who wish to retain the ability to create diverse stock portfolios or to liquidate a portion of their holdings of Cisco shares to satisfy their expenses.

Finally, we do not believe that any of our peer companies impose similar post-employment holding requirements and establishing such requirements could hamper our efforts to be competitive in attracting and retaining executive talent. Alternatively, it may result in our having to compensate executive officers in other less effective ways to remain competitive. We believe that it is in the best interests of our shareholders that we retain the flexibility to establish executive compensation programs that are competitive in attracting and retaining executive officers who can best drive long-term shareholder value.

We believe that our executive compensation program design, including our minimum stock ownership requirements and prohibition on speculative transactions in Cisco securities effectively balances the desire for executive officers to have a significant equity stake in Cisco, retention and recruitment of executive talent, and prudent management of personal financial affairs. We believe that the policy called for by this proposal does not strike the appropriate balance and is not in the best interests of shareholders.

Vote Required

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 8.

OWNERSHIP OF SECURITIES

The following table sets forth information known to Cisco with respect to beneficial ownership of Cisco common stock as of July 30, 2011 for (i) each director and nominee, (ii) each holder of 5.0% or greater of Cisco common stock, (iii) Cisco’s Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) named in the table entitled “Summary Compensation Table” below (the “named executive officers”), and (iv) all executive officers and directors as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to Cisco’s knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned. The number of shares beneficially owned by each person or group as of July 30, 2011 includes shares of common stock that such person or group had the right to acquire on or within 60 days after July 30, 2011, including, but not limited to, upon the exercise of options or the vesting of restricted stock units. References to options in the footnotes of the table below include only options to purchase shares outstanding as of July 30, 2011 that were exercisable on or within 60 days after July 30, 2011, and references to restricted stock units in the footnotes of the table below include only restricted stock units outstanding as of July 30, 2011 that would vest and could settle on or within 60 days after July 30, 2011. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 5,435,081,442 shares of common stock outstanding on July 30, 2011 plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after July 30, 2011.

Name	Number of Shares Beneficially Owned	Percent Owned
BlackRock, Inc., et al (1)	272,861,804	5.0%
Carol A. Bartz (2)	262,805	*
M. Michele Burns (3)	159,608	*
Frank A. Calderoni (4)	1,391,088	*
Michael D. Capellas (5)	109,730	*
Larry R. Carter (6)	528,945	*
John T. Chambers (7)	12,195,251	*
Wim Elfrink (8)	2,163,563	*
Brian L. Halla (9)	113,901	*
Dr. John L. Hennessy (10)	151,782	*
Richard M. Kovacevich (11)	178,869	*
Roderick C. McGeary (12)	152,000	*
Gary B. Moore (13)	1,515,506	*
Randy Pond (14)	1,856,162	*
Arun Sarin (15)	17,395	*
Steven M. West (16)	88,732	*
Jerry Yang (17)	188,529	*
All executive officers and directors as a group (19 Persons) (18)	24,662,292	*

*	Less than one percent.

(1)

Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on July 8, 2011 by BlackRock, Inc. and certain related entities. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(2)	Represents 155,177 shares held by the Carol Ann Bartz (Living) Trust, 2,628 shares held by Ms. Bartz’s spouse and options to purchase 105,000 shares.

(3)	Includes 6,904 shares subject to fully vested deferred stock units and options to purchase 120,000 shares.

(4)	Includes options to purchase 1,157,082 shares and 119,437 shares subject to restricted stock units.

(5)	Includes options to purchase 80,000 shares.

(6)

Includes 2,588 shares held by the Carter Revocable Trust dated October 18, 1994, 3,400 shares held by the Carter Living Trust, options to purchase 456,700 shares and 619 shares subject to restricted stock units.

(7)

Includes 1,501,745 shares held in grantor retained annuity trusts, 91,075 shares held in trusts for the benefit of Mr. Chambers’ children, options to purchase 9,257,500 shares and 215,700 shares subject to restricted stock units.

(8)	Includes options to purchase 1,972,300 shares and 160,943 shares subject to restricted stock units.

(9)	Includes 1,768 shares held by a family trust, 32,128 shares held by family limited partnerships, 13,205 shares subject to fully vested deferred stock units and options to purchase 65,000 shares.

(10)	Represents 28,846 shares held by the Hennessy 1993 Revocable Trust, 17,936 shares subject to fully vested deferred stock units and options to purchase 105,000 shares.

(11)	Includes 74,455 shares held by the Richard & Mary Jo Kovacevich 2001 Trust, 49 shares held by Mr. Kovacevich’s spouse, and options to purchase 100,000 shares.

(12)	Includes options to purchase 100,000 shares.

(13)	Includes options to purchase 1,276,374 shares, 145,874 shares subject to restricted stock units and 10,313 shares subject to fully vested deferred stock units.

(14)

Includes 176,031 shares held by the Randall & Cynthia Pond Revocable Living Trust, 7,500 shares held by the Pond Family Foundation, options to purchase 1,527,599 shares and 142,373 shares subject to restricted stock units. 176,031 shares are pledged as security.

(15)	Represents 729 shares held by a family trust and 16,666 shares subject to fully vested deferred stock units.

(16)	Includes 34,632 shares held by the West-Karam Family Trust, 400 shares held by Mr. West’s spouse and options to purchase 50,000 shares.

(17)

Represents 34,993 shares held in the Jerry Yang 1996 Charitable Remainder Trust, 31,507 shares held in the Jerry Yang 1996 Revocable Trust, 17,029 shares subject to fully vested deferred stock units and options to purchase 105,000 shares.

(18)	Includes options to purchase 19,494,356 shares, 1,042,549 shares subject to restricted stock units and 82,053 shares subject to fully vested deferred stock units.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Cisco’s officers and directors and persons who own more than 10% of Cisco’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required to provide Cisco with copies of all Section 16(a) forms that they file. Based solely on Cisco’s review of these forms and written representations from the officers and directors, Cisco believes that all Section 16(a) filing requirements were met during fiscal 2011. A late report was filed on behalf of Arun Sarin related to a fiscal 2010 transaction involving the purchase of 89 shares in a trust. Late reports were filed on behalf of Brian L. Halla involving an amendment to his Form 3 to report an additional 1,479 shares in a trust and the sale of 31,806 shares in connection with certain estate planning transactions. These reports were filed promptly upon discovery that a report covering that transaction was not filed on time.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction

The following discussion describes and analyzes Cisco’s compensation program for its named executive officers. Cisco’s named executive officers for fiscal 2011 are the CEO, the Chief Financial Officer (“CFO”), and the three most highly compensated executive officers (other than the CEO and CFO), who were serving as executive officers at the end of fiscal 2011. The named executive officers are John T. Chambers, Chairman and CEO; Frank A. Calderoni, Executive Vice President, CFO; Wim Elfrink, Executive Vice President, Emerging Solutions and Chief Globalisation Officer; Gary B. Moore, Executive Vice President, Chief Operating Officer; and Randy Pond, Executive Vice President, Operations, Processes and Systems.

In this Compensation Discussion and Analysis, we first provide an Executive Summary with highlights of the full CD&A. Next, we cover Cisco’s Compensation Philosophy and Objectives on pages 43 and 44. We then discuss the Compensation Process the Compensation Committee follows in deciding how to compensate Cisco’s named executive officers beginning on page 44, and provide a brief overview of the Compensation Components and Targets of Cisco’s compensation program on page 46. Finally, we engage in a detailed discussion and analysis of the Compensation Committee’s specific decisions about the named executive officers’ Fiscal 2011 Compensation starting on page 46 and, to the extent that it is pertinent to a fair understanding of fiscal 2011 compensation, the Compensation Committee’s Fiscal 2012 Compensation Approach on page 51.

Executive Summary

•	Pay Reflects Performance; Changes to Fiscal 2012 Program.

During fiscal 2011, Cisco initiated a plan to simplify and focus its organization and operating model, to align its cost structure given transitions in the market place, to manage its portfolio and divest, cutback or exit underperforming operations, and deliver value to shareholders. Consistent with Cisco’s core philosophy to pay for performance, each named executive officer’s variable compensation decreased in fiscal 2011. Although Cisco substantially achieved its target operational performance goals for its cash incentive and its performance-based equity incentive awards, shareholder value eroded in fiscal 2011. Consequently, the Compensation Committee exercised its negative discretion and determined that no named executive officer would receive a cash incentive award or a performance-based equity award for fiscal 2011. As a result, the CEO’s total direct compensation (annual base salary, variable cash incentive awards and long-term, equity-based incentive awards) was limited to annual base salary and long-term, equity-based incentive awards with an aggregate value of $6,625,050. This is at approximately the 13th percentile of the Updated Peer Group (as defined below) in fiscal 2011 and represents a decrease in total direct compensation of approximately 65% from fiscal 2010. The total direct compensation for the other named executive officers, individually and as a group, is at or below the median of the Updated Peer Group in fiscal 2011, representing a decrease in total direct compensation for this group of approximately 60% from fiscal 2010.

For fiscal 2012, each named executive officer’s variable cash incentive award will be determined based on the achievement of financial performance goals over a one-year period. In addition, long-term equity incentive equity awards have been modified such that 100% of the CEO’s and 75% of each other named executive officer’s equity incentive awards will be determined based on the achievement of financial performance goals over a three-year performance period. To align executive compensation with shareholder return, subject to shareholder approval of Proposal No. 2 in this Proxy Statement amending and restating Cisco’s 2005 Stock Incentive Plan, one of the financial performance metrics used to determine long-term incentive awards earned will be Cisco’s relative total shareholder return to the S&P 500 Information Technology Index. Finally, the Compensation Committee changed the target for the long-term equity incentive awards for the named executive officers from the 75th percentile of the peer group to the 50th percentile with the opportunity to earn equity awards at the 75th percentile based on superior performance.

•

Executive Compensation Philosophy. Cisco’s executive officers are compensated in a manner consistent with Cisco’s strategy, competitive practice, sound compensation governance principles and shareholder interests and concerns. The core of Cisco’s executive compensation philosophy continues to be to pay for performance, as discussed in greater detail below.

•	Compensation Governance. The core of Cisco’s executive compensation continues to be pay for performance, and the framework includes the compensation governance features discussed below:

•

Cisco’s executive officers have no employment or severance agreements, special benefits, supplemental executive retirement plans, perquisites, tax gross-ups, or international tax-equalization payments other than in the limited instances described below that are for business-related purposes or in connection with an executive officer on international assignment.

•

Cisco’s informed and accessible Compensation Committee is comprised solely of independent directors that, as noted in the “Shareholder Communications with the Board of Directors” section on page 16 of this Proxy Statement, has established effective means for communicating with shareholders regarding their executive compensation ideas and concerns, including the opportunity for shareholders to cast a non-binding advisory vote regarding executive compensation at Cisco’s annual shareholders meetings. An advisory vote regarding executive compensation was presented to shareholders for the first time at last year’s annual meeting and approved by approximately 86% of shareholder votes.

•	The Compensation Committee’s independent compensation consultant, Frederic Cook, is retained directly by the Committee and performs no other consulting or other services for Cisco.

•

The Compensation Committee’s annual review and approval of Cisco’s compensation strategy includes review of compensation-related risk management. In this regard, the Compensation Committee reviews Cisco’s executive compensation program, including the annual variable cash incentive plan and long-term, equity-based incentive awards, and does not believe that the compensation program creates risks that are reasonably likely to have a material adverse effect on Cisco. As part of this review, the Compensation Committee evaluates the need to engage independent consultants for specific assignments and did engage Frederic Cook during fiscal 2010 to deliver a report and assist with the risk assessment of Cisco’s executive compensation program. Frederic Cook advised that Cisco’s executive compensation program provides an appropriate pay philosophy, peer group, and market positioning to support business objectives with meaningful risk mitigants. Frederic Cook also advised that Cisco’s executive compensation program provides an effective balance in cash and equity mix, short- and long-term performance focus, corporate, business unit and individual performance focus, and financial and non-financial performance measurement and discretion. Frederic Cook’s advice has not changed.

Cisco’s compensation philosophy and related governance features are complemented by several specific elements designed to align Cisco’s executive compensation with long-term shareholder interests, including:

•	a compensation recoupment or “clawback” policy that applies to Cisco’s executive officers, as described further on page 44 below;

•	stock ownership guidelines for Cisco’s non-employee directors and executive officers, as described further on pages 14 and 44, respectively;

•	a cap of 300% of target for executive officer bonus payouts under the annual variable cash incentive plan;

•

prohibitions on executive officers engaging in any speculative transactions in Cisco securities, including engaging in short sales, engaging in transactions involving put options, call options or other derivative securities, or engaging in any other forms of hedging transactions, such as collars or forward sale contracts; and

•

prohibitions on executive officers holding Cisco securities in margin accounts, with limited exceptions, or pledging Cisco securities as collateral for a loan, unless otherwise approved by designated members of Cisco’s senior management in consultation with the chair of the Compensation Committee.

•	Cisco’s Fiscal 2011 Financial Performance and Executive Compensation.

In fiscal 2011, Cisco’s revenue increased 8%, operating income decreased 16% and earnings per share decreased 12% from fiscal 2010. However, its one and three year total shareholder return were well below the median of the Updated Peer Group in fiscal 2011. In fiscal 2011, Cisco initiated a quarterly cash dividend to shareholders for the first time in its history. The dividend for each of Cisco’s third and fourth quarters in fiscal 2011 was $0.06 per share.

Set forth below are tables that display Cisco’s financial performance and the cash incentive compensation, actual grants of time-based restricted stock units, and total direct compensation (annual base salary, variable cash incentive awards and long-term, equity-based incentive awards) for each named executive officer for fiscal 2011 as compared to fiscal 2010. Cisco’s variable cash incentive awards for the named executive officers are determined and paid under the Executive Incentive Plan (“EIP”). At the beginning of fiscal 2011, Cisco granted to executive officers 50% restricted stock units with time-based vesting and 50% rights to receive future grants of restricted stock units based on the achievement of financial performance goals. The Compensation Committee exercised its negative discretion and did not award any shares underlying the PRSU rights for fiscal 2011.

Cisco’s Fiscal 2011 Financial Performance Compared to Fiscal 2010

	Fiscal 2010	Fiscal 2011
Worldwide Revenue Under the EIP* (in billions)	$39.6	$43.2
Results—Relative to EIP Target	9.5%	-1.0%
Worldwide Operating Income Under the EIP* (in billions)	$11.6	$11.3
Results—Relative to EIP Target	21.0%	-0.7%
Worldwide Revenue for PRSU rights* (in billions)	N/A	$43.2
Results—Relative to PRSU rights Target	N/A	-1.0%
Earnings Per Share for PRSU rights	N/A	$1.62
Results—Relative to PRSU rights Target	N/A	1.3%

*

Cisco’s worldwide revenue and operating income for purposes of the EIP and PRSU rights were Cisco’s GAAP revenue and operating income, respectively, each excluding the applicable items listed on pages 48 and 50.

Variable Cash Incentive Awards

	Fiscal 2010 Variable Cash Incentive Award	Fiscal 2011 Variable Cash Incentive Award	Fiscal 2011 Compared to Fiscal 2010 + / -
John T. Chambers	$4,600,000	$0	-100%
Frank A. Calderoni	$1,530,000	$0	-100%
Wim Elfrink*	$1,600,000	$0	-100%
Gary B. Moore**	N/A	$0	N/A
Randy Pond	$1,600,000	$0	-100%

*

Mr. Elfrink’s cash incentive awards are paid in euros. The conversion rate from euros to U.S. dollars for each award is based on the exchange rate referenced by the Compensation Committee when the award was made.

**	Mr. Moore was appointed Chief Operating Officer on February 21, 2011 and was not a named executive officer in fiscal 2010.

Long-Term, Equity-Based Incentive Awards

The amounts below represent the compensation values attributable to the time-based restricted stock units granted to the named executive officers in fiscal 2011. The restricted stock units underlying the PRSU rights for fiscal 2011 were forfeited and are not reflected in the table below. The amounts below differ from the amounts disclosed pursuant to SEC rules under “Stock Awards” in the Summary Compensation Table below, which include the grant value of the PRSU rights that were forfeited and resulted in no actual value.

	Fiscal 2010 Equity Award Grant Value	Fiscal 2011 Equity Award Grant Value*	Fiscal 2011 Compared to Fiscal 2010 + / -
John T. Chambers	$13,878,638	$6,250,050	-55%
Frank A. Calderoni	$7,930,650	$3,618,450	-54%
Wim Elfrink	$9,913,313	$3,618,450	-63%
Gary B. Moore**	N/A	$6,900,450	N/A
Randy Pond	$7,930,650	$3,618,450	-54%

*	These amounts should not be considered a substitute for the amounts disclosed in the Summary Compensation Table.

**

Mr. Moore was appointed Chief Operating Officer on February 21, 2011. In connection with his promotion, he was granted 200,000 restricted stock units on March 17, 2011 in addition to his annual equity grant awards.

Total Direct Compensation

(Annual Base Salary, Variable Cash Incentive Awards and Long-Term, Equity-Based Incentive Awards)

	Fiscal 2010 Total Direct Compensation	Fiscal 2011 Total Direct Compensation	Fiscal 2011 Compared to Fiscal 2010 + / -
John T. Chambers	$18,853,638	$6,625,050	-65%
Frank A. Calderoni	$10,060,650	$4,248,450	-58%
Wim Elfrink	$12,274,793	$4,467,833	-64%
Gary B. Moore	N/A	$7,600,258	N/A
Randy Pond	$10,330,650	$4,418,450	-57%

As discussed above, the Compensation Committee exercised its negative discretion and decided that no named executive officer would receive a cash incentive award or a performance-based equity award for fiscal 2011. As a result, total direct compensation for the named executive officers decreased between 57% and 65% from the prior year. Individual and aggregate total direct compensation for the named executive officers are at or below the median of the Updated Peer Group and for the CEO is at the 13th percentile of the Updated Peer Group in fiscal 2011.

Compensation decisions and other details are discussed in the remainder of this CD&A.

Compensation Philosophy and Objectives

The Compensation Committee believes that the compensation programs for Cisco’s named executive officers should be designed to attract, motivate and retain talented executives responsible for the success of Cisco and should be determined within a framework that rewards performance. Within this overall philosophy, the Compensation Committee’s objectives continue to be:

•

To offer a total compensation program that is flexible to adapt to evolving regulatory requirements and changing economic and social conditions and takes into consideration the compensation practices of peer companies identified based on an objective set of criteria;

•	To provide annual variable cash incentive awards based on Cisco’s satisfaction of designated financial and non-financial objectives; and

•

To align the financial interests of executive officers with those of shareholders by providing appropriate long-term, equity-based incentives and retention awards that encourage a culture of ownership consistent with established stock ownership guidelines with at least 50% earned based on Cisco’s satisfaction of designated financial objectives.

There are three major components of the compensation of our named executive officers: base salary, variable cash incentive awards and long-term, equity-based incentive awards. The weighting among the three major components is structured heavily toward the two performance-based components, such that if incentive target levels are achieved, more than 50% of the combined compensation for each named executive officer is performance-based.

In addition, no named executive officer has an employment or severance agreement, is subject to a supplemental executive retirement plan, or received special benefits, perquisites, tax gross-ups, or tax-equalization payments other than, in limited instances, those arrangements that are for business-related purposes or are in connection with an executive officer on international assignment as described under “Group Benefits/Perquisites” below in this CD&A. Also, Cisco has arrangements that would accelerate vesting of equity awards in the case of death or terminal illness of the named executive officer or if Cisco is acquired under certain limited circumstances described under “Potential Payments upon Termination or Change in Control” below.

As noted above, a core element of Cisco’s compensation philosophy is to align the interests of executive officers with those of shareholders by providing appropriate long-term incentives. To further this goal, Cisco has maintained its current policy regarding minimum ownership of shares by Cisco’s executive officers since July 2008. These minimum ownership requirements call for Cisco’s CEO to own shares of Cisco’s common stock having a value equal to at least five times the CEO’s base annual salary and for each other executive officer to own shares of Cisco’s common stock having a value equal to at least three times the executive officer’s base annual salary. The CEO and each other executive officer have five years from the later of the date of their respective appointment or the date of adoption of these requirements to attain their minimum ownership level. As of September 30, 2011, our CEO and a majority of our other executive officers have exceeded the minimum stock ownership requirements. In fact, our CEO holds over 100 times his base annual salary in Cisco common stock and over 30 times the median CEO base annual salary of our peer group. Each of our remaining executive officers is on track to comply with his or her minimum stock ownership requirements in the relevant timeframe.

Since March 2008, Cisco has maintained a recoupment policy for cash incentive awards paid to executive officers under Cisco’s annual cash incentive plan, the EIP. In the event of a restatement of incorrect financial results, this policy would enable the Compensation Committee, if it determined appropriate and subject to applicable laws, to seek reimbursement of the incremental portion of EIP awards paid to executive officers in excess of the awards that would have been paid based on the restated financial results. This policy also was applied to the discretionary cash incentive awards paid to executive officers for fiscal 2009. Cisco’s variable cash incentive and long-term, equity-based incentive award plans also generally provide for forfeiture if a named executive officer participates in activities detrimental to Cisco or is terminated for misconduct.

Compensation Process

The Compensation Committee begins its process of deciding how to compensate Cisco’s named executive officers by considering the competitive market data provided by its independent compensation consultant and Cisco’s human resources staff. The Compensation Committee engaged Frederic Cook to provide advice and recommendations on competitive market practices and specific compensation decisions. For purposes of evaluating competitive practices, the Compensation Committee, with assistance from Frederic Cook, identified criteria to select a list of companies which comprise Cisco’s peer group.

Two peer groups were used in fiscal 2011. The first peer group was established in March 2010 (the “Initial Peer Group”) and, along with a study of Initial Peer Group data prepared by Frederic Cook in May 2010, was used to establish most compensation targets and guide decisions prior to March 2011. The Initial Peer Group was updated in March 2011 (the “Updated Peer Group”) and, along with a study of Updated Peer Group data prepared by Frederic Cook in June 2011, was used for compensation decisions thereafter and for fiscal 2011 year-end compensation benchmarking.

The Initial Peer Group consisted of a “primary peer group” portion and a “secondary peer group” portion. The primary peer group portion consisted of major information technology companies with related Global Industrial Classification System (GICS) codes, three-year rolling average market capitalizations greater than $15 billion (based on the three-year quarterly average) and revenues greater than $5 billion. It was primarily used to inform the Compensation Committee of pay levels and practices most relevant for the labor-market in which Cisco competes. The secondary peer group portion consisted of general-industry peers (excluding retail, media, energy, utilities and financial services companies where there are typically different basic pay models), with three-year rolling average market capitalizations of $60 billion or greater (based on the three-year quarterly average), and it was primarily used to provide the Compensation Committee with supplemental information on pay levels and practices of the overall market and best practices.

The members of the Initial Peer Group were as follows:

Primary Peer Group

ADP

Apple

Applied Materials

Corning

Dell

eBay

EMC

Google

Hewlett-Packard

IBM

Intel

Mastercard

Microsoft

Motorola

Oracle

Qualcomm

Texas Instruments

Visa

Yahoo!

Secondary Peer Group

Abbott Labs

AT&T

Coca-Cola

General Electric

Johnson & Johnson

Merck

Pepsico

Pfizer

Philip Morris International

Procter & Gamble

United Technologies

UPS

Verizon

Similar to the Initial Peer Group, the Updated Peer Group consists of a “primary peer group” portion and a “secondary peer group” portion. The selection criteria for Cisco’s Updated Peer Group are the same as the Initial Peer Group.

Motorola was removed from the Initial Peer Group because it no longer fits the market-cap criterion after spinning-off its mobile devices business.

Meanwhile, Accenture and McDonald’s were added to the Updated Peer Group because they fit the updated selection criteria.

The members of the Updated Peer Group are as follows:

Primary Peer Group

Accenture

ADP

Apple

Applied Materials

Corning

Dell

eBay

EMC

Google

Hewlett-Packard

IBM

Intel

Mastercard

Microsoft

Oracle

Qualcomm

Texas Instruments

Visa

Yahoo!

Secondary Peer Group

Abbott Labs

AT&T

Coca-Cola

General Electric

Johnson & Johnson

McDonald’s

Merck

Pepsico

Pfizer

Philip Morris International

Procter & Gamble

United Technologies

UPS

Verizon

For competitive benchmarking purposes, the positions of Cisco’s named executive officers were compared to their counterpart positions in the peer group, and the compensation levels for comparable positions in the peer group were examined for guidance in determining base salaries, variable cash incentive awards and long-term, equity-based incentive awards.

The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although from time to time it seeks input and recommendations from the CEO and the Human Resources Department. The Compensation Committee reports to the Board of Directors on the major items covered at each Compensation Committee meeting. Frederic Cook has worked directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of the Compensation Committee chair and in the capacity of the Compensation Committee’s agent where such projects are in direct support of the Compensation Committee’s charter.

In determining executive compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to Cisco and to its executives. To maintain maximum flexibility in designing compensation programs, the Compensation Committee, while considering company tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that are intended to be deductible. For example, the cash incentive awards paid to named executive officers and the PRSU rights awarded to named executive officers for fiscal 2011 are intended to comply with the exemption for performance-based compensation under Code Section 162(m), but the restricted stock units with time-based vesting granted to the named executive officers in fiscal 2011 are subject to the deduction limits of that section.

The Compensation Committee considers the accounting consequences to Cisco of different compensation decisions and the impact on shareholder dilution; however, neither of these factors by themselves will compel a particular compensation decision.

The Compensation Committee annually grants long-term, equity-based incentive awards to executive officers after the close of the prior fiscal year and the review and evaluation of each executive officer’s performance. The Compensation Committee’s policy is to grant equity awards only during open trading windows and to establish grant dates in advance, generally establishing those dates near the beginning of each fiscal year.

Compensation Components and Targets

The three major elements of Cisco’s executive officer compensation are: (i) base salary, (ii) variable cash incentive awards, and (iii) long-term, equity-based incentive awards. For fiscal 2011, approximately 50% of target total direct compensation for the named executive officers, consisting of annual base salary, variable cash incentive awards and long-term, equity-based incentive awards, was performance-based, reflecting Cisco’s core compensation philosophy to pay for performance.

For the named executive officers, the Compensation Committee decided that for fiscal 2011, it would continue to target individual base salaries and at-target cash incentive awards with reference to the 50th percentile of the Initial Peer Group. The total value of long-term, equity-based incentive awards would continue to be targeted with reference to the 75th percentile of the Initial Peer Group which, when combined with the 50th percentile-based target for base salaries and at-target cash incentive awards, results in overall total target compensation for these three components at approximately the 65th percentile of the Initial Peer Group for the named executive officers. However, the compensation philosophy for Cisco’s CEO has been to set his base salary significantly below the 50th percentile of the Initial Peer Group in consideration of Mr. Chambers’ long-standing request that a greater percentage of his total cash compensation be tied to Cisco performance.

As in previous years, the Compensation Committee exercised its negative discretion in fiscal 2011 in determining whether to pay below or above the stated percentiles based on recruiting needs, retention requirements, individual or company performance, succession planning, the named executive officer’s realized and unrealized (both vested and unvested) equity values, and recommendations from the CEO, among other potential factors. For example, although Cisco substantially achieved its target operational performance goals for its cash incentive and its performance-based equity incentive awards, shareholder value eroded in fiscal 2011. Consequently, the Compensation Committee exercised its negative discretion and determined that no named executive officer would receive a cash incentive award or a performance-based equity award for fiscal 2011. As a result, total direct compensation for the CEO was at approximately the 13th percentile and below the median of the Updated Peer Group for the other named executive officers with the exception of Mr. Moore. Mr. Moore’s total direct compensation for fiscal 2011, including the value of his one-time promotional equity award, is at the median of the Updated Peer Group; and at the 10th percentile excluding the promotional award.

The Compensation Committee believes that its compensation targets are appropriate in light of the general absence of employment or severance agreements, special benefits, supplemental executive retirement plans and perquisites, cash compensation generally being targeted with reference to the 50th percentile of the Initial Peer Group and Cisco’s historical performance relative to its Initial and Updated Peer Groups. For fiscal 2012, the Compensation Committee changed the percentile of the peer group it references for purposes of establishing the target value of long-term equity incentive awards from the 75th percentile to the 50th percentile, and set the maximum value of long-term equity incentive awards that could be earned based on superior performance with reference to the 75th percentile.

Fiscal 2011 Compensation

Base Salary.    Mr. Chambers’ annual base salary was set at $375,000, which is well below the 25th percentile of the Initial Peer Group in fiscal 2011 and has remained unchanged since fiscal 2008.

At the beginning of fiscal 2011 as general economic conditions appeared to gradually return to normal, the Compensation Committee increased the annual base salaries for the following named executive officers, based on time in the position and performance, effective August 2010: Mr. Calderoni, $600,000 to $630,000 and

Mr. Elfrink, 583,778 euros to 592,772 euros, or $836,495 to $849,383 based on the exchange rate in effect at the end of fiscal 2011. In connection with his promotion, Mr. Moore’s annual base salary was set at $800,000. Mr. Pond’s annual base salary of $800,000 remained unchanged in fiscal 2011 from fiscal 2010. The base salaries for the named executive officers, other than the CEO, are targeted at approximately the 50th percentile of the Initial Peer Group.

Variable Cash Incentive Awards.    The Compensation Committee believes that the primary portion of the annual at-target cash compensation of each named executive officer should be in the form of variable cash incentive pay. Typically, the pay philosophy is to target annual cash compensation with reference to the 50th percentile of the peer group (with the additional considerations noted above), with the opportunity to earn annual incentives in excess of that level based on achieving performance superior to the objectives the Compensation Committee has determined to reward. Annual cash incentives are paid to reward achievement of critical shorter-term operating, financial, strategic and individual measures and goals that are expected to contribute to shareholder value creation over time.

Performance measures and goals for determining annual cash incentive awards for named executive officers for fiscal 2011 were pre-established under Cisco’s EIP and were intended to comply with the exemption for performance-based compensation under Code Section 162(m). The pre-established performance goals are based on Cisco’s achievement of established financial performance goals, customer satisfaction criteria and the executive’s individual contribution. The Compensation Committee established the financial performance goals so that they were consistent with the goals in Cisco’s fiscal 2011 financial plan established by the Board of Directors. The Compensation Committee sets the financial performance goals under the EIP at levels that are challenging but possible to achieve. The fact that the financial goals were not achieved at target levels in two out of the last three fiscal years reflects the general degree of difficulty that Cisco has experienced in satisfying the financial performance goals established by the Compensation Committee under the EIP from fiscal year to fiscal year.

For each named executive officer, other than for the CEO, the cash incentive awards under the EIP are calculated by multiplying the individual’s annual base salary in effect at the beginning of the fiscal year by the individual’s target award percentage, and multiplying the result by a company performance factor (CPF), a customer satisfaction factor (CSF), and an individual performance factor (IPF), as follows:

BONUS = BASE x TARGET x CPF x CSF x IPF

The CEO’s cash incentive award is calculated using the median CEO base salary of the Initial Peer Group which was $1,106,000. The median CEO base salary of the Initial Peer Group was used because Mr. Chambers’ actual base salary is significantly below the 25th percentile and therefore, the Compensation Committee believed that it was necessary to use the median CEO base salary of the Initial Peer Group to design effective incentives. With that exception, Mr. Chambers’ cash incentive award under the EIP is calculated in the same manner as for the other named executive officers.

At the beginning of fiscal 2011, a target award was established for each of the named executive officers and such target award was set at 185% of the median CEO base salary of the Initial Peer Group for the CEO and 125% of their respective annual base salaries for the other named executive officer.

Similar to fiscal 2010, the company performance factor was determined over two six-month performance periods. The annual company performance factor for fiscal 2011 was set within the first 45 days of the first half performance period and ranged from 0.0 to 2.0.

The customer satisfaction factor was set at a maximum of 1.12, and the individual performance factor was set at a maximum of 2.0. The Compensation Committee retained negative discretion to reduce the customer satisfaction and individual performance factors for each named executive officer. The target for each of these two factors was 1.0. The maximum bonus under this EIP formula is 448% of target assuming maximum company performance, customer satisfaction and individual performance factors. However, the Compensation Committee limited the maximum bonuses under the EIP to 300% of target, or 555% of the median CEO base salary of the Initial Peer Group (300% x 185% of median CEO base salary of the Initial Peer Group) for the CEO and 375% of base salary (300% x 125% of base salary) for the other named executive officers.

Worldwide revenue and operating income growth were used as the company performance factor for both performance periods because they most directly align with Cisco’s growth strategy and generally represent the best correlation with shareholder value. The company performance factor and the individual performance factor are considered the most important factors in the EIP formula and, therefore, can range from 0 to 2.0. The customer satisfaction factor is weighted less (with its maximum of 1.12) compared to the company performance and individual factors because it is viewed as correlated with Cisco’s broader company performance factor.

For the first half of fiscal 2011, the worldwide revenue target for purposes of the EIP was $21.1 billion and the actual result was $21.2 billion. For the first half of fiscal 2011, the operating income target for purposes of the EIP was $5.5 billion and the actual result was $5.6 billion. This resulted in a company performance factor of 0.50 for the first half of fiscal 2011.

For the second half of fiscal 2011, the worldwide revenue target for purposes of the EIP was $22.6 billion and the actual result was $22.1 billion. For the second half of fiscal 2011, the operating income target for purposes of the EIP was $5.9 billion and the actual result was $5.7 billion. This resulted in a company performance factor of 0.29 for the second half of fiscal 2011. Based on the above first half and second half numbers, the fiscal 2011 revenue target was $43.7 billion and the actual result was $43.2 billion, while the fiscal 2011 operating income target was $11.4 billion and the actual result was $11.3 billion. As a point of reference, actual fiscal 2010 revenue was $39.6 billion, and actual fiscal 2010 operating income was $11.6 billion, each as calculated for purposes of the EIP.

This resulted in a total fiscal 2011 company performance factor of 0.79, reflecting moderately below target economic performance.

Worldwide revenue and operating income each were calculated for purposes of the EIP in accordance with pre-established rules. Worldwide revenue was Cisco’s GAAP worldwide revenue excluding the effects of business combinations subject to a pre-established threshold. Operating income was Cisco’s GAAP operating income excluding the following: share-based compensation expense; compensation expense related to acquisitions and investments; changes in estimates of contingent consideration related to acquisitions and investments; amortization or impairment of acquired intangible assets including in-process research and development; all external acquisition-related costs such as finder’s fees, advisory, legal, accounting, valuation, hedging or other professional or consulting fees directly associated with acquisitions and investments; and each of the following subject to pre-established thresholds; the impact of any cumulative effect of changing to newly adopted accounting principles; operating income of the acquired entity and its subsidiaries as reflected on the financial records thereof; depreciation and amortization with respect to asset purchases; losses due to individual impairment or loss contingency; direct losses on Cisco’s tangible assets from each natural catastrophe, war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, or seizure; and early retirement or employee severance restructuring.

For fiscal 2011, Cisco’s composite customer satisfaction score, which was derived from the results of an annual customer satisfaction survey, was above the target of 1.0 but slightly below the maximum score of 1.12 because Cisco did not achieve or exceed the customer satisfaction goal in two categories. As a result, using a formula to calculate the customer satisfaction factor based on the composite of customer satisfaction survey scores, the Compensation Committee exercised its negative discretion to reduce the customer satisfaction factor to 1.09, slightly below the maximum of 1.12 set at the beginning of the performance period.

In light of the erosion in shareholder value in fiscal 2011, the Compensation Committee exercised its negative discretion under the EIP and reduced the calculated EIP payment for each named executive officer to $0.

Because no named executive officer received a cash incentive award for fiscal 2011, it was not necessary for the Compensation Committee to determine individual performance factors for the named executive officers.

Long-Term, Equity-Based Incentive Awards.    The objective of Cisco’s long-term, equity-based incentive awards is to align the interests of named executive officers with shareholders and to provide each named executive officer with an incentive to manage Cisco from the perspective of an owner with an equity stake in the business. The Compensation Committee determines the size of the long-term, equity-based incentives according to each named executive officer’s position within Cisco and sets a level it considers appropriate to create a meaningful opportunity for reward predicated on increasing shareholder value. In addition to the desired benchmarking percentiles and consideration of the competitive market data described above, the Compensation Committee takes into account an individual’s performance history, his or her potential for future advancement, the CEO’s recommendations for awards other than his own, and the value of existing vested and unvested outstanding equity awards. The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion.

For fiscal 2011, the Compensation Committee determined for the named executive officers that a split of 50% time-based restricted stock units and 50% PRSU rights represented a total long-term equity incentive opportunity aligned with shareholder interests with the appropriate balance for long-term incentives of risk, performance and retention. The restricted stock units not underlying PRSU rights vest in four equal annual installments on each annual anniversary of the award date. The restricted stock units underlying PRSU rights are 25% vested at grant (i.e., following the conclusion of the one-year performance period) and vest in equal 25% annual installments over the subsequent three years. For fiscal 2011, the Compensation Committee decided to continue to use four-year vesting as it did for fiscal 2009 based on the grant practices of the Initial Peer Group and the recommendation of Frederic Cook.

In September 2010, the Compensation Committee made its fiscal 2011 annual awards to Cisco’s named executive officers under Cisco’s 2005 Stock Incentive Plan with reference to the value of the 75th percentile of long-term incentives granted to comparable positions in the Initial Peer Group. Grants of time-based restricted stock units and awards of PRSU rights based on Cisco’s financial performance in fiscal 2011, were made to the following named executive officers as shown in the below tables.

Named Executive Officer	Time-Based Restricted Stock Units Granted in Fiscal 2011 (#)	Grant Value of Time-Based Restricted Stock Units in Fiscal 2011 ($)
John T. Chambers	285,000	$6,250,050
Frank A. Calderoni	165,000	$3,618,450
Wim Elfrink	165,000	$3,618,450
Gary B. Moore*	365,000	$6,900,450
Randy Pond	165,000	$3,618,450

*

Mr. Moore was appointed Chief Operating Officer on February 21, 2011. In connection with his promotion, he was granted 200,000 restricted stock units on March 17, 2011 with grant value of $3,282,000 in addition to his annual equity award of 165,000 restricted stock units on September 16, 2010 with a grant value of $3,618,450.

Named Executive Officer	Performance-Based Rights to Receive Future Restricted Stock Units Target in Fiscal 2011 (#)	Grant Value of Performance-Based Rights to Receive Future Restricted Stock Units in Fiscal 2011 ($)
John T. Chambers	285,000	$6,250,050
Frank A. Calderoni	165,000	$3,618,450
Wim Elfrink	165,000	$3,618,450
Gary B. Moore	165,000	$3,618,450
Randy Pond	165,000	$3,618,450

For each named executive officer, the performance-based restricted stock unit award (or “PRSU Award”) is determined by multiplying the individual’s target PRSU rights by the performance factor multiplier.

Similar to the design of the EIP, the performance factor for the PRSU rights was determined over two six-month performance periods. The performance factor for fiscal 2011 was set within the first 45 days of the first half performance period and ranged from 0 to a maximum of 1.33. Worldwide revenue and earnings per share were used as the performance factors for both performance periods because they most directly align with Cisco’s growth strategy and generally represent the best correlation with shareholder value. The Compensation Committee decided to use earnings per share with respect to the PRSU rights as opposed to operating income growth used under the EIP to encourage a broader focus on company growth and increased shareholder value.

For the first half of fiscal 2011, the worldwide revenue target for purposes of the PRSU Awards was $21.1 billion and the actual result was $21.2 billion. For the first half of fiscal 2011, the earnings per share target for purposes of the PRSU Awards was $0.75 and the actual result was $0.81. This resulted in a company performance factor of 0.56 for the first half of fiscal 2011.

For the second half of fiscal 2011, the worldwide revenue target for purposes of the PRSU Awards was $22.6 billion and the actual result was $22.1 billion. For the second half of fiscal 2011, the earnings per share target for purposes of the PRSU Awards was $0.85 and the actual result was $0.82. This resulted in a company performance factor of 0.28 for the second half of fiscal 2011.

Worldwide revenue was calculated with the same exclusions as noted above for the EIP. Earnings per share was calculated from Cisco’s GAAP diluted earnings per share excluding all of the items excluded from the calculation of operating income for purposes of the EIP, other than operating income of the acquired entity and its subsidiaries as reflected on the financial records thereof, including the income tax effects thereof; and each of the following subject to pre-established thresholds: net income or loss of the acquired entity and its subsidiaries as reflected on the financial records thereof, including any income tax effects; the effect of retroactive tax legislation; and transfer pricing adjustments related to share-based compensation.

Based on the first half and second half performance factors, the resulting overall fiscal 2011 performance factor was 0.84, reflecting moderately below target performance. In light of the erosion in shareholder value in fiscal 2011, the Compensation Committee exercised its negative discretion and decided that no named executive officer would receive a performance-based equity award for fiscal 2011.

All outstanding unvested equity awards under Cisco’s 2005 Stock Incentive Plan (and 1996 Plan) will vest in full (at target levels for PRSUs), and, if applicable, become immediately exercisable in the event of the named executive officer’s death, terminal illness or if Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership. Cisco believes that this accelerated equity vesting is appropriate under the circumstances described above to ensure that employees are not deprived of their equity when Cisco may not be able to arrange for appropriate vesting continuation terms and conditions. Cisco does not provide for any golden parachute excise tax gross-up arrangements for its named executive officers, nor does it provide employment agreements with cash severance provisions, unless under certain circumstances an executive officer is on international assignment. Please refer to the “Potential Payments upon Termination or Change in Control” section on page 61 for additional information regarding potential accelerated vesting of outstanding awards granted to the named executive officers.

Please refer to the table entitled “Grants of Plan-Based Awards—Fiscal 2011” on page 55 for additional information regarding these equity grants to the named executive officers, and to the “Potential Payments upon Termination or Change in Control” section on page 61 for additional information regarding these grants to the named executive officers and all other outstanding equity awards previously granted to the named executive officers.

Group Benefits/Perquisites.    Cisco’s named executive officers generally do not receive any special benefits such as payment of club memberships, financial planning or executive dining rooms. Other than their right to participate along with other enumerated employees in the nonqualified deferred compensation plan described below and other than the Netherlands Capital Plan described below in which Mr. Elfrink participates, there are no special employee benefit plans for the named executive officers and Cisco’s named executive officers are eligible to participate in the same employee benefit plans and on the same basis as all other Cisco employees.

During fiscal 2011, Cisco provided certain named executive officers payment for personal expenses, including spousal travel and personal expenses, in connection with a business trip they attended to recognize sales personnel achievements. Pursuant to a policy adopted by the Compensation Committee during fiscal 2009, Cisco is not providing to its named executive officers tax restoration payments with respect to this taxable income.

Under an International Assignment Agreement, additional benefits were provided during fiscal 2011 to Wim Elfrink, whose home country is the Netherlands, for certain living, travel, tax and other expenses in connection with his international assignment in India. Mr. Elfrink was reassigned to the U.S. from India as of August 2011. During fiscal 2012, Mr. Elfrink’s international assignment benefits, including tax equalization benefits, will be substantially reduced and capped at approximately $508,000.

Some of these benefits are specific to Mr. Elfrink, while others are provided under Cisco’s international assignment policy, which applies to all employees serving on international assignment and is designed to minimize any financial detriment to the employee from the assignment. Mr. Elfrink’s international assignment benefits and his other compensation and benefits are generally set forth in his International Assignment Agreement. Mr. Elfrink is also entitled to potential severance benefits under his International Assignment Agreement and pursuant to Netherlands law, as further detailed in the “Potential Payments upon Termination or Change in Control” section below. Mr. Elfrink also participates in a defined contribution plan that Cisco maintains for eligible employees in the Netherlands (the “Netherlands Capital Plan”). For more information about these compensation components, including a description of the Netherlands Capital Plan, see the sections below entitled “Summary Compensation Table,” “Nonqualified Deferred Compensation—Fiscal 2011,” and “Potential Payments upon Termination or Change in Control.”

Deferred Compensation Plan.    The adoption of the Deferred Compensation Plan by the Board of Directors in 2007 resulted from a review of the prevalence of similar deferred compensation plans operated by Cisco’s Initial Peer Group and a recommendation from the Compensation Committee that the Deferred Compensation Plan should be adopted. The Deferred Compensation Plan is available to all U.S. employees with the title of director or above, including the named executive officers other than Mr. Elfrink. Mr. Elfrink participates in the Netherlands Capital Plan. A primary rationale for adopting the plan was to provide an opportunity for individual retirement savings on a tax- and cost-effective basis on compensation above the Internal Revenue Code limits under the Cisco 401(k) Plan, recognizing that Cisco does not sponsor a supplemental executive retirement plan or a pension plan on behalf of the named executive officers covered by the Deferred Compensation Plan. It was also decided, based on this same rationale and because the Cisco 401(k) Plan has a matching contribution, that Cisco would begin making matching contributions starting with calendar year 2007 at the same percentage as made under the Cisco 401(k) Plan. Those matching contributions are described in the footnote to the “Nonqualified Deferred Compensation—Fiscal” 2011 table below. The Deferred Compensation Plan administrator is Cisco’s 401(k) Plan Administration Committee.

Fiscal 2012 Compensation Approach

•	Base Salaries—The Compensation Committee does not expect to make adjustments to the annual base salaries for the named executive officers in fiscal 2012.

•

Variable Cash Incentive Awards—Achievement of variable cash incentive awards in fiscal 2012 will be measured solely on the basis of annual performance, rather than semi-annual performance using the same financial performance metrics in fiscal 2012 as used in fiscal 2011.

•

Long-Term, Equity-Based Incentive Awards—On September 8, 2011, the Compensation Committee approved an equity award to Mr. Chambers of 100% PRSUs and equity awards of a 75/25 combination (based on value) of PRSUs and time-based restricted stock units to the other named executive officers as set forth in the table below. The 100% PRSUs for Mr. Chambers and the 75/25 combination of PRSUs and time-based restricted stock units awarded to the other named executive officers are targeted with reference to the median of the Updated Peer Group with an opportunity to earn awards at the 75th percentile for superior total shareholder return and operational performance.

Named Executive Officer	PRSUs	Time-Based Restricted Stock Units
John T. Chambers	495,500	—
Frank A. Calderoni	143,775	50,600
Wim Elfrink	162,800	57,300
Gary B. Moore	206,740	72,800
Randy Pond	133,200	46,900

The performance metrics for 50% of the PRSUs are operating cash flow and earnings per share based on annual goals established at the beginning of each fiscal year over a three-year period. Performance will be reviewed at the end of each fiscal year and any earned PRSUs will be settled at the end of the three-year performance period. The performance metric for the remaining 50% of the PRSUs is Cisco’s total shareholder return relative to the S&P 500 Information Technology Index over a three-year period. Any earned PRSUs will be settled at the end of the three-year performance period. Depending upon performance, each named executive officer may receive total PRSU shares ranging from 0% to 150% of the target for superior performance.

The PRSUs will vest in full and be settled at target levels in the event of a named executive officer’s death or terminal illness or if Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership. In the event of the retirement of a named executive officer, and to the extent the named executive officer meets certain retirement eligibility criteria described in the award agreement and complies with certain post-retirement covenants, the PRSUs will continue to vest and any earned PRSUs, based on the satisfaction of the performance metrics, will be settled in Cisco shares at the end of the three-year performance period. In all cases, the settlement of PRSUs must comply with Code Section 409A.

Cisco believes that the new retirement vesting feature of the PRSUs is an appropriate and necessary retention tool because it provides protection to the named executive officers in light of the new and longer three-year PRSU performance period and is a prevalent practice among the companies within the Updated Peer Group that grant similar equity awards with multi-year performance periods. Further, PRSUs will be forfeited and provide no value to its holder to the extent a named executive officer violates specific post-retirement covenants.

The grant of these PRSUs is subject to shareholder approval of Proposal No. 2 in this Proxy Statement amending and restating Cisco’s 2005 Stock Incentive Plan. If Proposal No.  2 is not approved, the PRSUs will be forfeited.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Cisco specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation and Management Development Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with Cisco’s management. Based on that review and those discussions, the Compensation and Management Development Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into Cisco’s Annual Report on Form 10-K for its 2011 fiscal year.

Submitted by the Compensation and Management Development Committee

Roderick C. McGeary, Chairperson

Brian L. Halla

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2011 were: Roderick C. McGeary (Chairperson) and Brian L. Halla for all of fiscal 2011; and Carol A. Bartz until May 2011. No member of this committee was at any time during fiscal 2011 or at any other time an officer or employee of Cisco, and no member of this committee had any relationship with Cisco requiring disclosure under Item 404 of Regulation S-K. No executive officer of Cisco has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation Committee during fiscal 2011. An executive officer of Cisco, Gary B. Moore, served during a portion of fiscal 2011 as a member of the compensation committee of VCE, at which company Michael D. Capellas serves as Chairman of the Board and served as Chief Executive Officer until September 2011. For information regarding transactions with VCE, please see “Certain Transactions with Related Persons” on page 64 below.

Summary of Compensation

The following table sets forth the compensation earned by the named executive officers for services rendered in all capacities to Cisco and its subsidiaries for each of the last three or fewer fiscal years during which such individuals were designated as named executive officers. Cisco’s named executive officers for fiscal 2011 include Cisco’s CEO, CFO, and the three most highly compensated executive officers (other than the CEO and CFO) in fiscal 2011.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($) (2)		Bonus ($) (3)		Stock Awards ($) (4)(6)	Option Awards ($) (5)(6)	Non-Equity Incentive Plan Compensation ($) (7)		All Other Compensation ($) (8)		Total ($)
John T. Chambers	2011	$375,000		—		$12,500,100	—	—		$11,025		$12,886,125
Chairman and Chief Executive Officer	2010	$382,212		—		$8,190,000	$5,688,638	$4,600,000		$11,025		$18,871,875
	2009	$375,000		$2,031,000		$6,742,125	—	—		$9,998		$9,158,123

Frank A. Calderoni	2011	$630,000		—		$7,236,900	—	—		$21,483		$7,888,383
Executive Vice President, Chief Financial Officer	2010	$611,538		—		$4,680,000	$3,250,650	$1,530,000		$78,681		$10,150,869
	2009	$581,250		$900,000		$2,996,500	—	—		$24,586		$4,502,336

Wim Elfrink	2011	$849,383	(9)	—		$7,236,900	—	—		$3,839,499	(11)	$11,925,782
Executive Vice President, Emerging Solutions and Chief Globalisation Officer	2010	$773,762	(9)	—		$5,850,000	$4,063,313	$1,600,000	(10)	$3,456,642	(11)	$15,743,717
	2009	$816,658	(9)	$1,000,000	(10)	$4,494,750	—	—		$1,933,946	(11)	$8,245,354

Gary B. Moore	2011	$699,808		—		$10,518,900	—	—		$33,962		$11,252,670
Executive Vice President, Chief Operating Officer (1)

Randy Pond	2011	$800,000		—		$7,236,900	—	—		$11,025		$8,047,925
Executive Vice President, Operations, Processes and Systems	2010	$815,385		—		$4,680,000	$3,250,650	$1,600,000		$11,025		$10,357,060
	2009	$743,750		$900,000		$3,745,625	—	—		$11,785		$5,401,160

(1)	Mr. Moore was promoted to Executive Vice President, Chief Operating Officer on February 21, 2011 and was not a named executive officer in fiscal 2010 or 2009.

(2)	Fiscal 2010 was a 53-week fiscal year, and the salary amounts for fiscal 2010 reflect the extra week’s salary earned during that fiscal year.

(3)	The Bonus column lists discretionary cash bonuses awarded for services rendered during fiscal 2009. There were no discretionary cash bonuses awarded during fiscal 2010 or 2011.

(4)

The amounts in the Stock Awards column represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of restricted stock unit awards and, in the case of fiscal 2011 and 2009, PRSU rights, awarded during the applicable fiscal year under the 2005 Stock Incentive Plan. Prior to the initial declaration of a quarterly cash dividend on March 17, 2011, the grant date fair value of the restricted stock units was measured based on an expected dividend yield of 0% as Cisco did not historically pay cash dividends on its common stock. For grants issued on or subsequent to March 17, 2011, Cisco used an annualized dividend yield based on the per share dividends declared by its Board of Directors. For PRSU rights, the grant date fair value was based upon the probable outcome of applicable performance conditions estimated as of the grant date. There can be no assurance that these grant date fair values will ever be realized by the named executive officers. See the “Grants of Plan-Based Awards—Fiscal 2011” table below for information on restricted stock unit awards granted to the named executive officers in fiscal 2011.

For the PRSU rights awarded in fiscal 2011 and 2009, the amounts earned based on actual performance were 84% and 0% of target, respectively. Based on actual performance during fiscal 2011, 84% of the target number of restricted stock units would have been granted pursuant to these awards; however, in light of the erosion of shareholder value in fiscal 2011, the Compensation Committee exercised its negative discretion and decided no named executive officer would receive a performance-based equity award for fiscal 2011. The maximum that could have been earned under the PRSU rights awards was 133% of target for fiscal 2011 and 120% of target for fiscal 2009. Those maximum values that could have been earned were: for Mr. Chambers, $8,312,567 for fiscal 2011 and $8,712,900 for fiscal 2009; for Mr. Calderoni, $4,812,539 for fiscal 2011 and $3,872,400 for fiscal 2009; for Mr. Elfrink, $4,812,539 for fiscal 2011 and $5,808,600 for fiscal 2009; for Mr. Moore, $4,812,539 for fiscal 2011; and for Mr. Pond, $4,812,539 for fiscal 2011 and $4,840,500 for fiscal 2009.

(5)

The amounts in the Option Awards column represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of stock option awards granted during the applicable fiscal year pursuant to the 2005 Stock Incentive Plan. For information on the valuation assumptions with respect to stock option grants, refer to the note on Employee Benefit Plans in the notes to consolidated financial statements contained in Cisco’s Annual Report on Form 10-K for the fiscal year in which the stock option was granted. There can be no assurance that these grant date fair values will ever be realized by the named executive officers.

(6)

Amounts for fiscal 2009 disclosed in the Option Awards column differ from the originally reported amounts for fiscal 2009 because the amounts have been restated to reflect aggregate grant date fair values of equity awards granted during fiscal 2009 in accordance with FASB ASC Topic 718. The amounts originally reported for fiscal 2009 reflected the dollar amount of expense recognized for financial statement reporting purposes for fiscal 2009.

(7)	The amounts listed in the Non-Equity Incentive Plan Compensation column for fiscal 2010 reflect the cash awards paid under the EIP for fiscal 2010 performance.

(8)

The amounts listed in the All Other Compensation column for fiscal 2011 include actual and estimated matching contributions by Cisco under the Cisco Systems, Inc. Deferred Compensation Plan on behalf of certain participating named executive officers. This includes $10,015 and $22,909 in matching contributions on behalf of Mr. Calderoni and Mr. Moore, respectively, related to fiscal 2011 salary deferred during calendar year 2010 as well as fiscal 2011 salary deferred during calendar year 2011 that is expected to be credited at the end of calendar year 2011. See “Nonqualified Deferred Compensation—Fiscal 2011” for more information. In addition, the amounts listed in the All Other Compensation column for fiscal 2011 include matching contributions that Cisco made under its 401(k) plan on behalf of certain participating named executive officers, including $11,025 on behalf of Mr. Chambers, $11,468 on behalf of Mr. Calderoni, $11,053 on behalf of Mr. Moore, and $11,025 on behalf of Mr. Pond.

(9)

Mr. Elfrink’s salary was paid in euros. The conversion rate from euros to U.S. dollars is based on the exchange rate in effect on the last day of Cisco’s applicable fiscal year: 1.4329, 1.3044 and 1.4195 dollars per euro for fiscal 2011, 2010 and 2009, respectively.

(10)

For Mr. Elfrink, the non-equity incentive plan compensation for fiscal 2010 and the discretionary cash bonus for fiscal 2009 were payable in euros. The conversion rates from euros to U.S. dollars for fiscal 2010 and fiscal 2009 were 1.2230 and 1.3870 dollars per euro, respectively, each being the rate referenced by the Compensation Committee when the respective award was made.

(11)

The amounts listed in the All Other Compensation column for Mr. Elfrink are, for each fiscal year, comprised primarily of certain tax, living and travel expenses in connection with Mr. Elfrink’s International Assignment Agreement, and contributions to the Netherlands Capital Plan by Cisco on behalf of Mr. Elfrink. The tax equalization benefits to Mr. Elfrink under his International Assignment Agreement were $2,156,939 in fiscal 2011, $2,093,317 in fiscal 2010, and $629,363 in fiscal 2009 (in each case based on an estimate of the portion of Mr. Elfrink’s tax payments for the calendar years that relate to the applicable fiscal years). Mr. Elfrink was reassigned to the U.S. from India as of August 2011. The perquisites and personal benefits received pursuant to the International Assignment Agreement for fiscal 2011 include: $631,797 for housing expenses in India, including house maintenance and domestic household assistance; $189,846 for housing assistance in the United States, which includes utilities; and $205,986 in fiscal 2011 for estimated expenses relating to Mr. Elfrink’s reassignment to the U.S. from India. Other similar perquisites and personal benefits included in the amounts shown for fiscal 2011 consist of the following: provision of security arrangements, allowances for automobiles, child education, home leave travel, relocation, and fees for tax services; and goods and services differential. During fiscal 2012, Mr. Elfrink’s international assignment benefits, including tax equalization benefits, will be substantially reduced and capped at approximately $508,000.

Cisco’s contributions on behalf of Mr. Elfrink under the Netherlands Capital Plan for fiscal 2011 were $315,199 (comprised of $253,541, $49,167, $2,288 and $10,203 for a defined contribution premium, a survivor’s death benefit, an orphan’s death benefit and a disability benefit, respectively). For more information on the Netherlands Capital Plan, see “Nonqualified Deferred Compensation—Fiscal 2011.” Certain of these items paid to Mr. Elfrink were paid in euros and others in Indian rupees. The conversion rates from euros to U.S. dollars and from Indian rupees to U.S. dollars are based on the exchange rates in effect on the last day of the applicable fiscal year: 1.4329 per euro and 0.0226 per rupee for fiscal 2011, 1.3044 dollars per euro and 0.02154 dollars per rupee for fiscal 2010, and 1.4195 dollars per euro and 0.02071 dollars per rupee for fiscal 2009.

The following table provides information on cash-based performance awards, restricted stock unit awards and stock option awards in fiscal 2011 to each of Cisco’s named executive officers. There can be no assurance that the Grant Date Fair Value, as listed in this table, of the Stock Unit and Stock Option Awards will ever be realized. These Grant Date Fair Value amounts also are included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table.

Grants of Plan-Based Awards—Fiscal 2011

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (4)	Maximum (#)
John T. Chambers	(1)	—	$2,046,100	$6,138,300
	(2)				—	285,000	379,050				$6,250,050	(2)
	9/16/10							285,000			$6,250,050
Frank A. Calderoni	(1)	—	$787,500	$2,362,500
	(2)				—	165,000	219,450				$3,618,450	(2)
	9/16/10							165,000			$3,618,450
Wim Elfrink	(1)	—	$1,061,729	$3,185,187
	(2)				—	165,000	219,450				$3,618,450	(2)
	9/16/10							165,000			$3,618,450
Gary B. Moore	(1)	—	$787,500	$2,362,500
	(2)				—	165,000	219,450				$3,618,450	(2)
	9/16/10							165,000			$3,618,450
	3/17/11							200,000			$3,282,000
Randy Pond	(1)	—	$1,000,000	$3,000,000
	(2)				—	165,000	219,450				$3,618,450	(2)
	9/16/10							165,000			$3,618,450

(1)

These rows represent possible payouts pursuant to the annual cash incentive awards under the EIP for fiscal 2011. In light of the erosion in shareholder value in fiscal 2011, the Compensation Committee exercised its negative discretion and decided that no named executive officer would receive any payment for fiscal 2011 as indicated in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above. More information about these payments appears above in the “Compensation Discussion and Analysis” section of this Proxy Statement. For each named executive officer other than Mr. Chambers, the target and maximum values are calculated by multiplying 125% (target) and 375% (maximum), respectively, by the executive’s annual base salary in effect at the beginning of fiscal 2011. For Mr. Chambers, the target and maximum values are calculated by multiplying 185% and 555%, respectively, by $1,106,000, the median CEO base salary of the Initial Peer Group. The EIP did not contain any threshold value for fiscal 2011. For Mr. Elfrink, the target and maximum values are denominated in euros. The conversion rate from euros to U.S. dollars for fiscal 2011 is 1.4329 dollars per euro, the exchange rate in effect on the last day of fiscal 2011.

(2)

The amounts shown in these rows reflect, in share amounts, the target and maximum potential awards of restricted stock units for the fiscal 2011 performance period, as further described in the “Compensation Discussion and Analysis” section of this Proxy Statement. In September 2010, each named executive officer was awarded a PRSU right under the 2005 Stock Incentive Plan, subject to the satisfaction of pre-determined worldwide revenue and earnings per share performance conditions during fiscal 2011, with a maximum award equal to 133% of the target grant. There was no threshold number of restricted stock units available for fiscal 2011. The potential awards were performance-based and were completely at risk. The dollar amount listed in the far right column reflects, in each of these rows, the grant date fair value of the award that would have applied if fiscal 2011 performance had resulted in the target number of restricted stock units being granted. Based on actual performance during fiscal 2011, 84% of the target number of restricted stock units would have been granted pursuant to these awards; however, in light of the erosion of shareholder value in fiscal 2011, the Compensation Committee exercised its negative discretion and decided no named executive officer would receive a performance-based equity award for fiscal 2011.

(3)

Each restricted stock unit award listed in this column was granted under the 2005 Stock Incentive Plan. Each of them vests in 25% increments on September 11, 2011 and each of the following three anniversaries of that date, except that the restricted stock unit award for Mr. Moore granted on March 17, 2011 vests in 25% increments on March 12, 2012 and each of the following three anniversaries of that date. Each award is settled in shares on each vesting date.

(4)

Each of the awards will vest in full (at target levels for PRSU rights) and, if applicable, become immediately exercisable in the event that Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership. In addition, pursuant to a Compensation Committee policy which can be revoked or changed at any time, if the holder of an award dies or becomes terminally ill, his or her award will generally vest in an amount equal to the greater of 100% of the unvested shares subject to the award (at target levels for PRSU rights) up to a total value of $10 million, net of aggregate exercise or purchase price, or up to one year of vesting from the date of death or determination of terminal illness. For purposes of this policy, shares subject to the award are valued based on the closing price per share of common stock on the date of death or determination of terminal illness.

The following table shows the number of Cisco common shares covered by exercisable and unexercisable stock options, and the number of Cisco unvested restricted stock units, held by Cisco’s named executive officers as of July 30, 2011.

Outstanding Equity Awards At 2011 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)†		Market Value of Shares or Units of Stock That Have Not Vested ($) *
John T. Chambers	2,000,000	—	$13.04	4/10/2012
	2,000,000	—	$18.51	7/15/2012
	—	1,500,000	$19.18	8/23/2013	(1)
	1,300,000	—	$17.86	9/29/2014
	1,256,667	43,333	$23.01	9/21/2015	(2)
	690,000	210,000	$32.21	9/20/2016	(5)
	401,041	473,959	$23.40	11/12/2016	(12)
						46,400	(7)	$741,008
						67,500	(8)	$1,077,975
						262,500	(13)	$4,192,125
						285,000	(15)	$4,551,450

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)†		Market Value of Shares or Units of Stock That Have Not Vested ($) *
Frank A. Calderoni	173,333	—	$21.24	5/14/2013
	78,000	—	$19.18	8/23/2013
	58,750	—	$17.80	8/12/2014
	120,000	—	$17.86	9/29/2014
	193,333	6,667	$23.01	9/21/2015
	81,667	18,333	$25.85	6/7/2016	(4)
	184,000	56,000	$32.21	9/20/2016	(5)
	229,166	270,834	$23.40	11/12/2016	(12)
						7,000	(3)	$111,790
						30,000	(6)	$479,100
						12,374	(7)	$197,613
						30,000	(8)	$479,100
						150,000	(13)	$2,395,500
						165,000	(15)	$2,635,050

Wim Elfrink	243,800	—	$19.59	9/2/2012
	395,000	—	$19.18	8/23/2013
	165,000	—	$17.86	9/29/2014
	386,667	13,333	$23.01	9/21/2015	(2)
	437,000	133,000	$32.21	9/20/2016	(5)
	286,458	338,542	$23.40	11/12/2016	(12)
						20,000	(3)	$319,400
						29,387	(7)	$469,310
						45,000	(8)	$718,650
						187,500	(13)	$2,994,375
						165,000	(15)	$2,635,050

Gary B. Moore	200,000	—	$19.59	9/2/2012
	325,000	—	$19.18	8/23/2013
	275,000	—	$17.86	9/29/2014
	193,333	6,667	$23.01	9/21/2015	(2)
	184,000	56,000	$32.21	9/20/2016	(5)
	78,124	71,876	$20.10	6/11/2016	(11)
						40,000	(3)	$638,800
						12,374	(7)	$197,613
						37,500	(8)	$598,875
						50,000	(9)	$798,500
						100,000	(10)	$1,597,000
						150,000	(13)	$2,395,500
						75,000	(14)	$1,197,750
						165,000	(15)	$2,635,050
						200,000	(16)	$3,194,000

Randy Pond	444,017	—	$19.59	9/2/2012
	49,583	—	$17.86	9/29/2014
	386,667	13,333	$23.01	9/21/2015	(2)
	368,000	112,000	$32.21	9/20/2016	(5)
	229,166	270,834	$23.40	11/12/2016	(12)
						20,000	(3)	$319,400
						24,747	(7)	$395,210
						37,500	(8)	$598,875
						150,000	(13)	$2,395,500
						165,000	(15)	$2,635,050

†

Based on actual performance during fiscal 2011, 84% of the target number of restricted stock units would have been granted pursuant to the PRSU rights; however, in light of the erosion of shareholder value in fiscal 2011, the Compensation Committee exercised its negative discretion and decided no named executive would receive a performance-based equity award for 2011.

*

The market value of the restricted stock units that have not vested is calculated by multiplying the number of units that have not vested by the closing price of our common stock on July 29, 2011, which was $15.97.

Vesting Schedule for Outstanding Stock Options and Unvested Restricted Stock Units

Note	Grant Dates	Incremental Vesting Dates
(1)	8/23/04	Full vesting on earlier of (i) 8/23/11 or (ii) three years after cease to be President and CEO; or death or permanent disability
(2)	9/21/06	20% on 9/21/07; pro-rata monthly for next 48 months
(3)	9/21/06	20% on 9/21/07; 20% annually for next 4 years
(4)	6/7/07	20% on 6/7/08; pro-rata monthly for next 48 months
(5)	9/20/07	20% on 9/20/08; pro-rata monthly for next 48 months
(6)	2/19/08	20% on 2/19/09; 20% annually for next 4 years
(7)	9/11/08	20% on 9/11/08; 20% annually for next 4 years
(8)	9/11/08	25% on 9/11/09; 25% annually for next 3 years
(9)	3/12/09	25% on 3/12/10; 25% annually for next 3 years
(10)	3/12/09	Full vesting on 3/12/13
(11)	6/11/09	25% on 6/11/10; pro-rata monthly for next 36 months
(12)	11/12/09	25% on 9/11/10; pro-rata monthly for next 36 months
(13)	11/12/09	25% on 9/11/10; 25% annually for next 3 years
(14)	6/10/10	25% on 6/11/11; 25% annually for next 3 years
(15)	9/16/10	25% on 9/11/11; 25% annually for next 3 years
(16)	3/17/11	25% on 3/12/12; 25% annually for next 3 years

Except as described below, each stock option granted prior to 2009 has a maximum term of nine years measured from the applicable grant date, subject to earlier termination in the event of the optionee’s cessation of service with Cisco. Each option that was granted to the named executive officers on November 12, 2009 has a maximum term of seven years measured from the applicable grant date, subject to earlier termination in the event of the optionee’s cessation of service with Cisco. The exercise price for each of these options is equal to the closing price per share of common stock on the grant date.

The option to purchase 1,500,000 shares that was granted to Mr. Chambers on August 23, 2004 has a maximum term of nine years measured from the grant date and, if vested, will remain exercisable for the full term even after his cessation of service except in limited circumstances. For purposes of Mr. Chambers’ stock option agreement, “service” includes providing services directly to Cisco or employment by educational or governmental institutions if those institutions’ policies preclude continued service to Cisco. The exercise price is equal to the closing price per share of common stock on the grant date.

The following table shows the number of shares acquired by each of the named executive officers during fiscal 2011 through stock option exercises and vesting of restricted stock units (including restricted stock units granted upon the satisfaction of a performance condition). The table also presents the value realized upon such exercises and vesting, as calculated, in the case of stock options, based on the difference between the market price of Cisco’s common stock at exercise and the option exercise price, and as calculated, in the case of restricted stock units, based on the closing selling price per share of Cisco’s common stock on the NASDAQ Global Select Market on the vesting date.

Option Exercises and Stock Vested—Fiscal 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John T. Chambers	—	—	144,450	$2,978,559
Frank A. Calderoni	—	—	93,187	$1,902,106
Wim Elfrink	98,320	$43,261	119,693	$2,488,470
Gary B. Moore	—	—	164,937	$3,237,551
Randy Pond	200,000	$34,020	101,123	$2,105,556

The following table shows the contributions and earnings during fiscal 2011, and account balance as of July 30, 2011, for named executive officers under the Cisco Systems, Inc. Deferred Compensation Plan or the Netherlands Capital Plan, as the case may be.

Nonqualified Deferred Compensation—Fiscal 2011

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($) (2)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (3)
John T. Chambers	—	—		—		—	—
Frank A. Calderoni	$251,539	$10,015	(4)	$390,265		—	$3,100,564
Wim Elfrink (5)	$38,222	$253,541	(6)	$56,006	(7)	—	$2,634,450	(8)
Gary B. Moore	$138,115	$22,909	(4)	$396		—	$1,218,674
Randy Pond	—	—		$81,920		—	$1,710,521

(1)	These executive contribution amounts were included in fiscal 2011 compensation in the “Salary” column of the Summary Compensation Table.

(2)	None of the amounts in this column is included in the Summary Compensation Table because plan earnings were not preferential or above-market.

(3)

The following amounts included in this column also have been reported in the Summary Compensation Table as compensation for fiscal 2011 or a prior fiscal year: Mr. Calderoni, $2,632,411; Mr. Elfrink, $1,092,732; Mr. Moore, $161,024; and Mr. Pond, $1,677,569.

(4)

These amounts were included in the “All Other Compensation” column of the Summary Compensation Table. Matching contributions under the Deferred Compensation Plan are made to eligible participants following the end of each calendar year. Generally, the matching contribution rate for calendar year 2010 was, and the matching contribution rate for calendar year 2011 will be, 4.5% of eligible compensation over the Code Section 401(a)(17) limit of $245,000 for each calendar year, with a $1,500,000 cap on eligible compensation for each calendar year. The matching contribution rate for calendar years 2010 and 2011 is the same as in the 401(k) Plan for both years. Participants must be actively employed by Cisco on the last day of a calendar year to receive a matching contribution under the Deferred Compensation Plan. The amounts in this column reflect the sum of (i) actual calendar year 2010 matching contributions, excluding the portion of those contributions related to deferrals of fiscal 2010 salary and non-equity incentive plan compensation, and (ii) estimated calendar year 2011 matching contributions related to deferrals of fiscal 2011 salary and bonus compensation during calendar year 2011 that are expected to be credited to the accounts of the named executive officers at the end of calendar year 2011.

(5)

Mr. Elfrink is the only named executive officer who participates in the Netherlands Capital Plan. He has not participated in the Deferred Compensation Plan. The dollar amounts in the table shown for Mr. Elfrink were converted from euros. The conversion rate from euros to U.S. dollars is based on the exchange rate of 1.4329 dollars per euro in effect on the last day of fiscal 2011.

(6)

This amount was included in fiscal 2011 compensation in the “All Other Compensation” column of the Summary Compensation Table. Cisco makes contributions to the Netherlands Capital Plan on the first day of each calendar year equal to a percentage of Mr. Elfrink’s base salary and his bonus paid during the prior calendar year, the sum of which is fixed for this purpose pursuant to a formula that limits increases in eligible earnings from year to year. These contributions for Mr. Elfrink are made without regard to a cap and are for a retirement benefit. Except as provided in the last sentence of this footnote, Cisco’s contribution to the Netherlands Capital Plan is determined as discussed below. These contribution percentages for Mr. Elfrink for fiscal 2011 were approximately 20% of eligible earnings. The amount in this column reflects the sum of Cisco’s contributions for Mr. Elfrink with respect to fiscal 2011 for the relevant portions of the 2010 and 2011 calendar years. The amount in the column does not include contributions under the Netherlands Capital Plan listed in footnote 11 to the Summary Compensation Table relating to a survivor’s death benefit, an orphan’s death benefit and a disability benefit, which benefits are described under the “Potential Payments upon Termination or Change in Control” below.

(7)

The return listed in this column represents the dollar value by which the amount available under the Netherlands Capital Plan as of the last day of fiscal 2011, as described below in footnote 8, exceeds or falls short of the sum of (i) the amount available at fiscal 2010 year-end and (ii) the aggregate contributions during fiscal 2011 by Mr. Elfrink and Cisco.

(8)

The amount in this column represents the funds available under the Netherlands Capital Plan as of July 30, 2011 that would have been available to Mr. Elfrink to purchase a retirement annuity (covering his life and that of his spouse) had he elected to retire as of that date.

The Deferred Compensation Plan, which became effective on June 25, 2007, is an unfunded and unsecured deferred compensation arrangement that is designed to allow the participants to defer a specified percentage of their base salary (up to 75%), commissions and/or eligible bonuses (up to 100%) in a manner similar to the way in which Cisco’s 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Code. The Deferred Compensation Plan is designed to comply with Code Section 409A. As required by applicable law, participation in the Deferred Compensation Plan is limited to a group of Cisco’s management employees, which group includes each of Cisco’s named executive officers.

Amounts deferred by each participant pursuant to the Deferred Compensation Plan are credited to a bookkeeping account maintained on behalf of that participant. Amounts credited to each participant under the Deferred Compensation Plan are periodically adjusted for earnings and/or losses at a rate that is equal to one or more of the measurement funds selected by the 401(k) Plan Committee and elected by a participant. Currently, the measurement funds consist of the following: Fidelity Money Market Fund; iShares Barclays Aggregate Bond Fund; SPDR S&P 500 ETF Trust; SPDR S&P MidCap 400 ETF Trust; iShares Russell 2000 Index Fund; iShares MCSI EAFE Index Fund; Fidelity Freedom 2010 Fund; Fidelity Freedom 2020 Fund; Fidelity Freedom 2030 Fund; and Fidelity Freedom 2040 Fund.

In addition, Cisco may credit additional matching amounts to a participant’s account for any plan year as determined by the Compensation Committee. For calendar years 2010 and 2011, there are matching contributions on deferrals over the IRS limitation on compensation that may be taken into account under the 401(k) Plan ($245,000 for each of 2010 and 2011). Generally, the matching contribution rate for calendar year 2010 was, and the matching contribution rate for calendar year 2010 will be, 4.5% of eligible compensation over the Code Section 401(a)(17) limit, with a $1,500,000 cap on eligible compensation for each calendar year. The matching contribution rate for calendar years 2010 and 2011 is the same as in the 401(k) Plan for both years. Participants must be actively employed by Cisco on the last day of a calendar year to receive a matching contribution under the Deferred Compensation Plan.

Distributions are made in accordance with elections filed by participants at the time of their deferral elections and distributions generally are expected to occur after a participant’s separation of service, or in some cases at specified future distribution dates.

The Netherlands Capital Plan is a funded defined contribution plan for eligible employees in the Netherlands that is tax-qualified in the Netherlands in the sense that contributions and earnings are not subject to income taxes until distributed. The Netherlands Capital Plan requires participants to defer 3% of their eligible earnings, while Cisco makes contributions on behalf of eligible participants equal to a percentage of their eligible earnings, based on the participant’s age, to fund a defined contribution premium. Eligible earnings is generally comprised of salary and bonus subject to certain caps, which caps are not applicable to Mr. Elfrink other than certain limits on increase per annum. These contributions are deposited in an account for each participant and held by an insurance company and are credited with an investment return with a minimum rate guaranteed by the insurance company until each participant retires. In-service withdrawals or distributions are not allowed. Upon retirement, distributions must be used to purchase an annuity providing an annual income to the participant for his life and a survivor’s annuity (at 70% of his annual benefit) for the life of his surviving spouse, if any. Pursuant to the Netherlands Capital Plan, Cisco also contributes specified amounts to the participant’s separate accounts for pre-retirement death (a survivor benefit and an orphan’s benefit) and a disability benefit, as described under “Potential Payments upon Termination or Change in Control” below.

Potential Payments upon Termination or Change in Control

Except for Mr. Elfrink, none of our named executive officers have employment or severance agreements with Cisco, and their employment may be terminated at any time at the discretion of the Board of Directors. For information regarding potential payments upon termination under the Deferred Compensation Plan, in which certain named executive officers participate, and the Netherlands Capital Plan, in which no named executive officer other than Mr. Elfrink participates, see “Nonqualified Deferred Compensation—Fiscal 2011” above.

Mr. Elfrink—Non-Equity Severance Payments.

Set forth below is a description of the benefits to which Mr. Elfrink or his family would be entitled, assuming a qualifying termination, illness or death on the last business day of fiscal 2011. These benefits would have been payable in euros and unless otherwise noted, the conversion rate from euros to U.S. dollars is based on the exchange rate of 1.4329 dollars per euro in effect on the last day of fiscal 2011.

Severance Payments upon Termination Following Completion of International Assignment. Pursuant to Mr. Elfrink’s International Assignment Agreement, upon the successful completion of his international assignment, Cisco has agreed to relocate Mr. Elfrink to the U.S. and attempt to employ Mr. Elfrink in a comparable position. If Cisco is unable to offer a position to Mr. Elfrink, his employment would terminate and he would be entitled to receive severance compensation equal to 2.25 times his then current annual salary. Using Mr. Elfrink’s salary in effect on the last day of fiscal 2011, this amount is estimated at €1,333,737, or $1,911,112 (based on the exchange rate listed above). Mr. Elfrink is employed on an at-will basis, but the termination of Mr. Elfrink’s Netherlands employment agreement, as recorded in his International Assignment Agreement, is subject to a notice period of two months plus any fractional month between the date notice is given and the start of the next calendar month.

Payments Due to Mr. Elfrink upon Being Unable to Perform His Duties as a Result of Illness. If Mr. Elfrink is unable to perform his duties as a result of illness, he shall remain entitled to 100% of his annual base salary for one year, or $849,383, and 70% of his annual base salary for a second year, or $594,568 (each estimated based on Mr. Elfrink’s salary in effect at the end of fiscal 2011). Any such payments would be reduced by the amount of any financial benefit Mr. Elfrink received through various insurance proceeds, and any other income earned by Mr. Elfrink for services provided to Cisco. Further, if Mr. Elfrink’s incapacity to work is caused by a third party, Cisco’s obligation to pay Mr. Elfrink’s salary may be limited. After the second year of illness, Mr. Elfrink would then be entitled to a disability benefit under the Netherlands Capital Plan in an amount equal to $242,923 per year until Mr. Elfrink reaches the age of 65.

Payments Due Mr. Elfrink’s Family upon Death. In the event of Mr. Elfrink’s death, his family would be entitled to a survivor death benefit and an orphan’s death benefit pursuant to the Netherlands Capital Plan. The survivor death benefit would be payable to his spouse in the amount of $309,229 per year until her death. The orphan’s death benefit would be payable to his children in an aggregate amount of $61,846 per year generally until his children reach the age of 18 or in certain circumstances the age of 27.

Acceleration of Equity Awards.

As described above in the “Compensation Discussion and Analysis” section, each outstanding award to all employees under the 2005 Stock Incentive Plan and the 1996 Plan that is subject to vesting provisions, and each PRSU or PRSU right awarded from time to time, will vest in full (at target levels for PRSUs and PRSU rights) and, if applicable, become immediately exercisable in the event that Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership.

In addition, the Compensation Committee has adopted a policy (the “Death and Terminal Illness Policy”) that applies to each outstanding award to all employees (other than as described in this paragraph) and that can be revoked or changed at any time. Pursuant to this policy, if the holder of such an award dies or becomes terminally ill, his or her aggregate awards will generally vest in an amount equal to the greater of (a) 100% of the unvested shares subject to the awards (at target levels for PRSUs) up to a total value of $10 million, net of aggregate exercise or purchase price, or (b) up to one year of vesting from the date of death or determination of terminal illness. For purposes of this policy, shares subject to each award are valued based on the closing price per share of common stock on the date of death or determination of terminal illness. The dollar limit under the Death and Terminal Illness Policy does not apply to an option grant made to Mr. Chambers on August 23, 2004 to purchase up to 1,500,000 shares of Cisco common stock at an exercise price of $19.18 that would vest in full upon Mr. Chambers’ death or permanent disability. In addition, for purposes of the stock option agreement relating to the August 23, 2004 grant, “service” includes providing services directly to Cisco or employment by educational or governmental institutions if those institutions’ policies preclude continued service to Cisco.

The table below sets forth the intrinsic values that the named executive officers would derive in the event of (a) a hostile change in control of Cisco or change in control in which the awards are not assumed or replaced by the acquiror, or (b) the death or terminal illness of the named executive officer (or permanent disability in the case of the August 23, 2004 option grant to Mr. Chambers), that in either case hypothetically occurred on the last business day of fiscal 2011. For restricted stock unit awards, the intrinsic value is based upon the fiscal 2011 year-end closing price for a Cisco common share of $15.97, and for stock options, the value is based on such $15.97 minus the exercise price of the applicable stock option.

Potential Payments—Accelerated Equity Awards

	Hostile Change in Control or Change in Control in Which Awards Are Not Assumed or Replaced by Acquiror			Death or Terminal Illness
Name	Intrinsic Value of Accelerated Stock Options ($)	Intrinsic Value of Accelerated Restricted Stock Units and PRSU Rights ($)	Total Intrinsic Value of Accelerated Equity Awards ($)	Intrinsic Value of Accelerated Stock Options ($)	Intrinsic Value of Accelerated Restricted Stock Units and PRSU Rights ($)		Total Intrinsic Value of Accelerated Equity Awards ($)
John T. Chambers	—	$15,114,008	$15,114,008	—	$10,000,000		$10,000,000	(1)
Frank A. Calderoni	—	$8,933,203	$8,933,203	—	$8,933,203		$8,933,203
Wim Elfrink	—	$9,771,835	$9,771,835	—	$9,771,835		$9,771,835
Gary B. Moore	—	$15,888,138	$15,888,138	—	$10,000,000	(2)	$10,000,000	(2)
Randy Pond	—	$8,979,085	$8,979,085	—	$8,979,085		$8,979,085

(1)

Represents the intrinsic value of full acceleration, up to the limit of $10 million, of Mr. Chambers’ stock options (other than his August 23, 2004 option grant) and restricted stock unit awards and PRSU rights assuming those awards were to be accelerated under the Death and Terminal Illness Policy. Mr. Chambers’ August 23, 2004 stock option is not subject to the Death and Terminal Illness Policy and will also accelerate in full in the event of a permanent disability. However, the full acceleration of such stock option would have no intrinsic value based upon the fiscal 2011 year-end closing price. These values have not been, and may never be, realized.

(2)

In order to give effect to the aggregate limit of $10 million applicable under the Death and Terminal Illness Policy described above, the full intrinsic value of accelerated stock options is first applied against the dollar limit, and then the intrinsic value of accelerated restricted stock units that would cause the total intrinsic value to exceed the aggregate dollar limit is reduced accordingly.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Cisco’s Board of Directors has adopted a written related person transactions policy. The Audit Committee (or other committee designated by the Nomination and Governance Committee) reviews transactions that may be “related-person transactions,” which are transactions between Cisco and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is a director, executive officer, nominee for director, or a greater than 5% beneficial owner of Cisco’s common stock, in each case since the beginning of the last fiscal year, and their immediate family members.

This policy provides that, barring special facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	employment-related compensation to executive officers that is determined by the Compensation Committee;

•	compensation to non-employee directors that is reported in Cisco’s proxy statement;

•	transactions with another company at which:

•	the related person’s only relationship is as a beneficial owner of less than 10% of that company’s shares or as a limited partner holding interests of less than 10% in such partnership;

•

the related person is an employee (other than an executive officer) and/or a director, if the aggregate amount involved in a Cisco fiscal year does not exceed the greater of $1 million or 2% of that company’s total annual revenues; or

•

the related person is the beneficial owner of less than a majority interest in that company (if the related person is solely related to Cisco because of its beneficial ownership of greater than 5% of Cisco’s common stock);

•

charitable contributions, grants or endowments to the Cisco Foundation or by Cisco or the Cisco Foundation to a charitable organization, foundation, or university at which the related person’s only relationship is as an employee (or at which the related person is a trustee, director or executive officer if the aggregate amount involved in a Cisco fiscal year does not exceed $300,000), or any non-discretionary matching contribution, grant, or endowment made pursuant to a matching gift program;

•	transactions where the related person’s interest arises solely from the ownership of publicly traded securities issued by Cisco and all holders of such securities receive proportional benefits;

•	transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•	transactions where the rates or charges involved are determined by competitive bids;

•	transaction involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

•	ordinary course business travel and expenses, advances and reimbursements; and

•

payments made pursuant to (i) directors and officers insurance policies, (ii) Cisco’s articles of incorporation or bylaws, and/or (iii) any policy, agreement or instrument previously approved by Cisco’s Board of Directors, such as indemnification agreements.

When transactions involving related persons do not fall into one of the above categories, they are reviewed by Cisco’s disclosure committee. The disclosure committee determines whether a related person could have a significant interest in such a transaction, and any such transaction is referred to the Audit Committee (or other designated committee). Transactions may also be identified through Cisco’s Code of Business Conduct or other Cisco policies and procedures and reported to the Audit Committee (or other designated committee). That committee reviews the material facts of all related-person transactions and either approves, ratifies, rescinds, or takes other appropriate action (in its discretion) with respect to the transaction.

Certain Transactions with Related Persons

In September 2008, the Board of Directors adopted a travel policy whereby Cisco’s Chairman and CEO, John T. Chambers, is generally required to utilize a private airplane for business travel because his responsibilities on behalf of Cisco entail substantial national and international travel. Commencing with expenses incurred in September 2008, Mr. Chambers is reimbursed solely for business expenses incurred in the operation of a private plane when used for Cisco business, provided such expenses do not exceed the market rate charged for equivalent commercial charter travel. For such business travel expenses incurred in fiscal 2011, reimbursements of approximately $1.7 million were made to Mr. Chambers under this policy.

A brother of Robert W. Lloyd is employed as a sales executive by IBM in Canada. The provision of services by IBM in connection with Cisco products, and the resale of the related Cisco products, comprised a substantial proportion of the sales for Mr. Lloyd’s brother in fiscal 2011. The amount of the transactions in which Mr. Lloyd’s brother had an interest for fiscal 2011 was under $10 million. Mr. Lloyd had no direct involvement in these transactions.

Michael D. Capellas, a non-employee director of Cisco, is the Chairman of the Board of VCE (formerly Acadia Enterprises, LLC) and was its Chief Executive Officer from May 2010 to September 2011. VCE is a joint venture that Cisco formed in fiscal 2010 with EMC, with investments from VMware and Intel. VCE helps organizations leverage best-in-class technologies and disciplines from Cisco, EMC and VMware, to enable the transformation to cloud computing. In the ordinary course of its business, VCE acquires products and services indirectly and directly from Cisco for sale to VCE customers. In addition, from time to time, Cisco purchases VCE solutions, including purchases of approximately $16 million in fiscal 2011. Mr. Capellas’ VCE compensation is based in part on attainment of certain VCE financial and operational goals. See “Director Compensation” on page 14 above. During fiscal 2011, VCE also reimbursed Cisco for expenses for certain leased employees and other matters.

Cisco’s investment in VCE is approximately $199 million, approximately $188 million of which has been invested since the beginning of fiscal 2011. Each of these amounts includes an aggregate principal amount of outstanding loans of approximately $168 million (which was the largest aggregate amount of principal outstanding since the beginning of fiscal 2011) and accrued interest thereunder of approximately $3 million. These loans bear interest at an annual rate of 6.0% and mature at various dates in fiscal 2012 and fiscal 2013. All principal and accrued interest under the loans is convertible into VCE equity. Cisco’s current ownership interest in VCE of approximately 35% is expected to remain approximately the same if the loans are converted into VCE equity. As VCE scales its operations, Cisco expects that it will make additional investments in VCE.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Cisco specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee has reviewed and discussed with Cisco’s management and PricewaterhouseCoopers LLP the audited consolidated financial statements of Cisco contained in Cisco’s Annual Report on Form 10-K for the 2011 fiscal year. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from Cisco.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Cisco’s Annual Report on Form 10-K for its 2011 fiscal year for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Steven M. West, Chairperson

M. Michele Burns

Roderick C. McGeary

Arun Sarin

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING OF SHAREHOLDERS

Requirements for Shareholder Proposals to be Considered for Inclusion in Cisco’s Proxy Materials.    Shareholders of Cisco may submit proposals on matters appropriate for shareholder action at meetings of Cisco’s shareholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. For such proposals to be included in Cisco’s proxy materials relating to its 2012 Annual Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by Cisco no later than June 20, 2012. Such proposals should be delivered to Cisco Systems, Inc., Attn: Secretary, 170 West Tasman Drive, San Jose, California 95134-1706 (and we encourage you to send a copy via email to CorporateSecretary@cisco.com), with a copy to Cisco Systems, Inc., Attn: General Counsel at the same address.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting.    Cisco’s bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for shareholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to the Secretary of Cisco not less than sixty nor more than ninety calendar days prior to the anniversary of the date on which Cisco first mailed its proxy materials for its immediately preceding annual meeting of shareholders (as specified in Cisco’s proxy materials for its immediately preceding annual meeting of shareholders). To be timely for the 2012 Annual Meeting of Shareholders, a shareholder’s notice must be delivered or mailed to and received by Cisco’s Secretary at the principal executive offices of Cisco between July 20, 2012 and August 19, 2012. However, in the event that the annual meeting is called for a date that is not within thirty calendar days of the anniversary of the date on which the immediately preceding annual meeting of shareholders was called, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth calendar day following the date on which public announcement of the date of the annual meeting is first made. In no event will the public announcement of an adjournment of an annual meeting of shareholders commence a new time period for the giving of a shareholder’s notice as provided above. A shareholder’s notice to Cisco’s Secretary must set forth the information required by Cisco’s bylaws with respect to each matter the shareholder proposes to bring before the annual meeting.

In addition, the proxy solicited by the Board of Directors for the 2012 Annual Meeting of Shareholders will confer discretionary authority to vote on (i) any proposal presented by a shareholder at that meeting for which Cisco has not been provided with notice on or prior to August 19, 2012 and (ii) any proposal made in accordance with the bylaw provisions, if the 2012 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934.

PROXY SOLICITATION AND COSTS

Cisco will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of the Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy and any additional solicitation material that Cisco may provide to shareholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. In addition, Cisco has retained Georgeson Inc. to act as a proxy solicitor in conjunction with the annual meeting. Cisco has agreed to pay that firm $18,500, plus reasonable out-of-pocket expenses, for proxy solicitation services. Further, the original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, officers and employees of Cisco. No additional compensation will be paid to these individuals for any such services.

SHAREHOLDERS SHARING THE SAME ADDRESS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

Once again this year, a number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Shareholders may revoke their consent at any time by contacting Broadridge Financial Solutions, either by calling toll-free (800) 542-1061, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Cisco will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of the annual report and other proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of the annual report and other proxy materials, you may write or call Cisco’s Investor Relations Department at Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134-1706, Attention: Investor Relations, telephone (408) 227-2726.

Shareholders who share the same address and currently receive multiple copies of our Notice of Internet Availability of Proxy Materials or annual report and other proxy materials, who wish to receive only one set in the future, can contact their bank, broker or other holder of record to request information about householding.

FORM 10-K

CISCO WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF CISCO’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JULY 30, 2011, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: CISCO SYSTEMS, INC., 170 WEST TASMAN DRIVE, SAN JOSE, CALIFORNIA 95134-1706, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT WWW.CISCO.COM.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for shareholder action at the annual meeting. However, if other matters do properly come before the annual meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Mark Chandler

Secretary

Dated: October 11, 2011

1028-PSA-11

CISCO SYSTEMS, INC.

2005 STOCK INCENTIVE PLAN

AS AMENDED AND RESTATED

EFFECTIVE AS OF

-i-

-ii-

-iii-

-iv-

CISCO SYSTEMS, INC.

2005 STOCK INCENTIVE PLAN

AS AMENDED AND RESTATED

(Effective as of                             )

SECTION 1. INTRODUCTION.

The Company’s shareholders approved the Cisco Systems, Inc. 2005 Stock Incentive Plan, as amended and restated and effective on November 12, 2009. The Company’s Board of Directors approved an amendment and restatement of the Plan; provided that, the amendment and restatement of the Plan shall become effective upon its approval by Company shareholders. If the Company’s shareholders do not approve the amendment and restatement of the Plan, Awards will be made under the Plan as approved by shareholders on November 12, 2009.

The purpose of the Plan is to promote the long-term success of the Company and the creation of shareholder value by offering Key Employees an opportunity to share in such long-term success by acquiring a proprietary interest in the Company.

The Plan seeks to achieve this purpose by providing for discretionary long-term incentive Awards in the form of Options (which may constitute Incentive Stock Options or Nonstatutory Stock Options), Stock Appreciation Rights, Stock Grants, and Stock Units.

The Plan shall be governed by, and construed in accordance with, the laws of the State of California (except its choice-of-law provisions).

Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any related Stock Option Agreement, SAR Agreement, Stock Grant Agreement or Stock Unit Agreement.

SECTION 2. DEFINITIONS.

(a) “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(b) “Award” means any award of an Option, SAR, Stock Grant or Stock Unit under the Plan.

(c) “Board” means the Board of Directors of the Company, as constituted from time to time.

(d) “Cashless Exercise” means, to the extent that a Stock Option Agreement so provides and as permitted by applicable law, a program approved by the Committee in which payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations at the minimum statutory withholding rates, including, but not limited to, U.S. federal and state income taxes, payroll taxes, and foreign taxes, if applicable.

(e) “Cause” means, except as may otherwise be provided in a Participant’s employment agreement or Award agreement, a conviction of a Participant for a felony crime or the failure of a Participant to contest prosecution for a felony crime, or a Participant’s misconduct, fraud or dishonesty (as such terms are defined by the Committee in its sole discretion), or any unauthorized use or disclosure of confidential information or trade secrets, in each case as determined by the Committee, and the Committee’s determination shall be conclusive and binding.

(f) “Change In Control” except as may otherwise be provided in a Participant’s employment agreement or Award agreement, means the occurrence of any of the following:

(i) A change in the composition of the Board over a period of thirty-six consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination; or

(ii) The acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 35% of the total combined voting power of the Company’s then outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which the Board does not recommend such shareholders accept.

(g) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

(h) “Committee” means a committee described in Section 3.

(i) “Common Stock” means the Company’s common stock.

(j) “Company” means Cisco Systems, Inc., a California corporation.

(k) “Consultant” means an individual who performs bona fide services to the Company, a Parent, a Subsidiary or an Affiliate, other than as an Employee or Director or Non-Employee Director.

(l) “Corporate Transaction” except as may otherwise be provided in a Participant’s employment agreement or Award agreement, means the occurrence of any of the following shareholder approved transactions:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization; or

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets.

A transaction shall not constitute a Corporate Transaction if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

(m) “Covered Employees” means those persons who are subject to the limitations of Code Section 162(m).

(n) “Director” means a member of the Board who is also an Employee.

(o) “Disability” means that the Key Employee is classified as disabled under a long-term disability policy of the Company or, if no such policy applies, the Key Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(p) “Employee” means an individual who is a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Exercise Price” means, in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value in determining the amount payable upon exercise of such SAR.

(s) “Fair Market Value” means the market price of a Share as determined in good faith by the Committee. The Fair Market Value shall be determined by the following:

(i) If the Shares were traded over-the-counter or listed with NASDAQ on the date in question, then the Fair Market Value shall be equal to the last transaction price quoted by the NASDAQ system for the date in question or (ii) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange on the date in question, the Fair Market Value is the closing selling price for the Common Stock as such price is officially quoted in the composite tape of transactions on the exchange determined by the Committee to be the primary market for the Common Stock for the date in question; provided, however, that if there is no such reported price for the Common Stock for the date in question under (i) or (ii), then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

If neither (i) or (ii) are applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in the Western Edition of The Wall Street Journal. Such determination shall be conclusive and binding on all persons.

(t) “Fiscal Year” means the Company’s fiscal year.

(u) “Grant” means any grant of an Award under the Plan.

(v) “Incentive Stock Option” or “ISO” means an incentive stock option described in Code Section 422.

(w) “Key Employee” means an Employee, Director, Non-Employee Director or Consultant who has been selected by the Committee to receive an Award under the Plan.

(x) “Non-Employee Director” means a member of the Board who is not an Employee.

(y) “Nonstatutory Stock Option” or “NSO” means a stock option that is not an ISO.

(z) “Option” means an ISO or NSO granted under the Plan entitling the Optionee to purchase Shares.

(aa) “Optionee” means an individual, estate or other entity that holds an Option.

(bb) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(cc) “Participant” means an individual or estate or other entity that holds an Award.

(dd) “Performance Goal” means an objective formula or standard determined by the Committee with respect to each Performance Period utilizing one or more of the following factors and any objectively verifiable adjustment(s) thereto permitted and preestablished by the Committee in accordance with Code Section 162(m): (i) operating income, operating cash flow and operating expense; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales; (vii) revenue; (viii) profits before interest and taxes; (ix) expenses; (x) cost of goods sold; (xi) profit/loss or profit margin; (xii) working capital; (xiii) return on capital, equity or assets; (xiv) earnings per share; (xv) economic value added; (xvi) stock price; (xvii) price/earnings ratio; (xviii) debt or debt-to-equity; (xix) accounts receivable; (xx) writeoffs; (xxi) cash; (xxii) assets; (xxiii) liquidity; (xxiv) operations; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) manufacturing, production or inventory; (xxix) mergers and acquisitions or divestitures; (xxx) financings; (xxxi) customer satisfaction; and/or (xxxii) total shareholder return, each with respect to the Company and/or one or more of its affiliates or operating units. Awards issued to persons who are not Covered Employees may take into account other factors (including subjective factors).

(ee) “Performance Period” means any period not exceeding 36 months as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

(ff) “Plan” means this Cisco Systems, Inc. 2005 Stock Incentive Plan as amended and restated, and as it may be further amended from time to time.

(gg) “Previous Plan Award” means any award of an Option, SAR, Stock Grant or Stock Unit under the Cisco Systems, Inc. 1996 Stock Incentive Plan, the Cisco Systems, Inc. SA Acquisition Long-Term Incentive Plan or the Cisco Systems, Inc. WebEx Acquisition Long-Term Incentive Plan.

(hh) “Re-Price” means that the Company has lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs for any Participant(s), whether through amendment, cancellation, or replacement grants, or any other means.

(ii) “SAR Agreement” means the agreement described in Section 8 evidencing each Award of a Stock Appreciation Right.

(jj) “SEC” means the Securities and Exchange Commission.

(kk) “Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.

(ll) “Securities Act” means the Securities Act of 1933, as amended.

(mm) “Service” means service as an Employee, Director, Non-Employee Director or Consultant. A Participant’s Service does not terminate when continued service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to continuing ISO status, a common-law employee’s Service will be treated as terminating ninety (90) days after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Committee determines which leaves count toward Service, and when Service terminates for all purposes under the Plan. Further, unless otherwise determined by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant provides service to the Company, a Parent, Subsidiary or Affiliate, or a transfer between entities (the Company or any Parent, Subsidiary, or Affiliate); provided that there is no interruption or other termination of Service.

(nn) “Share” means one share of Common Stock.

(oo) “Stock Appreciation Right” or “SAR” means a stock appreciation right awarded under the Plan.

(pp) “Stock Grant” means Shares awarded under the Plan.

(qq) “Stock Grant Agreement” means the agreement described in Section 9 evidencing each Award of a Stock Grant.

(rr) “Stock Option Agreement” means the agreement described in Section 6 evidencing each Award of an Option.

(ss) “Stock Unit” means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan.

(tt) “Stock Unit Agreement” means the agreement described in Section  10 evidencing each Award of a Stock Unit.

(uu) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(vv) “10-Percent Shareholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

SECTION 3. ADMINISTRATION.

(a) Committee Composition. The Board or a Committee appointed by the Board shall administer the Plan. Unless the Board provides otherwise, the Company’s Compensation & Management Development Committee shall be the Committee. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

The Committee shall have membership composition which enables (i) Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act and (ii) Awards to Covered Employees to qualify as performance-based compensation as provided under Code Section 162(m).

The Board may also appoint one or more separate committees of the Board, each composed of two or more directors of the Company who need not qualify under Rule 16b-3 or Code Section 162(m), that may administer the Plan with respect to Key Employees who are not Section 16 Persons or Covered Employees, respectively, may grant Awards under the Plan to such Key Employees and may determine all terms of such Awards.

Notwithstanding the foregoing, the Board shall constitute the Committee and shall administer the Plan with respect to Non-Employee Directors, shall grant Awards under the Plan to such Non-Employee Directors, and shall determine all terms of such Awards.

(b) Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full authority and sole discretion to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include:

(i) selecting Key Employees who are to receive Awards under the Plan;

(ii) determining the type, number, vesting requirements and other features and conditions of such Awards and amending such Awards;

(iii) correcting any defect, supplying any omission, or reconciling any inconsistency in the Plan or any Award agreement;

(iv) accelerating the vesting, or extending the post-termination exercise term, of Awards at any time and under such terms and conditions as it deems appropriate;

(v) interpreting the Plan;

(vi) making all other decisions relating to the operation of the Plan; and

(vii) adopting such plans or subplans as may be deemed necessary or appropriate to provide for the participation by Key Employees of the Company and its Subsidiaries and Affiliates who reside outside the U.S., which plans and/or subplans shall be attached hereto as Appendices.

The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

(c) Indemnification. To the maximum extent permitted by applicable law, each member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Stock Option Agreement, SAR Agreement, Stock Grant Agreement or Stock Unit Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 4. GENERAL.

(a) General Eligibility. Only Employees, Directors, Non-Employee Directors and Consultants shall be eligible for designation as Key Employees by the Committee, in its sole discretion.

(b) Incentive Stock Options. Only Key Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Key Employee who is a 10-Percent Shareholder shall not be eligible for the grant of an ISO unless the requirements set forth in Section 422(c)(5) of the Code are satisfied.

(c) Restrictions on Shares. Any Shares issued pursuant to an Award shall be subject to such rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine, in its sole discretion. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law. In no event shall the Company be required to issue fractional Shares under this Plan.

(d) Beneficiaries. Unless stated otherwise in an Award agreement, a Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant’s death any vested Award(s) shall be transferred or distributed to the Participant’s estate.

(e) Performance Conditions. The Committee may, in its discretion, include performance conditions in an Award or grant an Award upon the satisfaction of performance conditions. If performance conditions are included in Awards to Covered Employees, then such Awards may be subject to the achievement of Performance Goals established by the Committee. Such Performance Goals shall be established and administered pursuant to the requirements of Code Section 162(m). Before any Shares underlying an Award or any Award payments subject to Performance Goals are released to a Covered Employee with respect to a Performance Period, the Committee shall certify in writing that the Performance Goals for such Performance Period have been satisfied. Awards with performance conditions that are granted to Key Employees who are not Covered Employees need not comply with the requirements of Code Section 162(m).

(f) No Rights as a Shareholder. A Participant, or a transferee of a Participant, shall have no rights as a shareholder with respect to any Common Stock covered by an Award until such person has satisfied all of the terms and conditions to receive such Common Stock, has satisfied any applicable withholding or tax obligations relating to the Award and the Shares have been issued (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company).

(g) Termination of Service. Unless the applicable Award agreement or, with respect to Participants who reside in the U.S., the applicable employment agreement provides otherwise, the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s Service (in all cases subject to the expiration term of the Option or SAR as applicable): (i) upon termination of Service for any reason, all unvested portions of any outstanding Awards shall be immediately forfeited without consideration and the vested portions of any outstanding Stock Units shall be settled upon termination; (ii) if the Service of a Participant is terminated for Cause, then all unexercised Options and SARs, unvested portions of Stock Units and unvested portions of Stock Grants shall terminate and be forfeited immediately without consideration; (iii) if the Service of a Participant is terminated for any reason other than for Cause, death, or Disability, then the vested portion of his or her then-outstanding Options and/or SARs may be exercised by such Participant or his or her personal representative within three months after the date of such termination; or (iv) if the Service of a Participant is terminated due to death or Disability, the vested portion of his or her then-outstanding Options and/or SARs may be exercised within eighteen months after the date of termination of Service.

(h) Director Fees. Each Non-Employee Director may elect to receive a Stock Grant or Stock Unit under the Plan in lieu of payment of a portion of his or her regular annual retainer based on the Fair Market Value of the Shares on the date any regular annual retainer would otherwise be paid. For purposes of the Plan, a Non-Employee Director’s regular annual retainer shall not include any additional retainer paid in connection with service on any committee of the Board or paid for any other reason. Such an election may be for any dollar or percentage amount equal to at least 25% of the Non-Employee Director’s regular annual retainer (up to a limit of 100% of the Non-Employee Director’s regular annual retainer). The election must be made prior to the beginning of the annual board of directors cycle which shall be any twelve month continuous period designated by the Board. Any amount of the regular annual retainer not elected to be received as a Stock Grant or Stock Unit shall be payable in cash in accordance with the Company’s standard payment procedures. Shares granted under this Section 4(h) shall otherwise be subject to the terms of the Plan applicable to Non-Employee Directors or to Participants generally (other than provisions specifically applying only to Employees).

SECTION 5. SHARES SUBJECT TO PLAN AND SHARE LIMITS.

(a) Basic Limitations. The stock issuable under the Plan shall be authorized but unissued Shares. The aggregate number of Shares reserved for Awards under the Plan shall not exceed 559,000,000 Shares, subject to adjustment pursuant to Section 11. Shares issued as Stock Grants, pursuant to Stock Units or pursuant to the settlement of dividend equivalents will count against the Shares available for issuance under the Plan as 1.5 Shares for every 1 Share issued in connection with the Award or dividend equivalent.

(b) Additional Shares. If Awards are forfeited or are terminated for any other reason before being exercised or settled, then the Shares underlying such Awards, plus the number of additional Shares, if any, that counted against Shares available for issuance under the Plan in respect thereof at the time of Grant, shall again become available for Awards under the Plan. If a Previous Plan Award is forfeited or is terminated for any other reason before being exercised or settled, then the Shares underlying such Previous Plan Award shall again become available for Awards under this Plan. SARs shall be counted in full against the number of Shares available for issuance under the Plan, regardless of the number of Shares issued upon settlement of the SARs.

(c) Dividend Equivalents. Any dividend equivalents settled in Shares under the Plan shall be applied against the number of Shares available for Awards.

(d) Share Limits.

(i) Limits on Options. Subject to adjustment pursuant to Section 11, no Key Employee shall receive Options to purchase Shares during any Fiscal Year covering in excess of 5,000,000 Shares and the aggregate maximum number of Shares that may be issued in connection with ISOs shall be 559,000,000 Shares.

(ii) Limits on SARs. Subject to adjustment pursuant to Section 11, no Key Employee shall receive Awards of SARs during any Fiscal Year covering in excess of 5,000,000 Shares and the aggregate maximum number of Shares that may be issued in connection with SARs shall be 559,000,000 Shares.

(iii) Limits on Stock Grants and Stock Units. Subject to adjustment pursuant to Section 11, no Key Employee shall receive Stock Grants or Stock Units during any Fiscal Year covering, in the aggregate, in excess of 5,000,000 Shares.

(iv) Limits on Awards to Non-Employee Directors. Subject to adjustment pursuant to Section 11, no Non-Employee Director shall receive Awards during any Fiscal Year covering, in the aggregate, in excess of 50,000 Shares; provided that any Shares received pursuant to an election under Section 4(h) shall not count against such limit.

SECTION 6. TERMS AND CONDITIONS OF OPTIONS.

(a) Stock Option Agreement. Each Grant of an Option under the Plan shall be evidenced and governed exclusively by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in a Stock Option Agreement (including without limitation any performance conditions). The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. The Stock Option Agreement shall also specify whether the Option is an ISO or an NSO.

(b) Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall be subject to adjustment of such number in accordance with Section 11.

(c) Exercise Price. An Option’s Exercise Price shall be established by the Committee and set forth in a Stock Option Agreement. The Exercise Price of an Option shall not be less than 100% of the Fair Market Value (110% for ISO grants to 10-Percent Shareholders) on the date of Grant.

(d) Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed ten years from the date of Grant. Unless the applicable Stock Option Agreement provides otherwise, each Option shall vest and become exercisable with respect to 20% of the Shares subject to the Option upon completion of one year of Service measured from the vesting commencement date, the balance of the Shares subject to the Option shall vest and become exercisable in forty-eight equal installments upon completion of each month of Service thereafter, and the term of the Option shall be ten years from the date of Grant. A Stock Option Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events. Notwithstanding any other provision of the Plan, no Option can be exercised after the expiration date provided in the applicable Stock Option Agreement and no Option may provide that, upon exercise of the Option, a new Option will automatically be granted.

(e) Modifications or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares, at the same or a different Exercise Price, and with the same or different vesting provisions. Notwithstanding the preceding sentence or anything to the contrary herein, the Committee may not Re-Price outstanding Options unless there is approval by the Company shareholders and, unless a modification is necessary or desirable to comply with any applicable law, regulation or rule, such modification of an Option shall not, without the consent of the Optionee, impair his or her rights or obligations under such Option.

(f) Assignment or Transfer of Options. Except as otherwise provided in the applicable Stock Option Agreement and then only to the extent permitted by applicable law, no Option shall be transferable by the Optionee other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable Stock Option Agreement, an Option may be exercised during the lifetime of the Optionee only by the Optionee or by the guardian or legal representative of the Optionee. No Option or interest therein may be assigned, pledged or hypothecated by the Optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

SECTION 7. PAYMENT FOR OPTION SHARES.

The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash at the time when such Shares are purchased, except as follows and if so provided for in an applicable Stock Option Agreement:

(i) Surrender of Stock. Payment for all or any part of the Exercise Price or Options may be made with Shares which have already been owned by the Optionee; provided that the Committee may, in its sole discretion, require that Shares tendered for payment be previously held by the Optionee for a minimum duration. Such Shares shall be valued at their Fair Market Value.

(ii) Cashless Exercise. Payment for all or any part of the Exercise Price may be made through Cashless Exercise at the Committee’s sole discretion.

(iii) Other Forms of Payment. Payment for all or any part of the Exercise Price may be made in any other form that is consistent with applicable laws, regulations and rules and approved by the Committee.

In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this

Section 7. In the case of an NSO granted under the Plan, the Committee may, in its discretion at any time, accept payment in any form(s) described in this Section 7.

SECTION 8. TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

(a) SAR Agreement. Each Grant of a SAR under the Plan shall be evidenced and governed exclusively by a SAR Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in a SAR Agreement (including without limitation any performance conditions). A SAR Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Participant’s compensation.

(b) Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains and shall be subject to adjustment of such number in accordance with Section 11.

(c) Exercise Price. Each SAR Agreement shall specify the Exercise Price which shall be established by the Committee. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value on the date of Grant.

(d) Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR which shall not exceed ten years from the date of Grant. Unless the applicable SAR Agreement provides otherwise, each SAR shall vest and become exercisable with respect to 20% of the Shares subject to the SAR upon completion of one year of Service measured from the vesting commencement date, the balance of the Shares subject to the SAR shall vest and become exercisable in forty-eight equal installments upon completion of each month of Service thereafter, and the term of the SAR shall be ten years from the date of Grant. A SAR Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events. SARs may be awarded in combination with Options or Stock Grants, and such an Award shall provide that the SARs will not be exercisable unless the related Options or Stock Grants are forfeited. A SAR may be included in an ISO only at the time of Grant but may be included in an NSO at the time of Grant or at any subsequent time, but not later than six months before the expiration of such NSO. No SAR may provide that, upon exercise of the SAR, a new SAR will automatically be granted.

(e) Exercise of SARs. If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. Upon exercise of a SAR, the

Participant (or any person having the right to exercise the SAR) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine at the time of Grant of the SAR, in its sole discretion. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of exercise) of the Shares subject to the SARs exceeds the Exercise Price of those Shares.

(f) Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding stock appreciation rights or may accept the cancellation of outstanding stock appreciation rights (including stock appreciation rights granted by another issuer) in return for the grant of new SARs for the same or a different number of Shares, at the same or a different Exercise Price, and with the same or different vesting provisions. Notwithstanding the preceding sentence or anything to the contrary herein, the Committee may not Re-Price outstanding SARs unless there is approval by the Company shareholders and, unless a modification is necessary or desirable to comply with any applicable law, regulation or rule, such modification of a SAR shall not, without the consent of the Participant, impair his or her rights or obligations under such SAR.

(g) Assignment or Transfer of SARs. Except as otherwise provided in the applicable SAR Agreement and then only to the extent permitted by applicable law, no SAR shall be transferable by the Participant other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable SAR Agreement, a SAR may be exercised during the lifetime of the Participant only by the Participant or by the guardian or legal representative of the Participant. No SAR or interest therein may be assigned, pledged or hypothecated by the Participant during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

SECTION 9. TERMS AND CONDITIONS FOR STOCK GRANTS.

(a) Amount and Form of Awards. Awards under this Section 9 may be granted in the form of a Stock Grant. Each Stock Grant Agreement shall specify the number of Shares to which the Stock Grant pertains and shall be subject to adjustment of such number in accordance with Section 11. A Stock Grant may also be awarded in combination with NSOs, and such an Award may provide that the Stock Grant will be forfeited in the event that the related NSOs are exercised.

(b) Stock Grant Agreement. Each Stock Grant awarded under the Plan shall be evidenced and governed exclusively by a Stock Grant Agreement between the Participant and the Company. Each Stock Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in the applicable Stock Grant Agreement (including without limitation any performance conditions). The provisions of the various Stock Grant Agreements entered into under the Plan need not be identical.

(c) Payment for Stock Grants. Stock Grants may be issued with or without cash consideration or any other form of legally permissible consideration approved by the Committee.

(d) Vesting Conditions. Each Stock Grant may or may not be subject to vesting. Any such vesting provision may provide that Shares shall vest based on Service over time or shall vest, in full or in installments, upon satisfaction of performance conditions specified in the Stock Grant Agreement which may include Performance Goals pursuant to Section 4(e). Unless the applicable Stock Grant Agreement provides otherwise, each Stock Grant shall vest with respect to 20% of the Shares subject to the Stock Grant upon completion of each year of Service on each of the first through fifth annual anniversaries of the vesting commencement date. A Stock Grant Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events.

(e) Assignment or Transfer of Stock Grants. Except as provided in the applicable Stock Grant Agreement, and then only to the extent permitted by applicable law, a Stock Grant awarded under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 9(e) shall be void. However, this Section 9(e) shall not preclude a Participant from designating a beneficiary who will receive any vested outstanding Stock Grant Awards in the event of the Participant’s death, nor shall it preclude a transfer of vested Stock Grant Awards by will or by the laws of descent and distribution.

(f) Voting and Dividend Rights. The holder of a Stock Grant awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other shareholders. A Stock Grant Agreement, however, may require that the holder of such Stock Grant invest any cash dividends received in additional Shares subject to the Stock Grant. Such additional Shares subject to the Stock Grant shall be subject to the same conditions and restrictions as the Stock Grant with respect to which the dividends were paid. Such additional Shares subject to the Stock Grant shall not reduce the number of Shares available for issuance under Section 5.

(g) Modification or Assumption of Stock Grants. Within the limitations of the Plan, the Committee may modify or assume outstanding stock grants or may accept the cancellation of outstanding stock grants (including stock granted by another issuer) in return for the grant of new Stock Grants for the same or a different number of Shares and with the same or different vesting provisions. Notwithstanding the preceding sentence or anything to the contrary herein, the Committee may not modify an outstanding Stock Grant such that the modification shall, without the consent of the Participant, impair his or her rights or obligations under such Stock Grant, unless such modification is necessary or desirable to comply with any applicable law, regulation or rule.

SECTION 10. TERMS AND CONDITIONS OF STOCK UNITS.

(a) Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced and governed exclusively by a Stock Unit Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in the applicable Stock Unit Agreement (including without limitation any performance conditions). The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the Participant’s other compensation.

(b) Number of Shares. Each Stock Unit Agreement shall specify the number of Shares to which the Stock Unit Grant pertains and shall be subject to adjustment of such number in accordance with Section 11.

(c) Payment for Stock Units. Stock Units shall be issued without consideration.

(d) Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Any such vesting provision may provide that Shares shall vest based on Service over time or shall vest, in full or in installments, upon satisfaction of performance conditions specified in the Stock Unit Agreement which may include Performance Goals pursuant to Section 4(e). Unless the applicable Stock Unit Agreement provides otherwise, each Stock Unit shall vest with respect to 20% of the Shares subject to the Stock Unit upon completion of each year of Service on each of the first through fifth annual anniversaries of the vesting commencement date. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events.

(e) Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

(f) Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee at the time of the grant of the Stock Units, in its sole discretion. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when the vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law, to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 11.

(g) Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

(h) Modification or Assumption of Stock Units. Within the limitations of the Plan, the Committee may modify or assume outstanding stock units or may accept the cancellation of outstanding stock units (including stock units granted by another issuer) in return for the grant of new Stock Units for the same or a different number of Shares and with the same or different vesting provisions. Notwithstanding the preceding sentence or anything to the contrary herein, the Committee may not modify an outstanding Stock Unit such that the modification shall, without the consent of the Participant, impair his or her rights or obligations under such Stock Unit, unless such modification is necessary or desirable to comply with any applicable law, regulation or rule.

(i) Assignment or Transfer of Stock Units. Except as provided in the applicable Stock Unit Agreement, and then only to the extent permitted by applicable law, Stock Units shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 10(i) shall be void. However, this Section 10(i) shall not preclude a Participant from designating a beneficiary who will receive any outstanding vested Stock Units in the event of the Participant’s death, nor shall it preclude a transfer of vested Stock Units by will or by the laws of descent and distribution.

SECTION 11. PROTECTION AGAINST DILUTION.

(a) Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make appropriate adjustments to the following:

(i) the number of Shares and the kind of shares or securities available for future Awards under Section 5;

(ii) the limits on Awards specified in Section 5;

(iii) the number of Shares and the kind of shares or securities covered by each outstanding Award; or

(iv) the Exercise Price under each outstanding SAR or Option.

(b) Participant Rights. Except as provided in this Section 11, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 11 a Participant’s Award covers additional or different shares of stock or securities, then such additional or different shares and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment.

(c) Fractional Shares. Any adjustment of Shares pursuant to this Section 11 shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares and no consideration shall be provided as a result of any fractional shares not being issued or authorized.

SECTION 12. EFFECT OF A CORPORATE TRANSACTION.

(a) Corporate Transaction. In the event that the Company is a party to a Corporate Transaction, outstanding Awards shall be subject to the applicable agreement of merger, reorganization, or sale of assets. Such agreement may provide, without limitation, for the assumption or substitution of outstanding Options, SARs, or Stock Units by the surviving corporation or its parent, for the assumption of outstanding Stock Grant Agreements by the surviving corporation or its parent, for the replacement of outstanding Options, SARs, and Stock Units with a cash incentive program of the surviving corporation which preserves the spread existing on the unvested portions of such outstanding Awards at the time of the transaction and provides for subsequent payout in accordance with the same vesting provisions applicable to those Awards, for accelerated vesting of outstanding Awards, or for the cancellation of outstanding Options, SARs, and Stock Units, with or without consideration, in all cases without the consent of the Participant.

(b) Acceleration. The Committee may determine, at the time of grant of an Award or thereafter, that such Award shall become fully vested as to all Shares subject to such Award in the event that a Corporate Transaction or a Change in Control occurs. Unless otherwise provided in the applicable Award agreement, in the event that a Corporate Transaction occurs and any outstanding Options, SARs or Stock Units are not assumed, substituted, or replaced with a cash incentive program pursuant to Section 12(a) or any outstanding Stock Grant Agreements are not assumed pursuant to Section 12(a), then such Awards shall fully vest and be fully exercisable immediately prior to such Corporate Transaction. Immediately following the consummation of a Corporate Transaction, all outstanding Options, SARs and Stock Units shall terminate and cease to be outstanding, except to the extent that they are assumed by the surviving corporation or its parent.

(c) Dissolution. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

SECTION 13. LIMITATIONS ON RIGHTS.

(a) No Entitlements. A Participant’s rights, if any, in respect of or in connection with any Award is derived solely from the discretionary decision of the Company to permit the individual to participate in the Plan and to benefit from a discretionary Award. By accepting an Award under the Plan, a Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards. Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an employee, consultant or director of the Company, a Parent, a Subsidiary or an Affiliate. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws and a written employment agreement (if any), and such terminated person shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan or any outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.

(b) Shareholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any Shares covered by his or her Award prior to the issuance of such Shares (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company). No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such Shares are issued, except as expressly provided in Section 11.

(c) Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

SECTION 14. WITHHOLDING TAXES.

(a) General. A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with his or her Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b) Share Withholding. If a public market for the Company’s Shares exists, the Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering or attesting to all or a portion of any Shares that he or she previously acquired. Such Shares shall be valued based on the value of the actual trade or, if there is none, the Fair Market Value as of the previous day. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC. The Committee may, in its discretion, also permit a Participant to satisfy withholding or income tax obligations related to an Award through Cashless Exercise or through a sale of Shares underlying the Award.

SECTION 15. DURATION AND AMENDMENTS.

(a) Term of the Plan. The Plan shall become effective upon its approval by Company shareholders. The Plan shall terminate at the Company’s 2021 Annual Meeting of Shareholders and may be terminated on any earlier date pursuant to this Section 15.

(b) Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan at any time and for any reason. The termination of the Plan, or any amendment thereof, shall not impair the rights or obligations of any Participant under any Award previously granted under the Plan without the Participant’s consent, unless such modification is necessary or desirable to comply with any applicable law, regulation or rule. No Awards shall be granted under the Plan after the Plan’s termination. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent such approval is otherwise required by applicable laws, regulations or rules.

SECTION 16. EXECUTION.

To record the adoption of the Plan by the Board, the Company has caused its duly authorized officer to execute this Plan on behalf of the Company.

CISCO SYSTEMS, INC.

By:
Mark Chandler
Title:	Senior Vice President, Legal Services, General Counsel and Secretary

CISCO SYSTEMS, INC. C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M38837-P16943 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CISCO SYSTEMS, INC.

The Board of Directors recommends you vote FOR Proposals 1, 2 and 3:

1. Election of Directors

Nominees:

1a. Carol A. Bartz 1b. M. Michele Burns 1c. Michael D. Capellas 1d. Larry R. Carter 1e. John T. Chambers 1f. Brian L. Halla 1g. Dr. John L. Hennessy 1h. Richard M. Kovacevich 1i. Roderick C. McGeary 1j. Arun Sarin 1k. Steven M. West 1l. Jerry Yang

For Against Abstain

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date

For Against Abstain

2. Approval of Amendment and Restatement of the Cisco 2005 Stock Incentive Plan.

3. Approval, on an advisory basis, of executive compensation.

The Board of Directors recommends you vote for 1 YEAR on Proposal 4: 1 Year 2 Years 3 Years Abstain

4. Recommendation, on an advisory basis, on the frequency of executive compensation votes.

The Board of Directors recommends you vote FOR Proposal 5:

For Against Abstain

5. Ratification of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for fiscal 2012.

The Board of Directors recommends you vote AGAINST Proposals 6, 7 and 8 submitted by shareholders:

6. Approval to amend Cisco’s bylaws to establish a Board Committee on Environmental Sustainability.

7. Approval to require the Board to publish Internet Fragmentation Report to shareholders within six months.

8. Approval to require that Cisco executives retain a significant percentage of stock until two years following termination.

To act upon such other matters as may properly come before the annual meeting or any adjournment or postponement thereof.

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M38838-P16943

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 7, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the shareholders’ annual meeting to be held December 7, 2011 and the proxy statement, and appoints John T. Chambers and Frank A. Calderoni or either of them the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Cisco Systems, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of Cisco to be held on December 7, 2011 at 10:00 a.m. Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE TWELVE NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS, FOR PROPOSALS 2, 3, AND 5, 1 YEAR ON PROPOSAL 4, AND AGAINST PROPOSALS 6, 7 AND 8. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side